Filed pursuant to Rule 424(b)(3)

Registration No. 333-269778

PROSPECTUS SUPPLEMENT No. 5

(to Proxy Statement/Prospectus dated September 15, 2023)

PROXY STATEMENT FOR SPECIAL MEETING OF
FAST ACQUISITION CORP. II

PROSPECTUS FOR UP TO 27,600,293 SHARES OF CLASS A COMMON STOCK,
UP TO 8,970,878 SHARES OF SERIES A PREFERRED STOCK
AND
9,856,247 WARRANTS
OF FALCON’S BEYOND GLOBAL, INC.

In connection with the business combination among Falcon’s Beyond Global, Inc., a Delaware corporation (“Pubco”), Falcon’s Beyond Global, LLC, a Delaware limited liability company (formerly a Florida limited liability company, the “Company”), FAST Acquisition Corp. II, a Delaware corporation (“FAST II”), and the other parties to the Amended and Restated Agreement and Plan of Merger, dated as of January 31, 2023, as amended by the First Amendment to the Merger Agreement, dated as of June 25, 2023, as further amended by the Second Amendment to the Merger Agreement, dated as of July 7, 2023, and as further amended by the Third Amendment to the Merger Agreement, dated as of September 1, 2023 (as further amended, modified, supplemented or waived from time to time, the “Merger Agreement”), Pubco filed a registration statement on Form S-4 (File No. 333-269778) (as amended, the “Registration Statement”), which included a proxy statement of FAST II and a prospectus of Pubco, and which was declared effective by the Securities and Exchange Commission (“SEC”) on September 15, 2023. Also on September 15, 2023, Pubco filed the definitive proxy statement of FAST II and the final prospectus of Pubco (as supplemented to date, the “Proxy Statement/Prospectus”) with the SEC. This Prospectus Supplement No. 5 (this “Supplement”) updates and supplements the Proxy Statement/Prospectus.

This Supplement is being filed to update and supplement the information previously included in the Proxy Statement/Prospectus with the information contained in Pubco’s Amendment No. 1 to its Current Report on Form 8-K, initially filed on October 12, 2023 (the “Form 8-K/A”), which was filed with the SEC on November 14, 2023.  Accordingly, we have attached the Form 8-K/A to this Supplement.

This Supplement is not complete without, and may not be utilized except in connection with, the Proxy Statement/Prospectus, including any supplements and amendments thereto. Any information in the Proxy Statement/Prospectus that is modified or superseded by the information in this Supplement shall not be deemed to constitute a part of the Proxy Statement/Prospectus except as modified or superseded by this Supplement. This Supplement should be read in conjunction with the Proxy Statement/Prospectus and if there is any inconsistency between the information in the Proxy Statement/Prospectus and this Supplement, you should rely on the information in this Supplement.

You should read carefully and in their entirety this Supplement and the Proxy Statement/Prospectus and all accompanying annexes and exhibits before investing in Pubco’s securities. In particular, you should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 23 of the Proxy Statement/Prospectus.

NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE BUSINESS COMBINATION (AS DEFINED IN THE PROXY STATEMENT/PROSPECTUS) OR THE OTHER TRANSACTIONS CONTEMPLATED THEREBY, OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Supplement to the Proxy Statement/Prospectus is dated November 15, 2023.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 5, 2023

FALCON’S BEYOND GLOBAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41833	92-0261853
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6996 Piazza Grande Avenue, Suite 301

Orlando, FL 32835

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (407) 909-9350

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	FBYD	The Nasdaq Stock Market LLC
Warrants to purchase 1.034999 shares of Class A common stock, each at an exercise price of $11.50 per share	FBYDW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Amendment No. 1 on Form 8-K/A (this “Amendment No. 1”) amends Items 8.01 and 9.01 of the Current Report on Form 8-K filed by Falcon’s Beyond Global, Inc. (“Pubco”) on October 12, 2023 (the “Original Report”), in which Pubco reported, among other events, the completion of the Business Combination. This Amendment No. 1 amends (a) Item 8.01 in the Original Report to provide an updated beneficial ownership of securities table, (b) Item 9.01(a) in the Original Report to include (i) the unaudited condensed consolidated financial statements of Falcon’s Beyond Global, LLC as of September 30, 2023 and December 31, 2022 and for the three and nine month periods ended September 30, 2023 and 2022 and related notes, (ii) Management’s Discussion and Analysis of Financial Condition and Results of Operations of Falcon’s Beyond Global, LLC for the three and nine month periods ended September 30, 2023, and (iii) the unaudited condensed financial statements of FAST Acquisition Corp. II as of September 30, 2023 and December 31, 2022 and for the three and nine month periods ended September 30, 2023 and 2022 and related notes, and (c) Item 9.01(b) in the Original Report to include the unaudited pro forma condensed combined financial information of Pubco as of September 30, 2023 and December 31, 2022, and for the nine months ended September 30, 2023 and for the year ended December 31, 2022. This Amendment No. 1 does not amend any other item of the Original Report or purport to provide an update or a discussion of any developments at Pubco subsequent to the filing date of the Original Report. Capitalized terms used but not defined herein have the meanings ascribed to them in the Original Report.

Item 8.01 Other Information.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth beneficial ownership of Pubco Class A Common Stock and Pubco Class B Common Stock by:

●	each person who is known to be the beneficial owner of more than 5% of the outstanding shares of Pubco Class A Common Stock or Pubco Class B Common Stock;

●	each of Pubco’s current named executive officers and directors; and

●	all executive officers and directors of Pubco, as a group.

The information below is based on an aggregate of 8,582,647 shares of Pubco Class A Common Stock and 127,596,617 shares of Pubco Class B Common Stock issued and outstanding as of November 13, 2023. Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including warrants that are currently exercisable or exercisable within 60 days. In the table below, shares issuable upon the exercise of Pubco Warrants that are currently exercisable or exercisable within 60 days of November 13, 2023 are considered outstanding and beneficially owned by the person holding such Pubco Warrants for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Accordingly, percentages presented in the table may not sum to 100%.

Voting power represents the combined voting power of shares of Pubco Class A Common Stock and Pubco Class B Common Stock owned beneficially by such person. On all matters to be voted upon, holders of Pubco Class A Common Stock and Pubco Class B Common Stock will be entitled to cast one vote per share of on all matters to be voted on by stockholders. Generally, holders of all classes of Pubco common stock vote together as a single class.

Unless otherwise indicated, Pubco believes that all persons named in the table below have sole voting and investment power with respect to all shares of voting shares beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares of Pubco Class A Common Stock	% Ownership of Pubco Class A Common Stock	Number of Shares of Pubco Class B Common Stock	% of Ownership of Pubco Class B Common Stock	% of Total Voting Power
5% Holders
FAST Sponsor II LLC(2)	8,165,461	57.0%	—	0.0%	5.8%
Infinite Acquisitions Partners LLC(3)	1,000,000	11.7%	60,809,787	47.7%	44.7%
Katmandu Ventures, LLC(4)	—	0.0%	33,393,415	26.2%	24.5%
CilMar Ventures, LLC, Series A(5)	—	0.0%	33,393,415	26.2%	24.5%
Directors and Executive Officers of Pubco
Scott Demerau	—	0.0%	—	0.0%	0.0%
Cecil D. Magpuri (5)	—	0.0%	33,393,415	26.2%	24.5%
Simon Philips	—	0.0%	—	0.0%	0.0%
Joanne Merrill	—	0.0%	—	0.0%	0.0%
Bruce A. Brown	—	0.0%	—	0.0%	0.0%
Yvette Whittaker	—	0.0%	—	0.0%	0.0%
David Schaefer	—	0.0%	—	0.0%	0.0%
Ramin Arani	—	0.0%	—	0.0%	0.0%
Sandy Beall	—	0.0%	—	0.0%	0.0%
Jarrett T. Bostwick	—	0.0%	—	0.0%	0.0%
Doug Jacob	—	0.0%	—	0.0%	0.0%
All directors and executive officers as a group (11 individuals)	—	0.0%	33,393,415	26.2%	24.5%

*	Less than one percent

(1)	Unless otherwise noted, the business address of each person is c/o Falcon’s Beyond Global, Inc., 6996 Piazza Grande Avenue, Suite 30, Orlando, Florida 32835.

(2)	Includes (i) 1,250,000 shares of Class A Common Stock converted from FAST II Class A Common Stock held at the SPAC Merger Effective Time, (ii) 1,162,500 Earnout Shares which are outstanding and held in escrow and will vest or be forfeited based on certain milestones related to the EBITDA of the Company and the gross revenue of the Company during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Class A Common Stock during the five-year period beginning on the one-year anniversary of the Acquisition Merger and ending on the six-year anniversary of the Acquisition Merger and (iii) 5,752,961 shares of Class A Common Stock issuable upon the exercise of Warrants. FAST Sponsor II LLC, the Sponsor of FAST II, is the record holder of such shares. FAST Sponsor II Manager LLC, a Delaware limited liability company, is the manager of the Sponsor and Garrett Schreiber is the sole member of FAST Sponsor II Manager LLC and has sole voting and investment discretion with respect to the securities held by the Sponsor. The Sponsor holds voting rights with respect to the escrowed Earnout Shares but has entered into a Stockholder’s Agreement with the Company pursuant to which the Sponsor agreed to vote or cause to be voted all such Earnout Shares held for the Sponsor’s benefit in escrow for or against, to be not voted, or to abstain, in the same proportion as the shares held by the holders of the Company’s common stock as a whole are voted for or against, not voted, or abstained on any matter. The Sponsor’s business address is 109 Old Branchville Road, Ridgefield, CT 06877.

2

(3)	Includes 775,000 Earnout Shares (in the form of Class A Common Stock) assigned to Infinite Acquisitions Partners LLC by Jefferies LLC, 33,266,608 Earnout Shares (in the form of Class B Common Stock) and 33,266,608 Earnout Units which are outstanding and held in escrow and will vest or be forfeited based on certain milestones related to the EBITDA of the Company and the gross revenue of the Company during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Class A Common Stock during the five-year period beginning on the one-year anniversary of the Acquisition Merger and ending on the six-year anniversary of the Acquisition Merger. Infinite Acquisitions Partners LLC holds voting rights with respect to the escrowed Earnout Shares but has entered into a Stockholder’s Agreement with the Company pursuant to which Infinite Acquisitions Partners LLC agreed to vote or cause to be voted all such Earnout Shares held for Infinite Acquisitions Partners LLC’s benefit in escrow for or against, to be not voted, or to abstain, in the same proportion as the shares held by the holders of the Company’s common stock as a whole are voted for or against, not voted, or abstained on any matter. The shares are held of record by Infinite Acquisitions Partners LLC. Infinite Acquisitions Partners LLC is controlled by its general partner, Erudite Cria, Inc. (“Infinite GP”). Investment and voting decisions at Infinite GP with respect to the securities held by Infinite Acquisitions Partners LLC are made by the board of directors of Infinite GP. The directors of Infinite GP are: Todd Walters, Lucas Demerau, Nathan Markey, and Cory Demerau. Each director has one vote on all matters presented to the board of Infinite GP, except that the Chairman of the board of directors, Lucas Demerau, has two votes on all matters presented to the board of Infinite GP. Lucas Demerau, Nathan Markey, and Cory Demerau are the adult children of Scott Demerau and Julia Demerau. Their voting and investment decisions are not directly or indirectly influenced by Scott Demerau or Julia Demerau and there are no voting agreements among any of the parties with respect to the Common Stock. Therefore, no individual director of Infinite GP is the beneficial owner, for purposes of the federal securities laws, of the securities held by Infinite Acquisitions Partners LLC. Each of Todd Walters, Lucas Demerau, Nathan Markey, and Cory Demerau and Infinite GP disclaim beneficial ownership over such securities except to the extent of their individual pecuniary interest therein.

(4)	Includes 21,147,946 Earnout Shares and an equal number of Earnout Units which are outstanding and held in escrow and will vest or be forfeited based on certain milestones related to the EBITDA of the Company and the gross revenue of the Company during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Class A Common Stock during the five-year period beginning on the one-year anniversary of the Acquisition Merger and ending on the six-year anniversary of the Acquisition Merger. Katmandu Ventures, LLC holds voting rights with respect to the escrowed Earnout Shares but has entered into a Stockholder’s Agreement with the Company pursuant to which Katmandu Ventures, LLC agreed to vote or cause to be voted all such Earnout Shares held for Katmandu Ventures, LLC’s benefit in escrow for or against, to be not voted, or to abstain, in the same proportion as the shares held by the holders of the Company’s common stock as a whole are voted for or against, not voted, or abstained on any matter. The shares are held of record by Katmandu Ventures, LLC. The sole member of Katmandu Ventures, LLC is Legacy Five, LLLP, which is owned by more than six members of the Demerau family (namely, Julia Demerau with approximately 9.8%; Scott Demerau with approximately 9.8%; an irrevocable trust with 40% and controlled by its trustees, Lucas Demerau and Judith Demerau; an irrevocable trust with 40% and controlled by its trustees, Nathan Markey and Christine Church; and the remainder owned by certain of the foregoing and other members of the Demerau family), none of whom individually controls Katmandu Ventures, LLC and thus none of whom is deemed a beneficial owner of the shares of the Company held by Katmandu Ventures, LLC.

(5)	Includes 21,147,946 Earnout Shares and an equal number of Earnout Units which are outstanding and held in escrow and will vest or be forfeited based on certain milestones related to the EBITDA of the Company and the gross revenue of the Company during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Class A Common Stock during the five-year period beginning on the one-year anniversary of the Acquisition Merger and ending on the six-year anniversary of the Acquisition Merger. CilMar Ventures, LLC, Series A holds voting rights with respect to the escrowed Earnout Shares but has entered into a Stockholder’s Agreement with the Company pursuant to which CilMar Ventures, LLC, Series A agreed to vote or cause to be voted all such Earnout Shares held for CilMar Ventures, LLC, Series A’s benefit in escrow for or against, to be not voted, or to abstain, in the same proportion as the shares held by the holders of the Company’s common stock as a whole are voted for or against, not voted, or abstained on any matter. The Cecil De Los Reyes Magpuri Declaration of Trust u/a/d November 1, 2002, as restated most recently on December 12, 2022, (Cecil De Los Reyes Magpuri, Grantor) (“Cecil Magpuri Revocable Trust”) and the Cecil De Los Reyes Magpuri Irrevocable Gift Trust Agreement u/a/d April 18, 2022 (Cecil De Los Reyes Magpuri, Grantor)(“Cecil Magpuri Irrevocable Trust”) own a combined 50% interest in CilMar Ventures, LLC Series A. The Marty Mathers Magpuri Declaration of Trust u/a/d November 1, 2002, as restated most recently on December 12, 2022, (Marty Mathers Magpuri, Grantor) (“Marty Magpuri Revocable Trust”) and the Marty Mathers Magpuri Irrevocable Gift Trust Agreement u/a/d April 21, 2022 (Marty Mathers Magpuri, Grantor) (“Marty Magpuri Irrevocable Trust”) own a combined 50% interest in CilMar Ventures, LLC Series A. Cecil De Los Reyes Magpuri and Marty Mathers Magpuri are the managing members of CilMar Ventures, LLC Series A. Marty Mathers Magpuri is the trustee of the Marty Magpuri Revocable Trust and Cecil De Los Reyes Magpuri is the trustee of the Cecil Magpuri Revocable Trust. Christopher Tipay Magpuri is the trustee of the Cecil Magpuri Irrevocable Trust and the Marty Magpuri Irrevocable Trust. Consequently, for purposes of SEC rules, Mr. and Mrs. Magpuri may be deemed to have controlling voting and dispositive power over the shares held directly by CilMar Ventures, LLC Series A. Mr. and Mrs. Magpuri disclaim beneficial ownership of these securities except to the extent of any pecuniary interest therein.

3

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The unaudited condensed consolidated financial statements of Falcon’s Beyond Global, LLC as of September 30, 2023 and December 31, 2022 and for the quarter ended September 30, 2023 and 2022 and related notes are filed herewith as Exhibit 99.1 and incorporated herein by reference.

Included herewith as Exhibit 99.2 and incorporated herein by reference is the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Falcon’s Beyond Global, LLC for the three and nine month periods ended September 30, 2023.

The unaudited condensed financial statements of FAST Acquisition Corp. II as of September 30, 2023 and December 31, 2022 and for the quarter ended September 30, 2023 and 2022 and related notes are filed herewith as Exhibit 99.3 and incorporated herein by reference.

(b) Pro Forma Financial Information.

The unaudited pro forma condensed combined financial information of Pubco as of September 30, 2023 and December 31, 2022, and for the nine months ended September 30, 2023 and for the year ended December 31, 2022 is set forth in Exhibit 99.4 hereto and is incorporated herein by reference.

(d) Exhibits.

Exhibit Number	Description
99.1	Condensed Consolidated Financial Statements of Falcon’s Beyond Global, LLC as of and for the quarter ended September 30, 2023 (unaudited).
99.2	Management’s Discussion and Analysis of Financial Condition and Results of Operations of Falcon’s Beyond Global, LLC for the quarter ended September 30, 2023.
99.3	Condensed Financial Statements of FAST Acquisition Corp. II as of and for the quarter ended September 30, 2023 (unaudited).
99.4	Unaudited Pro Forma Condensed Combined Financial Information as of and for the three and nine months ended September 30, 2023 and for the year ended December 31, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

4

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2023	FALCON’S BEYOND GLOBAL, INC.

	By:	/s/ Joanne Merrill
	Name:	Joanne Merrill
	Title:	Chief Financial Officer

5

Exhibit 99.1

These financial statements and notes have been prepared internally by the Company’s management, have not been reviewed or audited by the Company’s independent registered public accounting firm, and are subject to change.

FALCON’S BEYOND GLOBAL, LLC
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands of U.S. dollars)

	As of September 30, 2023	As of December 31, 2022
Assets
Current Assets:
Cash and cash equivalents	$371	$8,366
Accounts receivable, net ($380 and $489 related party as of September 30, 2023 and December 31, 2022, respectively)	380	3,309
Contract assets ($0 and $1,680 related party as of September 30, 2023 and December 31, 2022, respectively)	—	2,692
Inventories	124	407
Deferred transaction costs	—	1,842
Other current assets	130	842
Total current assets	1,005	17,458
Investments and advances to unconsolidated joint ventures	108,162	71,979
Operating lease right-of-use assets ($0 and $709 related party as of September 30, 2023 and December 31, 2022, respectively)	—	1,003
Finance lease right-of-use assets ($0 and $570 related party as of September 30, 2023 and December 31, 2022, respectively)	—	582
Property and equipment, net	17	802
Intangible assets, net	—	8,304
Goodwill	—	11,471
Other non-current assets	502	671
Total assets	$109,686	$112,270

Liabilities and members’ equity
Current liabilities:
Accounts payable	$6,548	$4,626
Accrued expenses and other current liabilities ($735 and $737 related party as of September 30, 2023 and December 31, 2022)	9,475	3,990
Contract liabilities ($0 and $600 related party as of September 30, 2023 and December 31, 2022, respectively)	—	1,296
Current portion of long-term debt ($9,162 and $5,607 related party as of September 30, 2023 and December 31, 2022, respectively)	10,839	7,408
Total current liabilities	26,862	17,320
Operating lease liability, net of current portion ($0 and $675 related party as of September 30, 2023 and December 31, 2022, respectively)	—	849
Long-term debt, net of current portion ($18,048 and $20,124 related party as of September 30, 2023 and December 31, 2022, respectively)	27,125	25,737
Total liabilities	$53,987	$43,906

Commitments and contingencies – Note 10

Members’ equity
Members’ capital (54,587,077 and 54,483,789 shares issued and outstanding as of September 30, 2023 and December 31, 2022, respectively)	$95,992	$94,201
Accumulated deficit	(38,489)	(24,147)
Accumulated other comprehensive loss	(1,804)	(1,690)
Total members’ equity	$55,699	$68,364
Total liabilities and members’ equity	$109,686	$112,270

See accompanying notes to condensed consolidated financial statements

These financial statements and notes have been prepared internally by the Company’s management, have not been reviewed or audited by the Company’s independent registered public accounting firm, and are subject to change.

FALCON’S BEYOND GLOBAL, LLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (UNAUDITED)
(in thousands of U.S. dollars, except unit and per unit data)

	For the three months ended		For the nine months ended
	September 30, 2023	September 30, 2022	September 30, 2023	September 30, 2022
Revenue ($391, $2,048, $4,628 and $4,539 related party for the three months ended September 30, 2023 and 2022 and for the nine months ended September 30, 2023 and 2022, respectively)	$1,581	$4,231	$16,097	$12,029
Expenses:
Project design and build expense	722	2,999	10,151	8,074
Selling, general and administrative expense	3,113	2,353	10,500	7,057
Transaction expenses	10,135	3,257	21,648	5,963
Credit loss expense – related party	5,230	—	5,484	—
Research and development expense	349	751	1,251	1,725
Intangible asset impairment loss – Note 4	2,377	—	2,377	—
Depreciation and amortization expense	59	164	1,575	570
Loss from operations	(20,404)	(5,293)	(36,889)	(11,360)
Share of gain (loss) from equity method investments	(1,555)	1,701	(3,690)	1,739
Gain on deconsolidation of FCG	27,402	—	27,402	—
Interest expense	(321)	(327)	(887)	(917)
Interest income	47	—	92	—
Foreign exchange transaction loss	(866)	(1,238)	(396)	(2,485)
Net income (loss) before taxes	4,303	(5,157)	(14,368)	(13,023)
Income tax benefit	7	—	26	—
Net income (loss)	$4,310	$(5,157)	$(14,342)	$(13,023)

Net income (loss) per unit, basic and diluted	$0.08	$(0.10)	$(0.26)	$(0.25)
Weighted average units outstanding, basic and diluted	54,587,077	51,688,504	54,545,837	51,316,121

Comprehensive income (loss):
Net income (loss)	$4,310	$(5,157)	$(14,342)	$(13,023)
Foreign currency translation gain (loss)	405	(3,067)	(114)	(2,614)
Total other comprehensive income (loss)	405	(3,067)	(114)	(2,614)
Total comprehensive income (loss)	$4,715	$(8,224)	$(14,456)	$(15,637)

See accompanying notes to condensed consolidated financial statements

2

These financial statements and notes have been prepared internally by the Company’s management, have not been reviewed or audited by the Company’s independent registered public accounting firm, and are subject to change.

FALCON’S BEYOND GLOBAL, LLC
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands of U.S. dollars)

	For the nine months ended
	September 30, 2023	September 30, 2022
Cash flows from operating activities
Net loss	$(14,342)	$(13,023)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,575	570
Deferred profit on sales to unconsolidated joint ventures	155	348
Foreign exchange transaction loss	372	2,485
Share of loss (gain) from equity method investments	3,690	(1,739)
Gain on deconsolidation of FCG	(27,402)	—
Change in deferred tax assets	(26)	—
Credit loss expense – related party	5,484	—
Intangible asset impairment	2,377	—
Changes in assets and liabilities:
Accounts receivable, net ($(4,952) and $(43) related party for the nine months ended September 30, 2023 and 2022, respectively)	(3,061)	1,648
Other current assets	26	(392)
Inventories	(123)	203
Contract assets ($1,680 and $(827) related party for the nine months ended September 30, 2023 and 2022, respectively)	466	(1,922)
Capitalization of ride media content	(78)	(970)
Deferred transaction costs	1,842	—
Long-term receivable	(1,314)	—
Other non-current assets	66	(182)
Accounts payable	6,494	2,641
Accrued expenses and other current liabilities ($33 and $477 related party for the nine months ended September 30, 2023 and 2022 respectively)	7,507	2,785
Other long-term payables	—	(70)
Contract liabilities ($236 and $(1,643) related party for the nine months ended September 30, 2023 and 2022, respectively)	(129)	(1,744)
Net cash used in operating activities	(16,421)	(9,362)
Cash flows from investing activities
Purchase of property and equipment	(307)	(299)
Cash inflow on deconsolidation of FCG	2,577
Investments and advances to unconsolidated joint ventures	(1,509)	(18,114)
Advances to related party	—	(500)
Principal repayment of related party notes receivable	—	349
Net cash provided by (used in) investing activities	761	(18,564)
Cash flows from financing activities
Principal payment on finance lease obligation	(106)	(65)
Proceeds from related party $7.25 million term loan	—	6,363
Repayment of other related party debt	(222)	(138)
Proceeds from related party $10 million credit facility	10,629	7,230
Repayment of related party $10 million credit facility	(3,153)	—
Repayment of €1.5 million term loan	(299)	(160)
Repayment of €7 million term loan	(954)	(799)
Equity contributions	1,791	16,000
Net cash provided by financing activities	7,686	28,431
Net (decrease) increase in cash and cash equivalents	(7,974)	505
Foreign exchange impact on cash	(21)	(309)
Cash and cash equivalents – beginning of period	8,366	3,091
Cash and cash equivalents at end of period	$371	3,287
Supplemental disclosures:
Cash paid for interest	$653	929
Non-cash activities:
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities (all new operating lease assets and liabilities have been deconsolidated as of July 27, 2023)	$514	226
Finance lease right-of-use assets obtained in exchange for new finance lease liabilities (all new finance lease assets and liabilities have been deconsolidated as of July 27, 2023)	35	—

See accompanying notes to condensed consolidated financial statements

3

These financial statements and notes have been prepared internally by the Company’s management, have not been reviewed or audited by the Company’s independent registered public accounting firm, and are subject to change.

FALCON’S BEYOND GLOBAL, LLC
CONDENSED CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY (UNAUDITED)
(in thousands of U.S. dollars, except unit data)

	Units	Members’ capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Members’ equity
December 31, 2022	54,483,789	$94,201	$(24,147)	$(1,690)	$68,364
Net loss			(9,850)		(9,850)
Foreign currency translation gain				283	283
March 31, 2023	54,483,789	$94,201	$(33,997)	$(1,407)	$58,797
Net loss			(8,802)		(8,802)
Foreign currency translation loss				(802)	(802)
Units issued	103,288	1,791			1,791
June 30, 2023	54,587,077	$95,992	$(42,799)	$(2,209)	$50,984
Net income			4,310		4,310
Foreign currency translation gain				405	405
September 30, 2023	54,587,077	$95,992	$(38,489)	$(1,804)	$55,699

	Units	Members’ capital	Accumulated deficit	Accumulated other comprehensive income (loss)	Members’ equity
December 31, 2021	51,126,843	$35,992	$(6,719)	$(1,261)	$28,012
Net loss			(3,049)		(3,049)
Foreign currency translation loss				(262)	(262)
March 31, 2022	51,126,843	$35,992	$(9,768)	$(1,523)	$24,701
Net loss			(4,817)		(4,817)
Foreign currency translation gain				715	715
June 30, 2022	51,126,843	$35,992	$(14,585)	$(808)	$20,599
Units issued	922,729	16,000			16,000
Net loss			(5,157)		(5,157)
Foreign currency translation loss				(3,067)	(3,067)
September 30, 2022	52,049,572	$51,992	$(19,742)	$(3,875)	$28,375

See accompanying notes to condensed consolidated financial statements

4

FALCON’S BEYOND GLOBAL, LLC
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
(in thousands of U.S. dollars, unless otherwise stated)

1.	Description of business and basis of presentation

Falcon’s Beyond Global, LLC (“Falcons” or the “Company”) was formed on April 22, 2021, in the state of Florida, for the purpose of acquiring the outstanding membership units of Katmandu Group, LLC and its subsidiaries (“Katmandu”), Falcon’s Treehouse, LLC and its subsidiaries (“Treehouse”) and Falcon’s Treehouse National, LLC (“National”). On April 30, 2021, The Magpuri Revocable Trust, owners of Treehouse and National, and Katmandu Collections, LLLP, (“Collections”) owners of Katmandu, entered into a consolidation agreement, whereby The Magpuri Revocable Trust contributed 100% of its ownership interests in Treehouse and National in exchange for 33.33% of the membership interests of Falcons, and Collections contributed 100% of its ownership in Katmandu in exchange for 66.67% of the membership interests of Falcons. In June 2022, Katmandu Collections, LLLP was renamed Infinite Acquisitions, LLLP (“Infinite Acquisitions”).

The Company prepared these condensed consolidated financial statements in accordance with U.S. generally accepted accounting principles (“US GAAP”) for interim financial information. They do not include all of the information and notes required by US GAAP for complete financial statements.

In the opinion of management, these condensed consolidated financial statements reflect all adjustments that are of a normal, recurring nature necessary for a fair presentation of our results of operations, financial condition, and cash flows for the interim periods presented. The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions that affect the amounts reported in the condensed consolidated financial statements and accompanying notes. We base these estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Our actual results may differ materially from these estimates. Accounting policies subject to estimates include, but are not limited to, inputs used to recognize revenue over time, inventory valuation, deferred tax valuation allowances, the valuation and impairment testing of investments in unconsolidated joint ventures, fair value of intangible assets resulting from business combinations, and the impairment testing of goodwill and other long-lived assets. We eliminate intercompany balances and transactions in consolidation.

The results of operations for the interim periods presented are not necessarily indicative of results to be expected for the full year or future periods and do not reflect the effects of the closing of the Business Combination (as defined below in Note 13 – Subsequent events). These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the years ended December 31, 2022 and 2021.

The Company is engaged in expanding its physical operations through its unconsolidated joint ventures, developing new product offerings, raising capital and recruiting personnel. The Company has incurred a loss from operations of $36.9  million for the nine months ended September 30, 2023, accumulated deficit of $38.5  million as of September 30, 2023, and negative cash flows from operating activities of $16.4  million for the nine months ended September 30, 2023. Accordingly, the Company performed an evaluation of its ability to continue as a going concern through at least twelve months from the date of the issuance of these condensed consolidated financial statements under Accounting Standards Codification (“ASC”) 205-40, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern”.

The Company has committed to fund its share of additional investment in its unconsolidated joint venture, Sierra Parima S.A.S. (“Sierra Parima”), for the purpose of operating the Katmandu Park and Entertainment Center located in Punta Cana, Dominican Republic and unconsolidated joint venture, Karnival TP-AQ Holdings Limited (“Karnival”), for the purpose of constructing the VAquarium Entertainment Centers in the People’s Republic of China. See Note 10 — Commitments and contingencies. On July 27, 2023, Falcon’s Creative Group LLC (“FCG”), a wholly owned subsidiary of the Company, received a net closing payment from Qiddiya Investment Company (“QIC”), on behalf QIC Delaware, Inc., of $17.0 million ($17.5 million payment, net of $0.5 million in reimbursements relating to due diligence fees incurred by Qiddiya.) The remaining $12.0 million of the $30.0 million investment is being held by QIC and will be released upon the establishment of an employee retention and attraction incentive program. These funds are to be used exclusively by FCG to fund its operations and growth and cannot be used to satisfy the commitments of other segments.

5

The Company’s development plans, and investments have been funded by a combination of debt and committed equity contributions from its members, and the Company is reliant upon its members for obtaining additional financing through debt or equity raises to fund its working capital needs, contractual commitments, and expansion plans. As of September 30, 2023 the Company has incurred material amounts of expenses in relation to its external advisors, accountants and legal costs in relation to its Form S-4 filings. See Note 13 – Subsequent events. The Company has a working capital deficiency of $(24.0) million as of September 30, 2023. Additionally, the Company has $10.8 million in debt that is maturing in the next 12 months. The Company does not currently have sufficient cash or liquidity to pay liabilities that are owed or are maturing at this time. See Note 13 – Subsequent events. There can be no assurance that the additional capital or financing raises, if completed, will provide the necessary funding for the next twelve months from the date these condensed consolidated financial statements will be issued. If adequate funds are not available to the Company on a timely basis the Company may be required to delay, limit, reduce or terminate certain commercial efforts or expansion strategies. These factors raise a substantial doubt about the Company’s ability to continue as a going concern. The accompanying condensed consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the possible inability of the Company to continue as a going concern.

Nature of Operations

The Company provides a full range of theme park design, master planning and experiential technologies for customers in the entertainment and attraction industry through its Falcon’s Creative Group reportable segment and develops and co-owns resort and theme park attractions through its Destinations Operations, Producciones de Parques, S.L. (“PDP”) and Sierra Parima reportable segments. The Company also provides story-driven digital entertainment content and consumer merchandise through its Falcon’s Beyond Brands reportable segment. See Note 11 — Segment information and Note 5 — Investments and advances to unconsolidated joint ventures.

Deconsolidation of Falcon’s Creative Group LLC

On July 27, 2023, pursuant to the Subscription Agreement by and between FCG and QIC Delaware, Inc., (the “Subscription Agreement”), QIC Delaware, Inc., a Delaware corporation and an affiliate of QIC, invested $30.0 million in FCG (“Strategic Investment”). Following the closing of the Subscription Agreement, FCG now has two members: QIC, holding 25% of the equity interest in the form of preferred units, and the Company, holding the remaining 75% of the equity interest in the form of common units. In connection with the Strategic Investment, FCG amended and restated its limited liability company agreement (“LLCA”) to include QIC as a member and to provide QIC with certain consent, priority and preemptive rights; and the Company and FCG entered into an intercompany service agreement and a license agreement. Upon the closing of the Subscription Agreement, FCG received a closing payment of $17.5 million (net of $0.5 million in reimbursements). The remaining $12 million of the $30 million investment is being held by QIC and will be released to FCG upon the establishment of an employee retention and attraction incentive program that incentivizes employees of FCG and its subsidiaries.

The LLCA contains contractual provisions regarding the distribution of FCG’s income or loss. Pursuant to these provisions, QIC is entitled to a redemption amount of the initial $30.0 million investment plus a 9% annual compounding preferred return. As a result, QIC does not absorb losses from FCG that would cause its investment to drop below this redemption amount and any losses not absorbed by QIC are fully allocated to the Company.

The LLCA grants QIC the right to block or participate in certain significant operating and capital decisions of FCG, including the approval of FCG’s budget and business plan, strategic investments, and incurring additional debt, among others. These rights allow QIC to effectively participate in significant financial and operating decisions of FCG that are made in FCG’s ordinary course of business. As such, as of July 27, 2023 the Company does not have a controlling financial interest since QIC has the substantive right to participate in FCG’s business decisions. Therefore, FCG is deconsolidated and accounted for as an equity method investment in the Company’s condensed consolidated financial statements. As a result of the deconsolidation of FCG, the Company received cash of approximately $4.4 million to settle outstanding intercompany receivable balances.

6

As of September 30, 2023 the assets and liabilities of FCG, including goodwill which comprised total goodwill balance of the Company, are no longer included within the Company’s condensed consolidated balance sheet.

See Note 5 – Investments and advances to unconsolidated joint ventures for the Company’s recognition of its retained investment in FCG. The Company’s retained interest in FCG will continue to be presented separately as a reportable segment in Note 11 – Segment Information.

2.	Summary of significant accounting policies

Concentration of revenue and credit risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of Cash and cash equivalents and Accounts receivable, net. The Company places its Cash and cash equivalents with financial institutions of high credit quality. At times, such amounts exceed federally insured limits. Management believes that no significant concentration of credit risk exists with respect to these cash balances because of its assessment of the creditworthiness and financial viability of the respective financial institutions.

The Company provides credit to its customers located both inside and outside the United States in the normal course. Receivables are presented net of an allowance for credit losses based on the Company’s assessment of the collectability of customer accounts. The Company maintains an allowance that provides for an adequate reserve to cover estimated losses on receivables as well as contract assets. The Company determines the adequacy of the allowance by estimating the probability of loss based on the Company’s historical credit loss experience and taking into consideration current market conditions and supportable forecasts that affect the collectability of the reported amount. The Company regularly evaluates receivable and contract asset balances considering factors such as the customer’s credit worthiness, historical payment experience and the age of the outstanding balance. Changes to expected credit losses during the period are included in Credit loss expense – related party in the Company’s condensed consolidated statements of operations and comprehensive income (loss). After concluding that a reserved accounts receivable is no longer collectible, the Company reduces both the gross receivable and the allowance for credit losses.

The Falcon’s Creative Group segment has significant revenue concentration associated with a few customers. As of July 27, 2023 FCG was deconsolidated and accounted for as an equity method investment in the Company’s condensed consolidated financial statements. The Falcon’s Creative Group segment is now comprised of the Company’s retained equity method investment in FCG. See Deconsolidation of Falcon’s Creative Group LLC under Note 1 – Description of business and basis of presentation and Note 5 - Investments and advances to unconsolidated joint ventures.

The Company had two customers with revenue greater than 10% of total revenue for the three months ended September 30, 2023, approximately $1.2 million (74% of total revenue) for one customer and $0.3 million (18% of total revenue) for the second customer, and two customers with revenue greater than 10% of total revenue for the three months ended September 30, 2022, approximately $2.1 million (50% of total revenue) for one customer and $1.7 million (40% of total revenue) for the second customer. The Company had two customers with revenue greater than 10% of total revenue for the nine months ended September 30, 2023 and 2022, approximately $11.1 million (69% of total revenue) and $6.6 million (55% of total revenue) for one customer and $3.6 million (22% of total revenue) and $4.1 million (35% of total revenue) for the second customer, respectively.

Accounts receivable balance for the two customers with greater than 10% of revenue for the year ended December 31, 2022 totaled $2.6 million (77% of total Accounts receivable) as of December 31, 2022.

Although the Company believes it maintains strong relationships with each customer, if any of these customers where there is a concentration of revenue were to move their business elsewhere it would have an adverse effect on the Company’s profitability, particularly the profitability of FCG.

7

Digital media license revenue

The Company enters into contracts with its customers to license the right to use digital ride media content (“RMC”) for a fixed fee. Revenue is recognized based on this amount at the point-in-time when the license is transferred to the customer. See Note 8 — Related party transactions.

Deferred transaction costs

Costs incurred in connection with preparation for the business combination were previously deferred on the balance sheet as of June 30, 2023. However, all transaction costs, including the balance previously deferred on the balance sheet as of June 30, 2023, have been expensed as of September 30, 2023 and are included in Transaction expenses, along with the transaction expenses previously including within Selling, general and administrative expense. Transaction expense is now stated separately in the condensed consolidated statements of operations and comprehensive income (loss). See Note 13 – Subsequent events.

Ride Media Content

RMC consists of themed audio and visual content following a storyline that is displayed to guests while in the queue and during the ride. The same RMC can be deployed on rides of a similar nature. The Company earns a fixed annual fee for licensing the right to use the RMC to customers.

In accordance with ASC 926-20, “Other Assets—Film Costs [Entertainment—Films]” (“ASC 926”), the Company capitalizes costs to produce the RMC, including direct production costs and production overhead. The RMC is expected to be predominantly monetized individually, as the RMC is not expected to be monetized with other films or license agreements. The predominant monetization strategy is determined when capitalization of production costs commences and is reassessed if there is a significant change to the expected future monetization strategy.

For RMC that is predominantly monetized on an individual basis, the Company uses a computation method to amortize capitalized production costs on the ratio of the RMC’s current period revenues to its estimated remaining ultimate revenue (i.e., the total revenue to be earned in the RMC’s remaining life cycle.) The RMC is typically licensed for a 10-year period with a fixed annual fee. Amortization begins when the RMC is first deployed and starts generating revenue.

Unamortized RMC costs are tested for impairment whenever events or changes in circumstances indicate that the fair value of the RMC may be less than its unamortized costs. If the carrying value of an individual RMC exceeds the estimated fair value, an impairment charge will be recorded in the amount of the difference. For content that is predominately monetized individually, the Company utilizes estimates including ultimate revenues and additional costs to be incurred (including marketing and distribution costs), in order to determine whether the carrying value of the RMC is impaired. The full value of the Company’s RMC asset has been impaired as of September 30, 2023. See Note 4 –Intangible assets, net.

Owned RMC is presented as a noncurrent asset within Intangible assets, net. Amortization of RMC assets is primarily included in Depreciation and amortization expense in the consolidated Statements of Operations and Comprehensive (Income) Loss.

Investments and advances to unconsolidated joint ventures

The Company uses the equity method to account for investments in corporate joint ventures when we have the ability to exercise significant influence over the operating decisions of the joint venture. Such investments are initially recorded at cost and subsequently adjusted for our proportionate share of the net earnings or loss of the investee, which is reported in Share of (gain) loss from equity method investments in the consolidated Statements of Operations and Comprehensive (Income) Loss. Dividends received, if any, from these joint ventures reduce the carrying amount of our investment.

The Company monitors the equity method investments for impairment and records reductions in their carrying value if the carrying amount of an investment exceeds its fair value. An impairment charge is recorded when such impairment is deemed to be other-than-temporary. To determine whether an impairment is other-than-temporary, we consider our ability and intent to hold the investment until the carrying amount is fully recovered.

8

The recent financial performance of Sierra Parima’s Katmandu Park has been below management’s expectations. Unsuccessful operational and marketing improvement efforts could lead to potential impairment of the Company’s equity method investment in Sierra Parima.

Recently issued accounting standards

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments — Credit Losses (Topic 326) — Measurement of Credit Losses on Financial Instruments” (“ASC 326”). This standard amends several aspects of the measurement of credit losses on condensed consolidated financial statements, including trade receivables. The standard replaces the existing incurred credit loss model with the Current Expected Credit Losses (“CECL”) model and amends certain aspects of accounting for purchased financial assets with deterioration in credit quality since origination. Under CECL, the allowance for losses for financial assets that are measured at amortized costs reflect management’s estimate of credit losses over the remaining expected life of the financial assets, based on historical experience, current conditions and forecasts that affect the collectability of the reported amount. The standard is effective for the Company for financial statement periods beginning after December 15, 2022. The Company adopted this standard for its consolidated financial statements for the fiscal year beginning on January 1, 2023. The adoption did not have a material impact on our financial statements. See updates to Concentration of revenue and credit risk policy above for updates to our significant accounting policies impacted by our adoption of ASC 326.

3.	Revenue

As of July 27, 2023, FCG was deconsolidated and accounted for as an equity method investment in the Company’s condensed consolidated financial statements. The condensed consolidated statement of operations and comprehensive income therefore includes approximately one month of activity related to FCG prior to deconsolidation in the three months ended September 30, 2023 and approximately seven months of activity related to FCG prior to deconsolidation in the nine months ended September 30, 2023. As of September 30, 2023 the assets and liabilities of FCG are no longer included within the Company’s condensed consolidated balance sheet. Prior to deconsolidation, FCG’s operations generated a majority of the Company’s consolidated revenue and contract asset and liability balances. See Deconsolidation of Falcon’s Creative Group LLC under Note 1 – Description of business and basis of presentation.

Disaggregated components of revenue for the Company for the three months ended September 30, 2023 and 2022 and the nine months ended September 30, 2023 and 2022 are as follows:

	For the three months ended September 30			For the nine months ended September 30
	2023		2022	2023	2022
Services transferred over time:
Design and project management services		$1,070	$2,496	$10,555	$7,890
Media production services		196	53	1,773	340
Attraction hardware and turnkey sales		39	1,452	2,052	3,504
Other		276	230	386	295
Total revenue from services transferred over time		$1,581	$4,231	$14,766	$12,029
Services transferred at a point in time:
Digital media licenses		$—	$—	$1,331	$—
Total revenue from services transferred at a point in time	$		$—	$1,331	$—
Total revenue		$1,581	$4,231	$16,097	$12,029

9

Starting in March 2023 and continuing through the nine months ended September 30, 2023, the Company licensed the right to use RMC to Sierra Parima. See Note 2 – Summary of significant accounting policies and Note 8 — Related party transactions for further discussion.

Total related party revenues from services provided to our unconsolidated joint ventures were $0.4 million and $2.0 million for the three months ended September 30, 2023 and 2022, respectively, and $4.6 million and $4.5 million for the nine months ended September 30, 2023 and 2022, respectively.

The following tables present the components of our Accounts receivable and Contract balances:

	As of September 30, 2023
	Related party	Other	Total
Accounts receivable, net – current	$380	—	$380

	As of December 31, 2022
	Related party	Other	Total
Accounts receivable, net – current	$489	$2,820	$3,309
Contract assets	1,680	1,012	2,692
Contract liabilities	(600)	(696)	(1,296)

Revenue recognized for the nine months ended September 30, 2023 that was included in the contract liability balance as of December 31, 2022 was $1.2 million. Revenue recognized for the nine months ended September 30, 2022 that was included in the contract liability balance as of December 31, 2021 was $2.4 million.

Geographic information

The Company has contracts with customers located in the United States, Caribbean, Saudi Arabia, Hong Kong, Canada, and Spain. The following table presents revenues based on the geographic location of the Company’s customer contracts:

	For the three months ended September 30		For the nine months ended September 30
	2023	2022	2023	2022
Saudi Arabia	$1,197	$2,179	$11,358	$7,173
Caribbean	(4)	1,620	3,598	3,853
USA	(9)	5	108	67
Hong Kong	116	110	635	110
Other	281	317	398	826
Total revenue	$1,581	$4,231	$16,097	$12,029

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4.	Intangible assets, net

The following table presents the Company’s intangible assets:

	Customer Relationships	Tradenames and Trademarks	Developed Technology	Ride Media Content	Total
Cost:
As of December 31, 2022	$1,100	$2,800	$1,500	$3,479	$8,879
As of June 30, 2023	$1,100	$2,800	$1,500	$3,557	$8,957
Deconsolidation of FCG	$1,100	$2,800	$1,500	$—	$5,400
As of September 30, 2023	$—	$—	$—	$3,557	$3,557

Accumulated amortization and impairment:
As of December 31, 2022	$183	$225	$167	$—	$575
Amortization expense	$55	$68	$50	$1,180	$1,353
As of June 30, 2023	$238	$293	$217	$1,180	$1,928
Amortization expense	$28	$33	$25	$—	$86
Impairment	$—	$—	$—	$2,377	$2,377
Deconsolidation of FCG	266	326	242	—	$834
As of September 30, 2023	$—	$—	$—	$3,557	$3,557

Carrying Amount:
As of December 31, 2022	$917	$2,575	$1,333	$3,479	$8,304
As of June 30, 2023	$862	$2,507	$1,283	$2,377	$7,029
As of September 30, 2023	$—	$—	$—	$—	$—

As of September 30, 2023 the assets and liabilities of FCG are no longer included within the Company’s condensed consolidated balance sheet. FCG’s deconsolidated assets include customer relationships, trademarks and tradenames, and developed technology.

Intangible asset amortization was less than $0.1 million for the three months ended September 30, 2022, and $0.3 million for the nine months ended September 30, 2022.

The Company assessed impairment indicators in accordance with ASC 926, “Entertainment – Films” and determined that there has been a significant decrease in the amount of expected ultimate revenue to be recognized from the ride media content asset. Development plans for future parks, where this RMC would have been deployed, have been deferred indefinitely until which time the Company can evaluate the funding required to develop these parks. These circumstances indicate that the fair value may be less than the unamortized cost of the ride media content. As significant uncertainty exists as to when capital may be available to commit to these future projects, the Company could not reasonably project any future cash flows from the RMC intangible asset, and its value has been fully impaired as of September 30, 2023.

5.	Investments and advances to unconsolidated joint ventures

The Company accounts for its investments in unconsolidated joint ventures using the equity method of accounting. The Company’s joint ventures are as follows:

i)	See Deconsolidation of Falcon’s Creative Group, LLC under Note 1 – Description of business and basis of presentation for a discussion of the terms of the Strategic Investment which required the deconsolidation of FCG. As of July 27, 2023, FCG was deconsolidated and accounted for as an equity method investment in the Company’s condensed consolidated financial statements. As of July 27, 2023, the Company reflected the investment in FCG at fair value, which was determined to be $39.1 million.

11

Gain on deconsolidation

In accordance with ASC 810, “Consolidation”, the Company estimated the fair value of the retained investment in FCG at the date of deconsolidation. The fair value of the Company’s retained interest was valued using an option pricing model considering the terms of each class of FCG’s equity securities. The equity value that was allocated between the Preferred Units and the Common Stock was calibrated such that the Preferred Units’ allocated value was equal to the purchase price of $30.0 million. The fair value of the Company’s retained investment was estimated to be $39.1 million. As result, the Company recognized a gain of $27.4 million on the deconsolidation of FCG, presented as Gain on deconsolidation in the Company’s condensed consolidated statement of operations. The gain recognized on deconsolidation is the difference between the estimated fair value of the Company’s retained investment in FCG and the carrying value of FCG’s net assets.

In accordance with ASC 323, “Investments”, and ASC 805, “Business Combinations”, the Company applied the acquisition method of accounting to the identifiable assets and liabilities of FCG, which have been measured at estimated fair values as of the deconsolidation date.

FCG’s assets and liabilities were measured at estimated fair values as of July 27, 2023. Management concluded that the carrying value of FCG’s tangible assets and liabilities approximated fair value. The Company estimated the fair value of FCG’s intangible assets primarily using Level 3 inputs. Estimates of fair value represent management’s best estimate of assumptions about future events and uncertainties, including significant judgments related to future cash flows, discount rates, competitive trends, margin and revenue growth assumptions. Inputs used were generally obtained from historical data supplemented by current and anticipated market conditions and growth rates.

The Company determined that on the date of deconsolidation, there was a difference between the fair value of its retained investment in FCG and the Company’s proportional interest in the equity of FCG. This equity method basis difference was comprised of customer relationships, tradenames and trademarks and developed technology.

Tradenames and trademarks and Developed technology fair values were determined using the relief from royalty method, which estimates the cost savings generated by a company related to the ownership of an asset for which it would otherwise have had to pay royalties or license fees on revenues earned through the use of the asset. The discount rate used was determined at the time of measurement based on an analysis of the implied internal rate of return of the transaction, weighted average cost of capital and weighted average return on assets.

Customer relationships represent the existing relationships with FCG’s customers. The fair value was determined using a multi-period excess earnings method which involves isolating the net earnings attributable to the asset being measured based on the present value of the incremental after-tax cash flows (excess earnings) attributable solely to the intangible asset over its remaining useful life.

Other tangible assets were valued at the existing carrying values as they approximated the estimated fair value of those items at the deconsolidation date and did not result in a basis difference.

Summarized financial results are presented for the period beginning July 28, 2023 and ended September 30, 2023, the period the Company accounts for FCG as an equity method investment, are presented below.

ii)	PDP is an unconsolidated joint venture with Meliá Hotels International, S.A. (“Meliá Group”) for the development and operation of hotel resorts and theme parks. The Company has 50% voting rights and shares 50% of profits and losses in this joint venture. PDP operates a hotel resort and theme park located in Mallorca, Spain and a hotel located at Tenerife in the Canary Islands.

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iii)	Sierra Parima is an unconsolidated joint venture with Meliá Group for the development and operation of hotel resorts and theme parks. The Company has 50% voting rights and shares 50% of profits and losses in this joint venture. Sierra Parima has one theme park now open to the public in Punta Cana in the Dominican Republic. The Company has concluded that Sierra Parima is a variable interest entity (“VIE”), that the Company does not have the power to direct the activities that most significantly impact the economic performance of Sierra Parima, as such decisions are taken by the unanimous consent of the representatives of the joint venture partners. The Company, therefore, does not consolidate Sierra Parima and accounts for the investment as an equity method investment. The Company advanced $33.3 million and is committed to provide additional funding up to $4.2 million to Sierra Parima as of September 30, 2023, to partially fund remaining outstanding construction costs as well as working capital of the theme park. These advances are non-interest-bearing and no repayment terms have been established. The advances provided to Sierra Parima are accounted for as investments and classified within Investments and advances to unconsolidated joint ventures. There are no other liquidity arrangements, guarantees or other financial commitments between the Company and Sierra Parima. Therefore, the Company’s maximum risk of financial loss is the investment balance and remaining unfunded capital commitment of $4.2 million as of September 30, 2023.

iv)

On November 2, 2021, the Company entered into a joint venture agreement to acquire a 50% interest in Karnival TP-AQ Holdings Limited (“Karnival”), a joint venture established with Raging Power Limited. The purpose of the joint venture is to hold ownership interests in entities developing and operating amusement centers located in the People’s Republic of China. The first location is currently under development in Hong Kong. The Company has concluded that Karnival is a VIE, that the Company does not have the power to direct the activities that most significantly impact the economic performance of Karnival, as such decisions are taken by the unanimous consent of the representatives of the joint venture partners. The Company, therefore, does not consolidate Karnival and accounts for the investment as an equity method investment. The Company and its joint venture partner are committed to funding non-interest-bearing advances of $9.0 million (HKD 69.7 million) each, over a two-year period. As of September 30, 2023, the Company had funded $6.6 million (HKD 51.0 million). These advances are repayable to the joint venture partners based on a percentage of gross revenues from operations commencing from the first year of operations. The advances provided to Karnival are accounted for as investments and classified within Investments and advances to unconsolidated joint ventures. There are no other liquidity arrangements, guarantees or other financial commitments between the Company and Karnival. Therefore, the Company’s maximum risk of financial loss is the investment balance and remaining unfunded capital commitment of $2.4 million (HKD 18.7 million) as of September 30, 2023.

Investments and advances to unconsolidated joint ventures as of September 30, 2023 and December 31, 2022 consisted of the following:

	As of
	September 30, 2023	December 31, 2022
FCG	$37,476	$—
PDP	25,262	23,688
Sierra Parima	38,656	41,735
Karnival	6,768	6,556
	$108,162	$71,979

The Company’s Share of gain or (loss) from equity method investments for the three and nine months ended September 30, 2023 and 2022 comprised of:

	For the three months ended September 30		For the nine months ended September 30
	2023	2022	2023	2022
FCG(1)	$(1,598)	$—	$(1,598)	$—
PDP	1,527	1,964	1,902	2,315
Sierra Parima	(1,616)	(263)	(4,254)	(576)
Karnival	132	—	260	—
	$(1,555)	$1,701	$(3,690)	$1,739

(1)	The share of loss from the Company’s equity method investment in FCG is subsequent to FCG’s deconsolidation on July 27, 2023.

13

The following tables provide summarized statements of operations for the Company’s unconsolidated joint ventures:

	For the three months ended September 30
	2023			2022
	FCG(2)	PDP(1)	Sierra Parima	PDP(1)	Sierra Parima
Total revenues	$3,270	$15,830	$792	$13,588	$46
Income (loss) from operations	(1,045)	4,648	(2,808)	3,288	(607)
Net income (loss)	(1,044)	3,055	(2,825)	3,929	(527)

(1)	The PDP summarized statement of operations for the three months ended September 30, 2023 and 2022 was translated from PDP’s reporting currency of Euro to U.S. dollar at an exchange rate of approximately €1 to 1.0826 USD and €1 to 1.0016 USD, respectively.

(2)	The summarized results of FCG disclosed above are subsequent to FCG’s deconsolidation on July 27, 2023.

	For the nine months ended September 30
	2023			2022
	FCG(2)	PDP(1)	Sierra Parima	PDP(1)	Sierra Parima
Total revenues	$3,270	$32,600	$2,017	$26,541	$196
Income (loss) from operations	(1,045)	5,986	(8,031)	2,486	(1,233)
Net income (loss)	(1,044)	3,805	(8,098)	4,631	(1,153)

(1)	The PDP summarized statement of operations for the nine months ended September 30, 2023 and 2022 was translated from PDP’s reporting currency of Euro to U.S. dollar at an exchange rate of €1 to 1.0815 USD and €1 to 1.0585 USD, respectively.

(2)	The summarized results of FCG disclosed above are subsequent to FCG’s deconsolidation on July 27, 2023.

The results of operations for Karnival for the three and nine months ended September 30, 2023 and 2022 were not material for the periods presented and, as such, not included in the tables above.

6.	Accrued expenses and other current liabilities

The Company’s Accrued expenses and other current liabilities consist of the following:

	As of
	September 30, 2023	December 31, 2022
Audit and professional fees	$7,271	$1,101
Accrued payroll and related expenses	1,390	781
Accrued interest	602	405
Other	212	639
Project related accruals	—	888
Operating lease liabilities, current portion	—	156
Accrued insurance premiums	—	20
	$9,475	$3,990

Accrued expenses and other current liabilities with related parties was $0.7 million and $0.7 million as of September 30, 2023 and December 31, 2022 respectively.

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7.	Long-term debt and borrowing arrangements

The Company’s indebtedness as of September 30, 2023 and December 31, 2022 consisted of the following:

	As of September 30, 2023		As of December 31, 2022
	Amount	Interest Rate	Amount	Interest Rate
€2.5 million revolving credit arrangement – related party (due December 2023)	$2,066	3.00%	$2,090	3.00%
$10 million revolving credit arrangement –(due December 2026) ($3,355 and $629 outstanding with related party as of September 30, 2023 and December 31, 2022, respectively)	8,105	2.75%	629	2.75%
€1.5 million term loan (due April 2026)	1,036	1.70%	1,344	1.70%
$12.785 million term loan – related party (due December 2026)	12,785	2.75%	12,786	2.75%
€7 million term loan (due April 2027)	4,969	6.00%	5,972	2.88%
$7.25 million term loan – related party (due December 2027)	7,250	3.75%	7,250	3.75%
$1.975 million term loan – related party (due December 2029)	1,753	3.00%	1,975	3.00%
Finance leases	—	—%	1,099	6.39%
	37,964		33,145
Less: Current portion of long-term debt	10,839		7,408
	$27,125		$25,737

The Company’s outstanding debt as of September 30, 2023 matures as follows:

Within 1 year	$10,839
Between 1 and 2 years	6,971
Between 2 and 3 years	7,053
Between 3 and 4 years	11,971
Between 4 and 5 years	789
Thereafter	341
Total	$37,964

15

As of September 30, 2023, the remaining commitment available under the Company’s related party revolving credit arrangements was the following:

Available Capacity
€ 2.5 million revolving credit arrangement (due December 2023)	$577
$10 million revolving credit arrangement (due December 2026)	1,895
$2,472

During the period between December 31, 2022 and September 30, 2023, there was no new debt issued. See Note 8 — Related party transactions for discussion related to the $10 million revolving credit arrangement with Infinite Acquisitions. In addition, the remaining amounts related to the $10 million revolving credit arrangement, 2.5 million euro revolving credit arrangement, and the $1.975 million term loan were converted to equity subsequent to September 30, 2023. See Note 13 – Subsequent events.

8.	Related party transactions

Accrued expenses and other current liabilities

In July 2022, PDP advanced the Company 0.4 million euro, repayable within one year of issuance and non-interest bearing.

Accounts payable

The Company reimburses certain audit and professional fees on behalf of PDP and Sierra Parima. There were $1.4 million and $0.7 million unpaid audit and professional fees as of September 30, 2023 and December 31, 2022. The Company incurred expenses related to these audit fees of $0.1 million and $1.4 million for the three and nine months ended September 30, 2023, respectively. The Company incurred expenses related to these audit fees of $0.3 million and $0.5 million for the three and nine months ended September 30, 2022, respectively.

Long-term debt

The Company has various long-term debt instruments with Infinite Acquisitions with accrued interest of $0.6 million and $0.4 million as of September 30, 2023 and December 31, 2022, respectively related to these loans. These balances are included within Accrued expenses and other current liabilities on the condensed consolidated balance sheets.

On June 23, 2023, the Company entered into an amendment to the credit agreement dated December 30, 2021 with Infinite Acquisitions (as so amended, the “Credit Agreement”), pursuant to which (i) Falcon’s Beyond Global, Inc., a Delaware corporation and a wholly owned subsidiary of the Company which was formerly known as Palm Holdco, Inc. (“Pubco”) joined as a party to the Credit Agreement, (ii) Infinite Acquisitions agreed to transfer, in its sole discretion, $4.8 million, a portion of the amounts due to Infinite Acquisitions under the $10 million revolving credit facility to Infinite Acquisition’s equity holders, which are not related parties to the Company (the “Debt Transfer(s),” all such transferred debt the “Transferred Debt” and each equity holder the “Debt Transferee”) and (iii) Pubco, the Company and Infinite Acquisitions agreed that each Debt Transferee shall have the right to cause Pubco to exchange such Debt Transferee’s Transferred Debt for a number of shares of Pubco Series A Preferred Stock (“Exchange Right”) calculated based on an exchange price equal to the fair value of the Pubco Series A Preferred Stock at the time of the exchange. Management determined the fair value of the Exchange Right is substantially equivalent to the cash redemption; therefore, there was no gain or loss recognized during the three and nine months ended September 30, 2023. The exchange occurred at the acquisition merger close, which is the date Palm Merger Sub, LLC, a Delaware limited liability company and a wholly owned subsidiary of Pubco, merged into the Company. See Note 13 – Subsequent events.

Services provided to unconsolidated joint ventures

FCG has been contracted for various design, master planning, attraction design, hardware sales and commercial services for themed entertainment offerings by the Company’s unconsolidated joint ventures. As of July 27, 2023 FCG has been deconsolidated and is also now accounted for as an equity method investment. See Deconsolidation of Falcon’s Creative Group LLC under Note 1 – Description of business and basis of presentation. Destinations Operations recognizes management and incentive fees from the Company’s unconsolidated joint ventures. Refer to Note 3 — Revenue for amounts recognized during the three and nine months ended September 30, 2023 and 2022.

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Intercompany service agreement between FCG and the Company

In conjunction with the closing of the Subscription Agreement described in Note 1 - Description of business and basis of presentation, an intercompany services agreement was established between FCG and the Company. No balances are outstanding on this intercompany service agreement as of September 30, 2023.

FCG also provides marketing, R&D, and other services to FBG. FBG currently owes $0.2 million to FCG related to these services as of September 30, 2023. FBG has also incurred reimbursable costs on behalf of FCG subsequent to July 27, 2023. FBG has $0.4 in accounts receivable from FCG related to these reimbursable costs as of September 30, 2023.

Digital media license revenue and related receivable with unconsolidated joint venture

During March 2023, the Company licensed the right to use digital ride media content to Sierra Parima. The Company recognized digital media license revenue of $0 and $1.5 million for the three and nine months ended September 30, 2023, respectively, and interest income of less than $0.1, and $0.1 million for the three and nine months ended September 30, 2023. See Note 2 – Summary of significant accounting policies.

Expected credit loss on receivables from unconsolidated joint venture

During the quarter ended September 30, 2023, the Company revised its estimated expected credit loss on all receivables from Sierra Parima. Katmandu Park’s recent financial performance has been below management’s expectations. As a result, Sierra Parima is currently preserving cash for use in its operations. Based on this evaluation of Sierra Parima’s credit characteristics, the expected credit loss reserve was increased by $5.2 million to $5.5 million as of September 30, 2023 which represents the Company’s estimate of expected credit losses over the contractual life of each receivable. This loss reserve now offsets all receivables from Sierra Parima as of September 30, 2023. A portion of these reserved receivables was removed from the Company’s balance sheet with the deconsolidation of FCG.

The Company will continue to periodically evaluate these estimates to determine if additional reserves are needed. See Note 2 — Summary of significant accounting policies. See Note 1 – Description of business and basis of presentation for further discussion.

The allowance for credit loss activity for the three and nine months ended September 30, 2023 and 2022 was as follows:

	For the three months ended September 30		For the nine months ended September 30
	2023	2022	2023	2022
Beginning balance	$254	$—	$—	$—
Credit loss expense	5,230	—	5,484	—
Balance deconsolidated with FCG	(3,878)	—	(3,878)	—
Ending balance	$1,606	$—	$1,606	$—

Advance to Meliá Group

In January 2022, the Company advanced $0.5 million to Meliá Group to be used by Meliá as an earnest money deposit for a potential land acquisition in Playa del Carmen intended for the site of a future hotel and entertainment development. The advance is non-interest bearing and has been classified in Other non-current assets.

17

Subscription agreement with Infinite Acquisitions

On May 10, 2023, the Company entered into a subscription agreement to receive $20 million from Infinite Acquisitions in exchange for membership units of the Company. The Company had not yet received the funds as of September 30, 2023. There can be no assurances that such funding will be provided by Infinite Acquisitions until such time cash is received. See Note 13 – Subsequent events.

9.	Income taxes

For United States tax purposes, the Company is organized as a partnership and not subject to tax at the Company level. For financial reporting purposes, domestic and foreign components of loss before taxes were as follows:

	For the three months ended September 30		For the nine months ended September 30
	2023	2022	2023	2022
Domestic	$5,587	$(5,609)	$(10,228)	$(11,810)
Foreign	(1,284)	452	(4,140)	(1,213)
Net income (loss) before income taxes	$4,303	$(5,157)	$(14,368)	$(13,023)

A reconciliation of the provision for income taxes and income taxes using the United States federal statutory rate are as follows:

	For the three months ended September 30		For the nine months ended September 30
	2023	2022	2023	2022
Benefit for income taxes using statutory rate	$(2,038)	$1,083	$1,884	$2,735
Impact of income not subject to entity level taxes	2,306	(1,178)	(1,014)	(2,480)
Foreign rate differential	21	(19)	60	48
Permanent items	29	425	(537)	434
Changes in valuation allowances for deferred tax assets	(311)	(311)	(367)	(737)
Benefit for income taxes	$7	$—	$26	$—

The components of deferred tax assets were as follows:

	As of
	September 30, 2023	December 31, 2022
Net operating loss carry forward	$647	$465
Other	185	14
Valuation allowance	(832)	(479)
Deferred income taxes	$—	$—

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A full valuation allowance was recorded to offset deferred tax assets which are related to assets in Spain where it is management’s best estimate that there is not a greater than 50 percent probability that the benefit of the assets will be realized in the associated returns. The gross tax operating loss carryforward balance was $2.6 million and $1.9 million as of September 30, 2023 and December 31, 2022, respectively, related to international jurisdictions and does not have an expiration date. The Company has not recognized a deferred tax asset on outside basis differences on equity method investments as the deferred tax asset is not expected to be recognized in the foreseeable future.

There were no income taxes paid by the Company for the three and nine months ended September 30, 2023 and 2022. The Company did not record any liabilities for uncertain tax positions as of September 30, 2023 and December 31, 2022.

10.	Commitments and contingencies

Litigation — The Company is named from time to time as a party to lawsuits and other types of legal proceedings and claims in the normal course of business. The Company accrues for contingencies when it believes that a loss is probable and that it can reasonably estimate the amount of any such loss. There were no material accruals for legal proceedings or claims as of September 30, 2023.

Indemnification — In the ordinary course of business, the Company enters into certain agreements that provide for indemnification by the Company of varying scope and terms to customers, vendors, directors, officers, employees, and other parties with respect to certain matters. Indemnification includes losses from breach of such agreements, services provided by the Company, or third-party intellectual property infringement claims.

These indemnities may survive termination of the underlying agreement and the maximum potential amount of future indemnification payments, in some circumstances, are not subject to a cap. As of September 30, 2023, there were no known events or circumstances that have resulted in a material indemnification liability.

Commitments — The Company and its joint venture partners have committed to fund remaining outstanding construction costs as well as working capital costs of Katmandu Park, Punta Cana held in the Sierra Parima unconsolidated joint venture. As of September 30, 2023 the Company has unfunded commitments to its unconsolidated joint ventures of $4.2 million to Sierra Parima and $2.4 million (HKD 18.7 million) to Karnival. However, the Company does not currently have the liquidity to fund such amounts and the ability to do so in the future is contingent upon securing additional financing or capital raises. See Note 1 - Description of business and basis of presentation.

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11.	Segment information

The Company has five operating segments, Falcon’s Creative Group, PDP, Sierra Parima, Destinations Operations and Falcon’s Beyond Brands, all of which are reportable segments. The Company’s Chief Operating Decision Makers are its Executive Chairman and Chief Executive Officer, who review financial information for purposes of making operating decisions, assessing financial performance, and allocating resources.

Reportable segments measure of profit and loss is earnings before interest, taxes, foreign exchange gain (loss) and depreciation and amortization. See Note 8 — Related party transactions for transactions between the Company’s wholly-owned businesses and unconsolidated joint ventures.

	For the three months ended September 30, 2023
	Falcon’s		Falcon’s Beyond Destinations			Falcons		Unallocated
	Creative Group		Destination Operations	PDP	Sierra Parima	Beyond Brands	Intersegment eliminations	corporate overhead	Total
Revenue	$1,267	(1)	$274	$—	$—	$1	$39	$—	$1,581
Share of gain or (loss) from equity method investments	(1,044	)(2)	84	1,527	(1,413)	—	(709)	—	(1,555)
Segment income (loss)	(4,868)		(526)	1,527	(1,413)	(2,356)	(671)	(11,216)	(19,523)
Depreciation and amortization expense									(59)
Gain on deconsolidation FCG									27,402
Impairment of intangible assets									(2,377)
Interest expense									(321)
Interest income									47
Foreign exchange transaction gain (loss)									(866)
Income tax benefit									7
Net loss									$4,310

(1)	Revenue for the period ended July 27, 2023 (prior to FCG’s deconsolidation).

(2)	The Company’s share of gain or loss from its equity method investment in FCG subsequent to deconsolidation on July 27, 2023.

20

	For the three months ended September 30, 2022
	Falcon’s	Falcon’s Beyond Destinations			Falcons		Unallocated
	Creative Group	Destination Operations	PDP	Sierra Parima	Beyond Brands	Intersegment eliminations	corporate overhead	Total
Revenue	$4,576	$230	$—	$—	$—	$(575)	$—	$4,231
Share of gain or (loss) from equity method investments	—	—	1,964	(263)	—	—	—	1,701
Segment income (loss)	(29)	163	1,964	(263)	(997)	(323)	(3,943)	(3,428)
Depreciation and amortization expense								(164)
Interest expense								(327)
Foreign exchange transaction gain (loss)								(1,238)
Net loss								$(5,157)

	For the nine months ended September 30, 2023
	Falcon’s	Falcon’s Beyond Destinations			Falcons		Unallocated
	Creative Group	Destination Operations	PDP	Sierra Parima	Beyond Brands	Intersegment eliminations	corporate overhead	Total
Revenue	$14,514	$380	$—	$—	$1,482	$(279)	$—	$16,097
Share of gain or (loss) from equity method investments	(1,044)	212	1,902	(4,049)	—	(711)	—	(3,690)
Segment income (loss)	(5,596)	(1,324)	1,902	(4,049)	(3,450)	(913)	(23,197)	(36,627)
Depreciation and amortization expense								(1,575)
Gain on deconsolidation FCG								27,402
Impairment of intangible assets								(2,377)
Interest expense								(887)
Interest income								92
Foreign exchange transaction gain (loss)								(396)
Income tax benefit								26
Net loss								$(14,342)

(1)	Revenue for the period ended July 27, 2023 (prior to FCG’s deconsolidation).

(2)	The Company’s share of gain or loss from its equity method investment in FCG subsequent to deconsolidation on July 27, 2023.

21

	For the nine months ended September 30, 2022
	Falcon’s	Falcon’s Beyond Destinations			Falcons		Unallocated
	Creative Group	Destination Operations	PDP	Sierra Parima	Beyond Brands	Intersegment eliminations	corporate overhead	Total
Revenue	$13,658	$295	$—	$—	$—	$(1,924)	$—	$12,029
Share of gain or (loss) from equity method investments	—	—	2,315	(576)	—	—	—	1,739
Segment income (loss)	1,329	(442)	2,315	(576)	(2,480)	(950)	(8,247)	(9,051)
Depreciation and amortization expense								(570)
Interest expense								(917)
Foreign exchange transaction gain (loss)								(2,485)
Net loss								$(13,023)

12.	Net loss per unit

The weighted average units outstanding for the three and nine months ended September 30, 2023 and 2022 used to determine the Company’s Net loss per unit reflects the following:

●	On June 30, 2022, the Company issued 88,653,263 units to the owners of the Company in exchange for their ownership interest in the Company.

●	During the third and fourth quarter of 2022, the Company received $38.2 million of private placement funds from Infinite Acquisitions in exchange for 3,820,900 units of the Company. In addition, on October 6, 2022, the Company entered into a Conversion Agreement with Infinite Acquisitions pursuant to which $20.0 million of the debt owed to Infinite Acquisitions was converted to 2,000,000 Company Financing Units. On April 20, 2023, the Company provided a $1.8 million private placement notice to Infinite Acquisitions in exchange for 179,100 membership units of the Company, which brought the total Subscription Agreement funding to the entire $60 million.

●	On June 22, 2023, the Company issued units to its owners in connection with a membership unit recapitalization, whereby each one unit of outstanding units was exchanged into approximately 0.577 membership units. The financial statements were retroactively adjusted for the membership unit recapitalization.

13.	Subsequent events

The Company evaluated all subsequent events through November 14, 2023, which is the date the condensed consolidated financial statements were available to be issued.

On October 4, 2023, the Company entered into a Conversion Agreement with Infinite Acquisitions pursuant to which $7.3 million of the debt owed to Infinite Acquisitions was converted to 727,500 Company Financing Units. The Company converted the following debt instruments: $3.4 million outstanding balance on the $10.0 million revolving credit arrangement, $2.1 million USD outstanding balance on the 2.5 million euro revolving credit arrangement, and $1.8 million of the outstanding balance on the $1.975 million term loan. Additionally, Infinite Acquisitions considered the $7.3 million debt conversion as funding a portion of the $20 million of anticipated funding under the Infinite Acquisitions Subscription Agreement. This Subscription Agreement was cancelled in conjunction with the Business Combination defined below. On October 4, 2023, Infinite Acquisitions irrevocably committed to fund an additional approximately $12.8 million to the Company by December 31, 2023, for a total financing from Infinite Acquisitions of $80 million.

22

As previously announced, Falcon’s Beyond Global, Inc., a Delaware corporation, entered into that certain Amended and Restated Agreement and Plan of Merger, dated as of January 31, 2023, as amended by Amendment No. 1 dated June 25, 2023, Amendment No. 2 dated July 7, 2023, and Amendment No. 3 dated September 1, 2023 (the “Merger Agreement”), by and among Pubco, FAST Acquisition Corp. II, a Delaware corporation (“FAST II”), Falcon’s Beyond Global, LLC, a Florida limited liability company that has since redomesticated as a Delaware limited liability company, and Palm Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Pubco (“Merger Sub”).

On October 5, 2023 FAST II merged with and into Pubco (the “SPAC Merger”), with Pubco surviving as the sole owner of Merger Sub, followed by a contribution by Pubco of all of its cash (except for cash required to pay certain transaction expenses) to Merger Sub to effectuate the “UP-C” structure; and (b) on October 6, 2023 Merger Sub merged with and into the Company (the “Acquisition Merger,” and collectively with the SPAC Merger, the “Business Combination”), with the Company as the surviving entity of such merger. Following the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), the direct interests in the Company were held by Pubco and certain holders of the limited liability company units of the Company outstanding as of immediately prior to the Business Combination.

Transferred Debt of $4.8 million was exchanged for an aggregate of 475,000 shares of Pubco Series A Preferred Stock at Closing.

The Company received net cash proceeds from the Business Combination totaling $1.0 million net of FAST II transaction cost of $2.9 million paid at Closing. FAST II and Falcon’s OpCo transaction costs related to the Business Combination of $4.9 million and $14.0 million, respectively, are not yet settled and the Company expects to settle them over the next 24 months. Negotiations regarding the terms of the costs yet to be settled are still ongoing and may change materially from these amounts disclosed. Costs incurred in excess of the gross proceeds are recorded in profit or loss.

The Business Combination is accounted for similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Following the closing of the Business Combination, the Company’s Executive Chairman, Mr. Scott Demerau, together with other members of the Demerau family, continue to collectively have a controlling interest of Pubco. As the Business Combination represents a common control transaction from an accounting perspective, the Business Combination is treated similar to a reverse recapitalization. As there is no change in control, the Company has been determined to be the accounting acquirer and Pubco will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Business Combination will be treated as the equivalent of the Company issuing stock for the net assets of Pubco, accompanied by a recapitalization. The net assets of Pubco will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Business Combination will be those of the Company.

The total number of shares of Pubco Class A Common Stock outstanding immediately following the Closing was 7,985,976; the total number of shares of Pubco Class B Common Stock outstanding immediately following the Closing was 127,596,617; the total number of shares of Pubco Series A outstanding immediately following the Closing was 656,333; and the total number of Pubco Warrants outstanding immediately following the Closing was 8,440,667.

On November 6, 2023 the 656,333 shares of Pubco Series A Preferred Stock (the “Preferred Stock”) automatically converted into shares of the Pubco Class A Common Stock. Following the automatic conversion of the Preferred Stock, there are no outstanding shares of Preferred Stock. The conversion rate is 0.90909 shares of Pubco Class A Common Stock for each Preferred Stock, resulting in an aggregate of approximately 600,000 shares of Pubco Class A Common Stock to be issued upon conversion. Cash will be paid in lieu of fractional shares of Pubco Class A Common Stock.

In connection with the automatic conversion of the Preferred Stock, the outstanding Pubco Warrants will no longer be exercisable for (i) 0.580454 shares of Pubco Class A Common Stock and (ii) 0.5 shares of Preferred Stock. Each outstanding Pubco Warrant will now be exercisable for 1.034999 shares of Pubco Class A Common Stock pursuant to the terms of the Pubco Warrants.

23

Exhibit 99.2

COMPANY MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” “Falcon”, “Falcon’s OpCo”, “FBG” or the “Company” refer to Falcon’s Beyond Global, LLC and its subsidiaries prior to the consummation of the Business Combination.

You should read the following discussion and analysis of financial condition and results of operations together with Falcon’s audited consolidated financial statements and notes thereto, which are included in the Registration Statement on Form S-4 of Falcon’s Beyond Global, Inc. (“Pubco”) (File No. 333-269778) (the “Form S-4”) and in Pubco’s Registration Statement on Form S-1 (File No. 333-275243) (the “Form S-1”), which were previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and Falcon’s unaudited condensed consolidated financial statements and notes thereto which are included in Exhibit 99.1 of Amendment No. 1 to Pubco’s Current Report on Form 8-K (the “Form 8-K/A”). You should note that Falcon’s LLC’s financial statements and notes included in Exhibit 99.1 to the Form 8-K/A were prepared internally by Falcon’s management, have not been reviewed or audited by Falcon’s independent registered public accounting firm, and are subject to change. Additionally, certain of the information contained in this discussion and analysis, including information with respect to plans and strategy for Falcon’s business, includes forward-looking statements that involve risks and uncertainties. You should review those factors discussed in the section of the Form S-4 and the Form S-1 entitled “Risk Factors” and other documents Pubco has filed, or will file, with the SEC. As a result of many factors, including those factors set forth in the section “Risk Factors” of the Form S-4 and the Form S-1, our actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. You should carefully read the section entitled “Risk Factors” of the Form S-4 and the Form S-1 to gain an understanding of the important factors that could cause actual results to differ materially from the Company’s forward-looking statements.

The following discussion and analysis of financial condition and results of operations is provided to supplement the unaudited condensed consolidated financial statements and the accompanying notes of our Company for the three and nine months ended September 30, 2023 and 2022, included in Exhibit 99.1 to the Form 8-K/A. We intend for this discussion to provide the reader with information to assist in understanding Falcon’s unaudited condensed consolidated financial statements and the accompanying notes, the changes in those financial statements and the accompanying notes from period to period along with the primary factors that accounted for those changes.

Overview of Business

The Company is an experiential entertainment development enterprise focusing on three core businesses: (i) master planning, media and audio production, project management, experiential technologies, and attraction hardware development, procurement and sales for the themed entertainment industry; (ii) development, ownership and operation of entertainment destinations, including resort hotels and theme parks through joint venture relationships and Company-owned retail, dining, and entertainment (“RD&E”) zones; and (iii) production, development, and licensing of proprietary narrative, story-driven Intellection Property (“IP”) and third-party partnered brands through multiple media and consumer products channels.

The Company was formed on April 22, 2021, to acquire the outstanding membership units of the Katmandu Business and the Falcon’s Business, each as defined below. On April 30, 2021, The Magpuri Revocable Trust, owners of Falcon’s Treehouse, LLC and Falcon’s Treehouse National, LLC (the business conducted by these entities, together with their predecessor and affiliated entities, the “Falcon’s Business”) , and Infinite Acquisitions Partners, LLC (“Infinite Acquisitions”), owners of the Katmandu Group, LLC and Fun Stuff, S.L. (the business conducted by these entities, together with their predecessor entities, the “Katmandu Business”), entered into a Consolidation Agreement, whereby The Magpuri Revocable Trust contributed 100% of its ownership interests in the Falcon’s Business in exchange for 33.33% of the membership interests of the Company, and Infinite Acquisitions contributed 100% of its ownership in the Katmandu Business in exchange for 66.667% of the membership interests of the Company.

Basis of Presentation

Our unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”). All amounts are shown in thousands of U.S. dollars unless otherwise stated.

We conduct our business through the following five operating and reportable segments, organized based on product lines and by geography for our location-based entertainment: Falcon’s Creative Group, LLC (“FCG”) , Producciones de Parques, S.L. (“PDP”), Sierra Parima S.A.S. (“Sierra Parima”), Destinations Operations, and Falcon’s Beyond Brands (“FBB”). We collectively refer to the Destination Operations, PDP and Sierra Parima and the Destination Operations segments as our “Falcon’s Beyond Destinations division” (“FBD division”).

During the 2022 fiscal year, we created a fifth reportable segment, our FBB division, which deploys story-driven IPs and third-party partnered brands through digital entertainment content and consumer merchandise and to broaden our monetization channels. Our unique brand expander strategy takes story-driven IPs and seeks to compress the timeline for monetization by deploying these IPs across multiple vectors simultaneously. Accordingly, FBB’s revenue, financial results, and future financial performance will depend on its ability to compress the timeline for monetization and its ability to deploy these properties through multiple channels.

●	FCG focuses on master planning, media and audio production, project management, experiential technologies, and attraction hardware development, procurement, and sales for third-party clients as well as company-owned destinations.

●	PDP, our unconsolidated joint venture with Meliá Hotels International, focuses on the development, ownership and operation of hotel resorts, theme parks and RD&E zones in Spain.

●	Sierra Parima, our unconsolidated joint venture with Meliá Hotels International, focuses on the development, ownership and operation of hotels resorts, theme parks and RD&E zones in Punta Cana.

●	Destinations Operations provides development and management services for themed entertainment to PDP, Sierra Parima and new development opportunities.

●	FBB is utilized for the development and commercialization of Company owned and third-party intellectual property through consumer products and media.

The FCG Division has recently experienced rapid growth through an increase in demand and expansion of project scope from affiliates of Qiddiya Investment Company (“QIC”) and Karnival TP-AQ Limited (“K11”), a subsidiary of New World Development Company Limited. This growth has been funded in part by the Strategic Investment (as defined below). In connection with the Strategic Investment, each of Falcon’s OpCo and FCG LLC agreed to, and shall cause their respective affiliates to, prioritize any projects, products and purchase orders submitted by QIC to FCG LLC and its subsidiaries relative to (and ahead of) any commitments of Falcon’s OpCo, FCG LLC or their affiliates to other persons (including affiliates of FCG LLC and Falcon’s OpCo). This increase in demand and expansion of project scope resulted in the need for Falcon’s Beyond to allocate additional resources and talent to its FCG Division to ensure that opportunities are maximized. For a description of the Strategic Investment, see “Recent Developments – Strategic Investment” below.

We monitor market trends and economic conditions. Through our FBD Division, rather than making investments to purchase land and construct attractions in joint venture arrangements, we are exploring leveraging flagship locations as proof of concept as we move towards an asset-light model where we partner with existing developers to open world-class, immersive LBE entertainment experiences through licensing or franchise agreements within the partner’s current infrastructure. This asset-light approach will focus on optimizing and repurposing existing infrastructure, which is both capital-efficient and allows for quicker returns.

Our Chief Operating Decision Makers are the Executive Chairman and the Chief Executive Officer who are both responsible for allocating resources and evaluating the financial performance of our segments. Segment financial performance is evaluated based on segment revenue and earnings before interest, taxes, foreign exchange gains (losses) and depreciation and amortization.

Recent Developments

Business Combination and Public Company Costs

We consummated the previously announced Business Combination and other related transactions between October 5, 2023 and October 6, 2023. As contemplated by the Merger Agreement, the Business Combination (as defined below) was effected in two steps: (a) on October 5, 2023 FAST II merged with and into Pubco (the “SPAC Merger”), with the Pubco surviving as the sole owner of Merger Sub, followed by a contribution by the Pubco of all of its cash (except for cash required to pay certain transaction expenses) to Merger Sub to effectuate the “UP-C” structure; and (b) on October 6, 2023 Merger Sub merged with and into Falcon’s OpCo (the “Acquisition Merger,” and collectively with the SPAC Merger, the “Business Combination”), with Falcon’s OpCo as the surviving entity of such merger. Following the consummation of the transactions contemplated by the Merger Agreement (the “Closing”), the direct interests in Falcon’s OpCo were held by Pubco and certain holders of the Falcon’s OpCo Units outstanding as of immediately prior to the Business Combination. In addition, on October 6, 2023, Pubco entered into a contribution agreement with Falcon’s OpCo pursuant to which Pubco contributed the Transferred Debt in exchange for the issuance of preferred units of Falcon’s OpCo and the payment of accrued and unpaid interest on the Transferred Debt.

On October 4, 2023, Infinite Acquisitions (i) entered into a conversion agreement with Falcon’s OpCo (the “Subsequent Conversion Agreement”), pursuant to which an aggregate of $7.3 million owed by Falcon’s OpCo and Katmandu Group to Infinite Acquisitions was converted into 727,500 Falcon’s OpCo Financing Units, thereby funding a portion of Infinite Acquisitions’ purchase of those units under its subsequent subscription agreement and (ii) irrevocably committed to fund an additional approximately $12.8 million to Falcon’s OpCo by December 31, 2023, for a total financing from Infinite Acquisitions of $80.0 million.

Further, holders of an aggregate of $4.8 million of outstanding indebtedness (the “Transferred Debt”) of Falcon’s OpCo entered into Exchange Agreements whereby such indebtedness was exchanged for an aggregate of 475,000 shares of Series A Preferred Stock and a cash payment of unpaid accrued interest, and Pubco agreed to contribute the Transferred Debt to Falcon’s OpCo in exchange for Falcon’s OpCo (i) issuing to Pubco a number of Preferred Units equal to the number of shares of Series A Preferred Stock issued upon the exchange of the Transferred Debt, and (ii) paying to Pubco an amount in cash equal to the amount of cash paid by Pubco as accrued interest.

We received net cash proceeds from the Business Combination totaling $1.0 million net of FAST II transaction cost of $2.9 million paid at Closing. FAST II and Falcon’s OpCo transaction costs related to the Business Combination of $4.9 million and $14.0 million, respectively, are not yet settled and the Company expects to settle them over the next 24 months. Costs incurred in excess of the gross proceeds are recorded in profit or loss.

The SPAC Merger was accounted for as an asset acquisition similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with US GAAP. The Acquisition Merger was accounted for similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with US GAAP. Following the closing of the Acquisition Merger, the Company’s Executive Chairman, Mr. Scott Demerau, together with other members of the Demerau family, will continue to collectively have a controlling interest (as determined in accordance with GAAP) in the Company through the control of Katmandu Ventures LLC, and through the membership of Lucas Demerau, Nathan Markey and Cory Demerau on the board of directors of the general partner of Infinite Acquisitions As the Acquisition Merger represents a common control transaction from an accounting perspective, the Acquisition Merger will be treated similar to a reverse recapitalization. As there is no change in control, the Company has been determined to be the accounting acquirer and the Company will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Acquisition Merger will be treated as the equivalent of the Company issuing stock for the net assets of Pubco, accompanied by a recapitalization. The net assets of Pubco will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, the results of operations presented for the period prior to the Acquisition Merger will be those of the Company.

On November 3, 2023, pursuant to the terms of Pubco’s 8.00% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share (the “Pubco Preferred Stock”) in the Certificate of Designation of the Preferred Stock (the “Certificate of Designation”), the audit committee of Pubco’s board of directors determined that the volume weighted average closing price of Pubco’s Class A Common Stock, par value $0.0001 per share (“Pubco Class A Common Stock”) exceeded $14.30 for 20 consecutive trading days. Accordingly, on November 6, 2023, all outstanding shares of Pubco Preferred Stock automatically converted into shares of Pubco Class A Common Stock at a conversion rate of 0.90909 shares of Pubco Class A Common Stock for each share of Pubco Preferred Stock [in accordance with the Certificate of Designation]. Cash was paid in lieu of fractional shares in accordance with the terms of the Pubco Preferred Stock under the [name of document]. An aggregate of approximately 600,000 shares of Pubco Class A Common Stock were issued upon conversion of the Pubco Preferred Stock. Following the automatic conversion of the Pubco Preferred Stock, there are no outstanding shares of Pubco Preferred Stock. [In order to maintain the “Up-C” structure, Pubco forfeited the preferred units of the Company that it previously held and was issued a number of shares of common units of the Company equal to the number of shares of Pubco Class A Common Stock issued upon conversion of the Pubco Preferred Stock.] On November 3, 2023, in connection with the automatic conversion of all outstanding Pubco Preferred Stock, Pubco and Continental Stock Transfer & Trust Company (“Continental”) entered into a second amended and restated warrant agreement (the “Second A&R Warrant Agreement”) to reflect the withdrawal and delisting of Pubco’s shares of Pubco Preferred Stock following the automatic conversion thereof. In connection with the automatic conversion of the Pubco Preferred Stock, Pubco’s outstanding warrants will be exercisable for 1.034999 shares of Pubco Class A Common Stock.

Public Company Costs

As a consequence of the Business Combination, the Company became an SEC-registered and listed company, which will require the Company to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. The Company expects to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Additionally, our capital and operating expenditures are expected to increase significantly in connection with our ongoing activities, as we:

●	continue to invest in our technology,

●	deploy our Company’s FBB division’s products,

●	sign up new properties for our Company’s FBD division,

●	hire additional personnel,

●	obtain, maintain, expand and protect our intellectual property, and

●	operate as a public company.

Strategic Investment

On July 27, 2023, pursuant to that certain Subscription Agreement by and between FCG and QIC Delaware, Inc., and, solely for purposes of Sections 5.3 and 5.4 thereof the Company (the “Subscription Agreement”), QIC Delaware, Inc., a Delaware corporation and an affiliate of QIC, agreed to invest $30.0 million in FCG (“Strategic Investment”). Pursuant to the Strategic Investment, QIC invested $30.0 million, inclusive of the Reimbursement Amount, in the Company’s Falcon’s Creative division through a private placement of preferred units by FCG. Pursuant to the QIC Subscription Agreement, upon the closing of the Strategic Investment, FCG received a closing payment of $17.5 million (net of $500,000 in reimbursements). The remaining $12.0 million of the $30.0 million investment is being held by QIC and will be released to FCG upon the establishment of an employee retention and attraction incentive program that incentivizes employees of FCG and its subsidiaries involved in satisfying the QIC Priority Commitment to satisfy such QIC Priority Commitment. The employee retention and attraction incentive program must include either (i) an equity pool equal to approximately 10% of FCG’s issued and outstanding equity or (ii) a cash bonus pool equal to $12.0 million. The specific terms and details of the employee retention and attraction incentive program are being negotiated by FCG and QIC. After giving effect to the transactions contemplated by the QIC Subscription Agreement, FCG has two members: QIC holding 25% of the equity interest of FCG in the form of preferred units and the Company holding the remaining 75% of the equity interest of FCG in the form of common units. In connection with the Strategic Investment, FCG amended and restated its limited liability company agreement (“LLCA”) to include QIC as a member and to provide QIC with certain consent, priority and preemptive rights, and the Company and FCG entered into an intercompany service agreement and a license agreement. In addition, FCG agreed to indemnify the members of its board of managers for liabilities arising from their service in their respective roles.

The LLCA contains contractual provisions regarding the distribution of FCG’s income or loss. Pursuant to these provisions, QIC is entitled to a redemption amount of the initial $30.0 million investment plus a 9% annual compounding preferred return. As a result, QIC does not absorb losses from FCG that would cause its investment to drop below this redemption amount and any losses not absorbed by QIC are fully allocated to the Company.

Deconsolidation of FCG

The LLCA grants QIC the right to block or participate in certain significant operating and capital decisions of FCG, including the approval of FCG’s budget and business plan, strategic investments, and incurring additional debt, among others. These rights allow QIC to effectively participate in significant financial and operating decisions of FCG that are made in FCG’s ordinary course of business. As such, as of July 27, 2023 the Company does not have a controlling financial interest since QIC has the substantive right to participate in FCG’s business decisions. Therefore, FCG is deconsolidated and accounted for as an equity method investment in the Company’s consolidated financial statements. Until the five-year anniversary of the Strategic Investment, (i) FCG may not make any distributions (except for tax distributions) to any of its members and (ii) FCG will reinvest all of its available cash to support the growth and capacity of FCG and its subsidiaries for any projects, products and purchase orders submitted by QIC to FCG and its subsidiaries. These limitations in the use of available cash restrict FCG’s ability to distribute cash to the Company and, in turn, the Company’s ability to distribute cash to the Pubco, which could have an adverse impact on the Pubco’s ability to pay dividends to its shareholders.

The unaudited condensed consolidated statement of operations and comprehensive loss therefore include approximately one month of activity related to FCG prior to deconsolidation in the three months ended September 30, 2023 and approximately seven months of activity related to FCG prior to deconsolidation in the nine months ended September 30, 2023. As of September 30, 2023 the assets and liabilities of FCG, including its goodwill, are no longer included within the Company’s unaudited condensed consolidated balance sheet. Prior to deconsolidation, FCG’s operations generated a majority of the Company’s consolidated revenue and contract asset and liability balances. Any discussions related to results, operations, and accounting policies associated with FCG are referring to the periods prior to deconsolidation.

As of July 27, 2023, the Company reflected its investment in FCG LLC at fair value, resulting in a gain on deconsolidation of $27.4 million.

Factors that May Influence Future Results of Operations

Our financial results of operations may not be comparable from period to period due to several factors. Key factors affecting the results of operations are summarized below.

The COVID-19 Pandemic

Our business and operations were negatively impacted by the COVID-19 pandemic for a number of underling factors as follows:

Falcon’s Creative Group (“FCG”):

●	the execution of work for the ongoing projects was halted;

●	approval of new contracts and modification of ongoing projects was delayed due to financial and operational uncertainty of the leisure and theme park industry; and

●	the Company did not reduce headcount as a result of project delays and continued to incur labor costs.

Producciones de Parques, S.L. (“PDP”):

●	Closures of properties in historical periods and limited operations;

●	supply chain shortages; and

●	decreased demand due to public health concerns and international travel restrictions.

Sierra Parima:

●	delays on construction in Punta Cana properties given international travel restrictions that lead to delay in opening the park by more than a year.

Our joint venture entities took proactive measures for the safety of guests and staff and to manage costs and expenditures and increase liquidity in response to temporary closures and limited capacity operations. Some measures taken in 2022 included, but were not limited to, (i) eliminating or deferring all non-essential operating expenses while the resorts and hotels were closed and actively managing operating expenses during periods of limited capacity opening; (ii) reducing or deferring capital expenditures starting in March 2020, including a one year postponement in the commencement of construction of the Punta Cana theme park; (iii) negotiating deferral of loan repayment; and (iv) reducing seasonal labor during the period that the parks were closed or operating under capacity restrictions. Our joint venture entities also availed themselves of various COVID-19 relief programs from the Spanish and local governments, including government-backed loans from the Spanish State Finance Agency (“ICO”), grants from the Balearic Islands government, and a twelve-month moratorium on the payment of mortgage loans relating to Spanish real estate properties used as hotels, tourist accommodations or for travel agency activities.

For additional discussion of the adverse impact of COVID-19 on our business see the section of the Form S-4 and Form S-1 entitled “Risk Factors — Risks Related to the Company — Business and Business Development Risks.”

Strategic Investment

Our financial results are impacted by the Strategic Investment in FCG. As of July 27, 2023, the date the Company ceased to have a controlling financial interest, FCG was deconsolidated and accounted for as an equity method investment. Until the five-year anniversary of the Strategic Investment, (i) FCG may not make any distributions (except for tax distributions) to any of its member and (ii) FCG will reinvest all of its available cash to support the growth and capacity of FCG and its subsidiaries for any projects, products and purchase orders submitted by QIC to FCG and its subsidiaries. These limitations in the use of available cash restrict FCG’s ability to distribute cash to the Company and, in turn, the Company’s ability to distribute cash to the Pubco, which could have an adverse impact on the Pubco’s ability to pay dividends to its shareholders.

Equity Method Investments

Our financial results are impacted by our 50% ownership of the equity interests in three of our unconsolidated joint ventures, PDP, Sierra Parima, Karnival TP-AQ Holdings Limited (“Karnival”). Additionally, starting from the deconsolidation of FCG on July 27, 2023, our financial results are impacted by our 75% ownership of FCG, as described further below. Prior to July 27, 2023 FCG’s results and balances were consolidated with the Company’s.

Our four unconsolidated joint ventures are recognized as equity method investments. We have recognized the share of gain (loss) from equity method investments of approximately $(1.6) and $1.7 million for the three months ended September 30, 2023, and 2022, respectively, and $(3.7) and $1.7 for the nine months ended September 30, 2023, and 2022, respectively.

On November 2, 2021, the Company entered into a Joint Venture Agreement to acquire a 50% interest in Karnival, a joint venture established with Raging Power Limited. The purpose of the joint venture is to hold ownership interests in entities developing and operating amusement centers located in the People’s Republic of China. The first facility is under development with an expected opening in late 2024. The results of operations are immaterial for the periods presented.

The carrying value of our investments and advances as of September 30, 2023, was comprised of approximately $25.3 million for PDP, $38.7 million for Sierra Parima, $6.8 million for Karnival and $37.5 million for FCG. The carrying value as of December 31, 2022, was comprised of approximately $23.7 million for PDP, $41.7 million for Sierra Parima and $6.6 million for Karnival.

The tables below summarize the results of operations of PDP, Sierra Parima and FCG for the three and nine months ended September 30, 2023, and 2022. The results of operations for Karnival were not material for these periods and are not included in the tables below.

	(Unaudited) Three months ended September 30,
	2023			2022
	PDP(1)	Sierra Parima	FCG(2)	PDP(1)	Sierra Parima
Total revenues	$15,830	$792	$3,270	$13,588	$46
Income (loss) from operations	4,648	(2,808)	(1,045)	3,288	(607)
Net Income (loss)	$3,055	$(2,825)	$(1,044)	$3,929	$(527)

(1)	The PDP summarized statement of operations for the three months ended September 30, 2023, and 2022 were translated from PDP’s reporting currency of Euro to U.S. dollar at an exchange rate of approximately €1 to 1.0826 USD and €1 to 1.0016 USD, respectively.

(2)	The summarized results of FCG disclosed above are subsequent to FCG’s deconsolidation on July 27, 2023.

	(Unaudited) Nine months ended September 30,
	2023			2022
	PDP(1)	Sierra Parima	FCG(2)	PDP(1)	Sierra Parima
Total revenues	$32,600	$2,017	$3,270	$26,541	$196
Income (loss) from operations	5,986	(8,031)	(1,045)	2,486	(1,233)
Net Income (loss)	$3,805	$(8,098)	$(1,044)	$4,631	$(1,153)

(1)	The PDP summarized statement of operations for the nine months ended September 30, 2023, and 2022 were translated from PDP’s reporting currency of Euro to U.S. dollar at an exchange rate of €1 to 1.0815 USD and EUR 1.0585 to $1, respectively.

(2)	The summarized results of FCG disclosed above are subsequent to FCG’s deconsolidation on July 27, 2023.

We expect the operating results of our unconsolidated joint venture Sierra Parima to be positively impacted in future periods by the opening of Katmandu Park in Punta Cana in March 2023. We expect this property to start generating positive EBITDA and cash flow in late 2024.

Timing of Current Projects and Future Geographic and Product Expansion

Our financial results and liquidity needs vary from quarter-to-quarter or year-to-year depending on the timing of:

●	our signing of agreements with and related disbursement from our FBG clients;

●	the timing of significant FCG projects;

●	completion of our current FBD projects;

●	opening of new themed entertainment resorts and themed parks

●	our contributions to our existing and new joint ventures; and

●	the launch of new products and services such as our planned Falcon’s Central RD&E zones in our FBD theme parks.

Industry Growth

Our financial profile is associated with several secular trends in the industries we serve and our three distinct end-markets: themed entertainment design and master planning, leisure tourism and digital entertainment content. Demand for our services is, in part, driven by the growth of our underlying end markets and consumer tastes and preferences, which are subject to change. We are also impacted by how much consumers spend to access content and immersive experiences and to travel to our themed resorts. The level of consumer spending depends, in turn, on economic conditions and consumer content consumption trends, as well as preferences related to specific formats of consumption and travel destinations.

Our ability to generate revenue is sensitive to rapidly changing consumer preferences and industry trends, as well as the popularity of our brands and the assets, including our themed entertainment resorts and theme parks, that we own through our unconsolidated joint ventures. We believe that we offer an experience-driven platform, and that we are well-positioned at the intersection of key long-term macro trends. However, changes in short term macro-level consumer spending or industry trends have in the past and could in the future result in significant fluctuations in our results of operations.

Market and Economic Conditions.

Our business depends on discretionary consumer and corporate spending. Many factors related to corporate spending and discretionary consumer spending, including economic conditions affecting disposable consumer income, unemployment levels, fuel prices, interest rates, changes in tax rates and tax laws that impact companies or individuals and inflation, have in the past and could in the future impact our operating results. While consumer and corporate spending may decline at any time for reasons beyond our control, the impacts on our results of operations become more acute in periods of a slowing economy or recession, which may be accompanied by changes in corporate spending in new projects and decreases in visits to our themed entertainment resorts and theme parks. During periods of reduced economic activity, consumers have historically reduced their discretionary spending and corporate entities have reduced or cut their spending on new projects, which could result in reductions in our share of equity method income from FCG and in our FBD revenues from guests at our resorts. A prolonged period of reduced consumer or corporate spending could have an adverse effect on our business, financial condition, and results of operations.

Seasonality

Our divisions face different seasonal trends. Our FCG division faces minimal seasonality given the longer timelines of most client engagements. Our FBD division faces seasonal trends as its revenues and share of residual income are primarily generated from the operations of our unconsolidated joint venture entities, PDP and Sierra Parima. Accordingly, seasonality in our FBD division is more material and is based on the tourism season in each of our markets, with some markets exhibiting more significant fluctuations between high and low seasons; most notably, the operating season for our Mallorca resort location is April through October, and our highest occupancy levels, ticket sales and package rates occur during July and August. This seasonality in demand results in predictable fluctuations in revenue, results of operations and liquidity, which in Mallorca are consistently higher during the second and third quarters of each year as compared to Tenerife where revenue is consistently higher during the first and fourth quarters of each year.

The effect of seasonality will vary as our market mix and product mix continues to evolve. We expect that seasonal variation in revenues and our share of residual income for our FBD division will decrease as we continue to expand in new and existing markets, thereby reducing geographic concentration. The other markets in which our FBD division operates or is currently planning for or developing locations (i.e., Punta Cana, Dominican Republic, Playa del Carmen, Mexico and Tenerife, Spain) have year-round operations that experience more moderate seasonality than Mallorca. The seasonality of the leisure tourism industry and the location of our planned resorts in the Dominican Republic and Mexico are expected to result in the greatest demand for our resorts between mid-December and April of each year, yielding higher occupancy levels and package rates during this period.

Impact of Inflation

The COVID-19 pandemic and regional travel restrictions and the war in Ukraine have led to problems in global supply chains and caused supply bottlenecks in many sectors of the economy. During the second half of 2021 and throughout 2022 these events slowed down the economic recovery and led to a significant increase in inflation in many regions, including Spain where our FBD resorts and parks are located and the United Kingdom, where many of our resorts’ guests are based. Operators of lodging properties, in general, possess the ability to adjust room rates to reflect the effects of inflation. However, competitive pressures may limit our ability to raise room rates at our themed resorts to fully offset inflationary cost increases.

The principal factors contributing to the inflationary pressures that have been experienced or will be experienced by our FBD division include, but are not limited to, increases in the prices of transportation and fuel affecting our guests, increases in labor costs at our Mallorca and Tenerife resorts, and increases in the costs of materials that will be used to develop our future resorts. We have not been impacted by increases in the costs of materials at our Punta Cana resort because we had entered into all material agreements for the development of the resort prior to the COVID-19 pandemic.

The principal factors contributing to the inflationary pressures that have been experienced by our FCG division include, but are not limited to, increases in labor-related costs.

Risks Associated with Future Results of Operations

For additional information on the risks associated with future results of operations, please see the following sections of the Form S-4 and the Form S-1: “Risk Factors — Risks Related to the Company” including, but not limited to “— Business and Business Development Risks,” “— Risks Related to our Joint Ventures,” “— Operational Risks and Risks Related to Our Industries,” “— Risks Related to Changing Economic Conditions.”

Components of Our Results of Operations

Overall note regarding the deconsolidation of FCG

The unaudited condensed consolidated statement of operations and comprehensive loss includes approximately one month of activity related to FCG prior to deconsolidation in the three months ended September 30, 2023 and approximately seven months of activity related to FCG prior to deconsolidation in the nine months ended September 30, 2023. Prior to deconsolidation, FCG’s operations generated a majority of the Company’s consolidated revenue and contract asset and liability balances. Any discussions related to results, operations, and accounting policies associated with FCG are referring to the periods prior to deconsolidation. See Deconsolidation of Falcon’s Creative Group LLC under Note 1 – Description of business and basis of presentation in the Company’s unaudited condensed consolidated financial statements included in Exhibit 99.1 of this filing for further discussion.

Revenue

In our FCG segment, FCG generates revenues from master planning, attraction design, project management, digital content, experiential technology services and sales of theme park ride hardware using our patented technology. The Company’s retained investment in FCG is accounted for under the equity method and FCG revenue is no longer included in the Company’s unaudited condensed consolidated statement of operations and comprehensive loss subsequent to the deconsolidation of FCG on July 27, 2023. In our Destinations Operations segment, we generate revenues through the management of resorts and theme parks and incentive fees. In our FBB segment, we generate revenues through the licensing of digital media.

Project design and build expense

Our Project design and build expenses primarily include project related direct wages, freelance labor, hardware, and software costs.

Selling, general and administrative expense

Our Selling, general and administrative expenses include payroll, payroll taxes and benefits for non-project related employee salaries, taxes, and benefits as well as technology infrastructure, marketing, occupancy, finance and accounting, legal, human resources, and corporate overhead expenses. Our Selling, general and administrative expenses include third-party accounting and legal costs related to the preparation of the Company’s public offering.

Credit loss expense – related party

Our credit loss expense includes expected credit loss reserve activity related to accounts receivable balances with our unconsolidated joint venture Sierra Parima.

Research and development expense

Research and development expenses primarily consist of third-party vendor costs and internal labor involved in research and development activities primarily related to the development of new FBB products which include new card games, mobile games and a new animated series as well as development of the new FBD resort concept. Research and development expenses are expensed in the period incurred. We expect expenses to increase in future periods as we continue to invest in research and development activities to achieve our operational and commercial goals.

Intangible asset impairment loss

Our intangible asset impairment loss primarily consists of the impairment of the ride media content intangible asset owned by our FBB segment.

Depreciation and amortization expense

Our Depreciation and amortization expense is primarily attributed to the amortization of finite-lived intangible assets, comprising of ride media content, trade names, customer relationships, developed technology and right-of-use assets for our finance lease. All trade names, customer relationships, developed technology and finance lease right-of-use assets have been deconsolidated with FCG as of July 27, 2023. We also incurred depreciation expenses for property and equipment utilized in the operation of our businesses.

Share of gain or loss from equity method investments

Our Share of gain or loss from equity method investments represents our proportional share of net earnings or losses of our unconsolidated joint ventures.

Our parks and resorts, which are operated within our unconsolidated joint ventures, generate revenues through the sales of hotel rooms, park admissions, food and beverage, merchandise, and ancillary services. Our resorts benefit from a booking advantage from the inclusion and proximity of our entertainment offerings and premium shopping and dining experiences.

The principal costs of parks and resorts are employee wages and benefits, advertising, maintenance, utilities, and insurance. Factors that affect costs include fixed operating costs, competitive wage pressures, food, beverage and merchandise costs, costs for construction, repairs and maintenance and inflationary pressures.

After the deconsolidation of FCG on July 27, 2023 the Company accounts for its retained investment under the equity method. FCG generates revenues from master planning, attraction design, project management, digital content, experiential technology services and sales of theme park ride hardware using our patented technology. The principal costs of these services are project design and build expense, employee wages and benefits, research and development, sales and marketing, depreciation and amortization, software costs, legal fees, consultant fees, and occupancy costs.

Gain on deconsolidation

Our gain on deconsolidation consists of the gain recognized on the deconsolidation of FCG. The gain recognized on deconsolidation is the difference between the estimated fair value of the Company’s retained investment in FCG and the carrying value of FCG’s net assets. See Deconsolidation of Falcon’s Creative Group LLC under Note 1 – Description of business and basis of presentation in the Company’s unaudited condensed consolidated financial statements included in Exhibit 99.1 of this filing for further discussion.

Interest expense

Our Interest expense consists primarily of the interest on our debt instruments and finance lease liabilities. Interest expense related to debt instruments is generated by related party and third-party loans and lines of credit used primarily to fund the development, acquisition and construction of Katmandu Park in Punta Cana through our investment in the Sierra Parima joint venture and to fund working capital required in preparation for becoming a public company. See Note 7 - Long-term debt and borrowing arrangements in the Company’s unaudited condensed consolidated financial statements included in Exhibit 99.1 of this filing for a description of our indebtedness and “— Liquidity, Capital Commitments and Resources” below.

Interest income

Our Interest income consists primarily of interest income recognized in connection with licensing the right to use digital ride media content to Sierra Parima. The agreement requires ten equal annual payments of $0.3 million to the Company beginning on the date the park was opened, March 2023. As the payments are deferred over a ten-year period, a significant financing component exists. Therefore, the Company recognized a financing receivable discounted based on the contracted annual payments and recognized interest income beginning in the three months ended June 30, 2023. As of September 30, 2023 the Company recognized an expected credit loss reserve against all balances due from Sierra Parima, including receivables related to this ride media license. See Credit loss expense – related party in Results of Operations below.

Foreign exchange transaction gain (loss)

Our Foreign exchange transaction gain (loss) include our transactional gains and losses on the settlement or re-measurement of our non-functional currency denominated assets and liabilities. Since we conduct business in jurisdictions outside of the United States, we generate realized and unrealized transactional foreign exchange gains and losses from the remeasurement of U.S. dollar denominated cash and debt balances held by Fun Stuff, our Euro functional currency subsidiary, and the settlement of vendor balances denominated in non-functional currencies. As the U.S. dollar strengthens against the Euro, we record realized and unrealized foreign exchange losses; as the U.S. dollar weakens against the Euro, we record realized and unrealized foreign exchange gains.

Income tax

We are organized as a limited liability company taxed as a partnership. Our financial statements do not include a provision for federal or state income tax expense or benefit as our taxable income or loss is included in the tax returns of our members. Our foreign subsidiaries and unconsolidated joint ventures are subject to tax in their local jurisdiction and we record a provision for income tax expense or benefit where applicable.

Results of Operations

The following comparisons are historical results and are not indicative of future results, which could differ materially from the historical financial information presented.

Any discussions related to results, operations, and accounting policies associated with FCG are referring to the periods prior to deconsolidation. The unaudited condensed consolidated statement of operations and comprehensive loss includes approximately one month of activity related to FCG prior to deconsolidation in the three months ended September 30, 2023 and approximately seven months of activity related to FCG LLC prior to deconsolidation in the nine months ended September 30, 2023, versus a full period of activity in the prior year. Therefore, the periods are not comparable. See Deconsolidation of Falcon’s Creative Group LLC under Note 1 – Description of business and basis of presentation and Note 5 – Investments in the Company’s unaudited condensed consolidated financial statements included in Exhibit 99.1 of this filing.

Three Months Ended September 30, 2023, compared to Three Months Ended September 30, 2022

	(Unaudited) Three months ended September 30,
	2023	2022
Revenue	$1,581	$4,231
Expenses:
Project design and build expense	722	2,999
Selling, general and administrative expense	3,113	2,353
Transaction expenses	10,135	3,257
Credit loss expense – related party	5,230	-
Research and development	349	751
Intangible asset impairment expense	2,377	—
Depreciation and amortization expense	59	164
Loss from operations	(20,404)	(5293)
Share of gain or (loss) from equity method investments	(1,555)	1,701
Gain on deconsolidation of FCG	27,402	—
Interest expense	(321)	(327)
Interest income	47	—
Foreign exchange transaction loss	(866)	(1,238)
Net loss before taxes	4,303	(5,157)
Income tax benefit	7	—
Net income (loss)	$4,310	$(5,157)

Revenue

	(Unaudited) Three months ended September 30,
	2023	2022
Design and project management services	$1,070	$2,496
Media production services	196	53
Attraction hardware and turnkey sales	39	1,452
Other	276	230
Total revenue	$1,581	$4,231

Revenue decreased $2.6 million to $1.6 million for the three months ended September 30, 2023, compared with $4.2 million for the three months ended September 30, 2022. The decrease was attributable to a $0.9 million decrease associated with the deconsolidation of FCG contracts with Qiddiya for design and project management services and media services, and a $1.7 million decrease related to contracts with Sierra Parima and Katmandu, as projects near completion prior to FCG’s deconsolidation. See Note 5 – Investments in the Company’s unaudited condensed consolidated financial statements included in Exhibit 99.1 of this filing for further details on the deconsolidation of FCG and recognition of the retained investment in FCG under the equity method.

Project design and build expense

Project design and build expense decreased $2.3 million to $0.7 million for the three months ended September 30, 2023, compared with $3.0 million for the three months ended September 30, 2022, which represents a 25% decrease as a percent of Revenue driven primarily by an increase in sales with higher margin projects within FCG during the three months ended September 30, 2023, compared with the three months ended September 30, 2022, partially offset by lower margin attraction hardware and turnkey services sales.

During the three months ended September 30, 2023, we continued work on long-term higher margin contracts for design and project management services, most of which are higher dollar value projects due to their increased length, scale, and complexity.

Selling, general and administrative expense

Selling, general and administrative expense increased $0.7 million to $3.1 million for the three months ended September 30, 2023, compared with $2.4 million for the three months ended September 30, 2022. The increase was primarily driven by increases in third-party marketing and strategic planning fees for the FBB and FBD divisions coupled with incremental headcount for public company readiness and the growth of the FCG and FBB segments.

Transaction expenses

Transaction expenses increased $6.8 million to $10.1 million for the three months ended September 30, 2023, compared with $3.3 million for the three months ended September 30, 2022. The increase was primarily driven by audit and consulting fees incurred in connection with the preparation of financial statements and the Business Combination completed in the fourth quarter of 2023.

Credit loss expense – related party

Credit loss expense increased $5.2 million to $5.2 million for the three months ended September 30, 2023, compared with $0 million for the three months ended September 30, 2022. The increase was primarily due to $5.2 million in credit loss expense related to new reserves for expected credit losses booked against receivables with unconsolidated joint venture Sierra Parima. Katmandu Park’s financial performance since opening in March, 2023 has been below Management’s expectations. As a result, Sierra Parima is currently preserving cash for use in its operations. Based on this evaluation of Sierra Parima’s credit characteristics, the excepted credit loss reserve was increased by $5.2 million to $5.5 million as of September 30, 2023 which represents the Company’s estimate of expected credit losses over the contractual life of each receivable. This loss reserve now offsets all receivables from Sierra Parima as of September 30, 2023. A portion of these reserved receivables was removed from the Company’s balance sheet with the deconsolidation of FCG. The Company will continue to periodically evaluate these estimates to determine if additional reserves are needed.

Research and Development

Research and development expense decreased $0.5 million to $0.3 million for the three months ended September 30, 2023, compared with $0.8 million for the three months ended September 30, 2022. The decrease was primarily due a reduction in third party expenses incurred for development of certain FBB products, including Roblox and mobile games, that were launched in early 2023, partially offset by increases in expenses incurred for the development of other new FBB products, the BeyondME application and an animated series.

Intangible asset impairment expense

Impairment expense increased $2.4 million to $2.4 million for the three months ended September 30, 2023, compared with $0 million for the three months ended September 30, 2022. The Company assessed impairment indicators and determined that there has been a significant decrease in the amount of expected ultimate revenue to be recognized from the ride media content asset. Development plans for future parks, where this asset would have been deployed, have been put on hold as the Company evaluates the funding required to develop these parks. These circumstances indicate that the fair value may be less than the unamortized cost of the asset. As significant uncertainty exists as to when capital may be available to commit to these future projects, the Company could not reasonably project any future cash flows from the ride media content, and its value has been fully impaired as of September 30, 2023.

Depreciation and amortization expense

Depreciation and amortization expense decreased $0.1 million to less than $0.1 million for the three months ended September 30, 2023, compared with $0.2 million for the three months ended September 30, 2022.

Share of gain or loss from equity method investments

	(Unaudited) Three months ended September 30,
	2023	2022	Change
PDP	$1,527	$1,964	(437)
Sierra Parima	(1,616)	(263)	(1,353)
Karnival	132	-	132
FCG	(1,598)	-	(1,598)
Total Share of gain or loss from equity method investments	$(1,555)	$1,701	(3,256)

Share of loss from equity method investments decreased $3.3 million to $(1.6) million for the three months ended September 30, 2023, compared with $1.7 million gain for the three months ended September 30, 2022. The increase in loss was driven by a $1.4 million higher share of net loss in the three months ended September 30, 2023 for Katmandu Park in Punta Cana which completed construction in March 2023. Additionally, share of net income from PDP decreased by $0.4 million for the three months ended September 30, 2023, primarily driven by an increase in loss from derivatives and tax expense, partially offset by increase in hotel income. Also, share of loss from FCG was $(1.6) million for the three months ended September 30, 2023 which was not an unconsolidated joint venture in the three months ended September 30, 2022. The above losses were partially offset by a $0.1 million increase in share of net income from Karnival for the three months ended September 30, 2023, primarily driven by interest income.

Gain on deconsolidation of FCG

Gain on deconsolidation of FCG increased $27.4 million to $27.4 million for the three months ended September 30, 2023, compared with $0 million for the three months ended September 30, 2022. The gain recognized on deconsolidation is the difference between the estimated fair value of the Company’s retained investment in FCG and the carrying value of FCG’s net assets. See Deconsolidation of Falcon’s Creative Group LLC under Note 1 – Description of business and basis of presentation and Note 5 – Investments and advances to unconsolidated joint ventures in the Company’s unaudited condensed consolidated financial statements included in Exhibit 99.1.

Interest expense

Interest expense remained consistent at $0.3 million for the three months ended September 30, 2023, and 2022.

Interest Income

Interest income of less than $0.1 million was recognized during the three months ended September 30, 2023 from interest income on the long term financing receivable due from Sierra Parima.

Foreign exchange transaction gain (loss)

Foreign exchange transaction loss decreased $0.3 million to $(0.9) million for the three months ended September 30, 2023, compared with $(1.2) million for the three months ended September 30, 2022. The decrease in loss was primarily attributable to the foreign exchange on advances between Falcon’s Beyond Global, a USD functional currency entity, and Fun Stuff, a euro functional currency entity, as the U.S. dollar strengthened against the euro during the three months ended September 30, 2022 and weakened against the Euro during the three months ended September 30, 2023. Additionally, the USD denominated debt held by Fun Stuff was moved to Katmandu Group, a USD functional currency entity, as of September 30, 2023,. In addition, subsequent to September 30, 2023 the Company converted the entire outstanding balance on its 2.5 million euro line of credit to equity. See Note 13 – Subsequent events in the Company’s unaudited condensed consolidated financial statements included in Exhibit 99.1 of this filing for further discussion. These transactions have reduced the Company’s exposure to foreign exchange transaction gains and losses.

Segment Reporting

The following table presents selected information about our segment’s results for the three months ended September 30, 2023, and 2022:

	(Unaudited) Three months ended September 30,
	2023	2022
Revenue:
FCG	$1,267	$4,576
Destinations Operations	274	230
Falcon Beyond Brands	1	—
Intersegment eliminations	39	(575)
Total Revenue	1,581	4,231

Segment income (loss) from operations:
FCG	(4,868)	(29)
Destinations Operations	(526)	163
PDP	1,527	1,964
Sierra Parima	(1,413)	(263)
FBB	(2,356)	(997)
Intersegment eliminations	(671)	(323)
Total segment loss from operations	(8,307)	515
Unallocated corporate overhead	(11,216)	(3,943)
Depreciation and amortization expense	(59)	(164)
Gain on deconsolidation of FCG	27,402	—
Impairment of intangible assets	(2,377)	—
Interest expense	(321)	(327)
Interest income	47	—
Foreign exchange transaction loss	(866)	(1,238)
Net loss before income taxes	$4,303	$(5,157)
Income tax benefit	7	—
Net income (loss)	$4,310	$(5,157)

Total revenue for the three months ended September 30, 2023, decreased $2.6 million compared to the three months ended September 30, 2022, primarily driven by a decrease in revenues from the FCG segment due to the deconsolidation of the FCG segment during the three months ended September 30, 2023. See Deconsolidation of Falcon’s Creative Group LLC under Note 1 – Description of business and basis of presentation in the Company’s unaudited condensed consolidated financial statements included in Exhibit 99.1 of this filing for further discussion.

Total segment loss from operations for the three months ended September 30, 2023, increased $8.8 million compared to the three months ended September 30, 2022, due to the following:

●	FCG segment loss from operations for the three months ended September 30, 2023, increased to $4.9 million as compared to a loss of less than $0.1 million in the three months ended September 30, 2022, primarily as a result of a credit loss expense on related party receivables from Sierra Parima and a higher proportion of corporate overhead costs being allocated to the segment beginning in 2023 to support expansion of the business at the segment level including opening of the Philippines office that will support the execution of design services for FCG customers.

●	Destination Operations segment loss from operations for the three months ended September 30, 2023, increased $(0.7) million compared to the three months ended September 30, 2022, primarily due to more corporate overhead costs allocated to the segment beginning in 2023 to support the growth of the business and the opening of Katmandu Park in Punta Cana.

●	PDP segment results for the three months ended September 30, 2023, decreased $0.5 million compared to the three months ended September 30, 2022, primarily driven by a 1.5 million decrease in gain from derivatives, $0.8 million increase in tax expense, offset by a $1.4 million increase income from operations.

●	Sierra Parima segment loss for the three months ended September 30, 2023, increased $1.1 million compared to the three months ended September 30, 2022, driven by increased costs related to the construction of Katmandu Park in Punta Cana, which completed construction in March 2023.

●	FBB segment loss from operations for the three months ended September 30, 2023, increased $1.4 million compared to 2022, driven by $0.5 million lower research and development expenses offset by $1.9 million higher selling, general and administrative expenses.

●	Intersegment eliminations for the three months ended September 30, 2023, increased $0.4 million compared to the three months ended September 30, 2022, primarily driven by changes in contracts between FCG and the other segments.

Reportable segments measures of profit and loss are earnings before interest, foreign exchange gains and losses, unallocated corporate expenses, intangible asset impairment loss and depreciation and amortization expense. Results of operating segments include costs directly attributable to the segment including project costs, payroll and payroll-related expenses and overhead directly related to the business segment operations. Unallocated corporate overhead costs include costs related accounting, finance, marketing, human resources, legal and information technology support services, audit, tax corporate legal expenses. Transaction expenses were $10.1 million for the three months ended September 30, 2023. These fees were particularly high for this period as transactions costs incurred in relation to the public offering, including the balance deferred as of June 30, 2023, have been recognized in expense for the period ended September 30, 2023. Unallocated corporate overhead costs are presented as a reconciling item between total income (losses) from reportable segments and the Company’s consolidated financial results. For more information about our Segment Reporting, see Note 11 - Segment information in the Company’s unaudited condensed consolidated financial statements.

Nine Months Ended September 30, 2023, compared to Nine Months Ended September 30, 2022

	(Unaudited) Nine months ended September 30,
	2023	2022
Revenue	$16,097	$12,029
Expenses:
Project design and build expense	10,151	8,074
Selling, general and administrative expense	10,500	7,057
Transaction expenses	21,648	5,963
Credit loss expense – related party	5,484	—
Impairment Expense	2,377	—
Research and development	1,251	1,725
Depreciation and amortization expense	1,575	570
Loss from operations	(36,889)	(11,360)
Share of gain or (loss) from equity method investments	(3,690)	1,739
Gain on deconsolidation of FCG	27,402	—
Interest expense	(887)	(917)
Interest income	92	—
Foreign exchange transaction loss	(396)	(2,485)
Net loss before taxes	(14,368)	(13,023)
Income tax benefit	26	—
Net loss	$(14,342)	$(13,023)

Revenue

	(Unaudited) Nine months ended September 30,
	2023	2022
Design and project management services	$10,555	$7,890
Media production services	1,773	340
Attraction hardware and turnkey sales	2,052	3,504
Digital media licenses	1,331	—
Other	386	295
Total revenue	$16,097	$12,029

Revenue increased $4.1 million to $16.1 million for the nine months ended September 30, 2023, compared with $12.0 million for the nine months ended September 30, 2022. The increase was attributable to a $4.5 million increase associated with new long-term contracts for design and project management services and media services, primarily relating to a $4.5 million increase from contracts with Qiddiya Investment Company, offset by $0.5 million decrease related to Sierra Parima contracts which are nearing completion. Additionally, there was a $0.1 million increase related to all other contracts.

Project design and build expense

Project design and build expense increased $2.1 million to $10.2 million for the nine months ended September 30, 2023, compared with $8.1 million for the nine months ended September 30, 2022, which represents 4% decrease as a percent of Revenue driven primarily by an increase in sales with higher margin projects within FCG compared to the nine months ended September 30, 2022. During the nine months ended September 30, 2023, we entered into new long-term higher margin contracts for design and project management services, most of which are higher dollar value jobs due to their increased length, scale, and complexity, offset by lower margin attraction hardware and turnkey sales services. Additionally, $1.3 million in revenue was recognized for the nine months ended September 30, 2023, related to licensing digital media content to Sierra Parima. The amortization expense of the related intangible asset recognized in depreciation and amortization is not included in project design and build expense which positively impacted project design and build expense as percent of revenue.

Selling, general and administrative expense

Selling, general and administrative expense increased $3.4 million to $10.5 million for the nine months ended September 30, 2023, compared with $7.1 million for nine months ended September 30, 2022. The increase was primarily related to third-party marketing and strategic planning fees for the FBB and FBD divisions coupled with incremental headcount for public company readiness and the growth of the FCG and FBB segments.

Transaction expenses

Transaction expenses increased $15.6 million to $21.6 million for the nine months ended September 30, 2023, compared with $6.0 million for the nine months ended September 30, 2022. The increase was primarily driven by audit and consulting fees incurred in connection with the preparation of financial statements and the Business Combination completed in the fourth quarter of 2023.

Credit loss expense – related party

Credit loss expense increased $5.5 million to $5.5 million for the nine months ended September 30, 2023, compared with $0 million for the nine months ended September 30, 2022. The increase was primarily due to $5.2 million in credit loss expense related to new reserves for expected credit losses booked against receivables with unconsolidated joint venture Sierra Parima. Katmandu Park’s financial performance has been below Management’s expectations. As a result, Sierra Parima is currently preserving cash for use in its operations. Based on this evaluation of Sierra Parima’s credit characteristics, the excepted credit loss reserve was increased by $5.2 million to $5.5 million as of September 30, 2023 which represents the Company’s estimate of expected credit losses over the contractual life of each receivable. This loss reserve now offsets all receivables from Sierra Parima as of September 30, 2023. A portion of these reserved receivables was removed from the Company’s balance sheet with the deconsolidation of FCG. The Company will continue to periodically evaluate these estimates to determine if additional reserves are needed.

Research and Development

Research and development expense decreased $0.4 million to $1.3 million for the nine months ended September 30, 2023, compared with $1.7 million for the nine months ended September 30, 2022. The expense in both periods relates to the development of new FBB products.

Intangible asset impairment expense

Impairment expense was $2.4 million for the nine months ended September 30, 2023, compared with $0 million for the nine months ended September 30, 2022. The Company assessed impairment indicators and determined that there has been a significant decrease in the amount of expected ultimate revenue to be recognized from the ride media content asset. Development plans for future parks, where this asset would have been deployed, have been put on hold as the Company evaluates the funding required to develop these parks. These circumstances indicate that the fair value may be less than the unamortized cost of the asset. As significant uncertainty exists as to when capital may be available to commit to these future projects, the Company could not reasonably project any future cash flows from the ride media content, and its value has been fully impaired as of September 30, 2023

Depreciation and amortization expense

Depreciation and amortization expense increased $1.0 million to $1.6 million for nine months ended September 30, 2023, compared with $0.6 million for nine months ended September 30, 2022, relating primarily to the amortization of the digital ride media asset of $1.1 million recognized in the first quarter of 2023 when the asset was licensed for use by Sierra Parima, this increase was partially offset by $0.1 million decrease in depreciation and amortization for all other long lived assets. Additionally, increase in year over year depreciation expense would have been larger, however FCG was deconsolidated on July 27th, 2023, resulting in only seven months of depreciation expense in the nine months ended September 30, 2023.

Share of gain or loss from equity method investments

	(Unaudited) Nine months ended September 30,
	2023	2022	Change
PDP	$1,902	$2,315	(413)
Sierra Parima	(4,254)	(576)	(3,678)
Karnival	260	-	260
FCG	(1,598)	-	(1,598)
Total Share of gain or (loss) from equity method investments	$(3,690)	$1,739	(5,429)

Share of gain or loss from equity method investments decreased by $5.4 million to $(3.7) million loss for the nine months ended September 30, 2023, compared with $1.7 million gain for the nine months ended September 30, 2022. The change was driven by a $(3.7) million higher share of net loss in the nine months ended September 30, 2023, for Katmandu Park in Punta Cana which completed construction in March 2023. Additionally, share of net income in PDP decreased by $0.4 million for the nine months ended September 30, 2023, primarily driven by an increase in loss from derivatives and hotel expenses, partially offset by increase in hotel income. Also, share of loss from FCG was $(1.6) million for the nine months ended September 30, 2023 which was not an unconsolidated joint venture during the nine months ended September 30, 2022. The above decreases were partially offset by a $0.3 million increase in share of net income from Karnival for the nine months ended September 30, 2023, primarily driven by interest income.

Gain on deconsolidation of FCG

Gain on deconsolidation of FCG was $27.4 million for the nine months ended September 30, 2023, compared with $0 million for the nine months ended September 30, 2022. The gain recognized on deconsolidation is the difference between the estimated fair value of the Company’s retained investment in FCG and the carrying value of FCG’s net assets. See Deconsolidation of Falcon’s Creative Group LLC under Note 1 – Description of business and basis of presentation in the Company’s unaudited condensed consolidated financial statements included in Exhibit 99.1.

Interest expense

Interest expense remained consistent at $0.9 million for the nine months ended September 30, 2023, and 2022.

Interest Income

Interest income of $0.1 million was recognized during the nine months ended September 30, 2023, due to interest income related to the long term financing receivable due from Sierra Parima.

Foreign exchange transaction loss

Foreign exchange transaction loss decreased $2.1 million to $(0.4) million loss for the nine months ended September 30, 2023, compared with $(2.5) million loss for the nine months ended September 30, 2022. The decrease was primarily attributable to the unrealized foreign exchange gain (loss) on U.S. denominated related party debt with a Spanish subsidiary as the U.S. dollar strengthened against the Euro during the nine months ended September 30, 2022 and weakened against the Euro during the nine months ended September 30, 2023.

Segment Reporting

The following table presents selected information about our segment’s results for the nine months ended September 30, 2023, and 2022:

	(Unaudited) Nine months ended September 30,
	2023	2022
Revenue:
FCG	$14,514	$13,658
Destinations Operations	380	295
Falcon Beyond Brands	1,482	—
Intersegment eliminations	(279)	(1,924)
Total Revenue	$16,097	$12,029

Segment income (loss) from operations:
FCG	(5,596)	1,329
Destinations Operations	(1,324)	(442)
PDP	1,902	2,315
Sierra Parima	(4,049)	(576)
FBB	(3,450)	(2,480)
Intersegment eliminations	(913)	(950)
Total segment loss from operations	(13,430)	(804)
Unallocated corporate overhead	(23,197)	(8,247)
Depreciation and amortization expense	(1,575)	(570)
Gain on deconsolidation of FCG	27,402	—
Impairment of intangible assets	(2,377)	—
Interest expense	(887)	(917)
Interest income	92	—
Foreign exchange transaction gain (loss)	(396)	(2,485)
Net loss before income taxes	$(14,368)	$(13,023)
Income tax benefit	26	—
Net loss	$(14,342)	$(13,023)

Total revenue for the nine months ended September 30, 2023 increased $4.1 million compared to the nine months ended September 30, 2022, primarily driven by an increase in revenue generated within the FCG and FBB segments, which was primarily due to new long-term contracts for design and project management services at higher contract values, continuation of design and project management projects with comparably higher margins, and FBB’s digital media contract with Sierra Parima as discussed above.

Total segment loss from operations for the nine months ended September 30, 2023 increased $12.6 million compared to the nine months ended September 30, 2022 due to the following:

●	FCG segment loss from operations changed $6.9 million from $1.3 million segment income in the nine months ended September 30, 2022 to $(5.6) million segment loss in the nine months ended September 30, 2023, primarily as a result of credit loss expense on related party receivables from Sierra Parima and a higher proportion of corporate overhead costs being allocated to the segment beginning in 2023 to support expansion of the business at the segment level including opening of the Philippines office that will support the execution of design services for FCG customers. This cost increase is partially offset by an increase in revenues and improved margins on new long-term contracts.

●	Destination Operations segment loss from operations for the nine months ended September 30, 2023 increased $0.9 million compared to the nine months ended September 30, 2022, primarily due to more corporate overhead costs allocated to the segment beginning in 2023 to support the growth of the business and the opening of Katmandu Park in Punta Cana.

●	PDP segment results for the nine months ended September 30, 2023, decreased $0.4 million compared to the nine months ended September 30, 2022, primarily driven by a 4.5 million decrease in gain from derivatives, $0.2 million decrease in tax expense, and a $5.9 million increase in hotel income.

●	Sierra Parima segment loss for the nine months ended September 30, 2023 increased $3.4 million compared to the nine months ended September 30, 2022 driven by increased costs related to the construction of Katmandu Park in Punta Cana which completed construction in March 2023.

●	FBB segment loss from operations for the nine months ended September 30, 2023 increased $1.0 million compared to the nine months ended September 30, 2022. For the nine months ended September 30, 2023 revenue increased $1.5 million related to the digital media licensing contract with Sierra Parima and research and development costs decreased $0.4 million due to increased focus on serving Qiddiya’s design and project management needs and less emphasis on developing new products. This was offset by a $2.9 million increase in selling, general and administrative expense.

●	Intersegment eliminations for the nine months ended September 30, 2023 decreased $0.1 million compared to the nine months ended September 30, 2022, primarily driven by changes in contracts between FCG and the other segments.

Reportable segments measures of profit and loss are earnings before interest, foreign exchange gains and losses, unallocated corporate expenses, intangible asset impairment loss and depreciation and amortization expense. Results of operating segments include costs directly attributable to the segment including project costs, payroll and payroll-related expenses and overhead directly related to the business segment operations. Unallocated corporate overhead costs include costs related accounting, finance, marketing, human resources, legal and information technology support services, audit, tax corporate legal expenses. Transaction expenses were $21.6 million for the nine months ended September 30, 2023. These fees were particularly high for this period as transactions costs incurred in relation to the public offering, including the balance deferred as of June 30, 2023, have been recognized in expense for the period ended September 30, 2023Unallocated corporate overhead costs are presented as a reconciling item between total income (losses) from reportable segments and the Company’s consolidated financial results. For more information about our Segment Reporting, see Note 11 - Segment information in the Company’s unaudited condensed consolidated financial statements.

Non-GAAP Financial Measures

We prepare our consolidated financial statements in accordance with US GAAP. In addition to disclosing financial results prepared in accordance with US GAAP, we disclose information regarding Adjusted EBITDA which is a non-GAAP measure. We define Adjusted EBITDA as net income (loss), determined in accordance with US GAAP, for the period presented, before interest expense, net, income tax expense, depreciation and amortization, transaction expenses related to the business combination, credit loss expense – related party, intangible asset impairment loss, and gain on deconsolidation of FCG.

We believe that Adjusted EBITDA is useful to investors as it eliminates the non-cash depreciation and amortization expense that results from our capital investments and intangible assets recognized in any business combination and improves comparability by eliminating the interest expense associated with our debt facilities, which may not be comparable with other companies based on our structure.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under US GAAP. Some of these limitations are (i) it does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments, (ii) it does not reflect changes in, or cash requirements for, our working capital needs, (iii) it does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on our debt, (iv) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements, (v) it does not adjust for all non-cash income or expense items that are reflected in our statements of cash flows, and (vi) other companies in our industry may calculate these measures differently than we do, limiting their usefulness as comparative measures.

The following table sets forth reconciliations of net loss under US GAAP to Adjusted EBITDA for the following periods:

	(Unaudited) Three months ended September 30,
	2023	2022
Net income (loss)	$4,310	$(5,157)
Interest expense	321	327
Interest income	(47)	—
Income tax benefit	(7)	—
Depreciation and amortization expense	59	164
Transaction expenses	10,135	3,257
Credit loss expense – related party	5,230	—
Intangible asset impairment loss	2,377	—
Gain on deconsolidation	(27,402)	—
Adjusted EBITDA	$(5,024)	$(1,409)

	(Unaudited) Nine months ended September 30,
	2023	2022
Net loss	$(14,342)	$(13,023)
Interest expense	887	917
Interest income	(92)	—
Income tax benefit	(26)	—
Depreciation and amortization expense	1,575	570
Transaction expenses	21,648	5,963
Credit loss expense – related party	5,484	—
Intangible asset impairment loss	2,377	—
Gain on deconsolidation	(27,402)	—
Adjusted EBITDA	$(9,891)	$(5,573)

Adjusted EBITDA decreased $3.6 million to $(5.0) million for the three months ended September 30, 2023, compared to $(1.4) million for the three months ended September 30, 2022. Adjusted EBITDA decreased $4.3 million to $(9.9) million for the nine months ended September 30, 2023, compared to $(5.6) million for the nine months ended September 30, 2022.

Liquidity, Capital Commitments and Resources

Sources and Uses of Liquidity

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations. Our primary short-term cash requirements are to fund working capital, short-term debt, acquisitions, contractual obligations and other commitments. Our medium-term to long-term cash requirements are to service and repay debt and to invest in facilities, equipment, technologies, and research and development for growth initiatives. Our principal sources of liquidity are cash generated from operations, funds from borrowings, equity contributions from our existing investors and cash on hand.

As of September 30, 2023, our total indebtedness was approximately $38.0. We had approximately $0.4 million of unrestricted cash and $2.5 million available for borrowing under our lines of credit.

On October 4, 2023, we entered into a subsequent conversion agreement with Infinite Acquisitions, pursuant to which an aggregate of $7.3 million owed by Falcon’s OpCo and Katmandu Group to Infinite Acquisitions under certain financing agreements was converted into 727,500 Falcon’s OpCo Financing Units.

On October 4, 2023, we entered into the Subsequent Conversion Agreement with Infinite Acquisitions, pursuant to which an aggregate of $7.3 million owed by Falcon’s OpCo and Katmandu Group to Infinite Acquisitions under certain financing agreements was converted into 727,500 Falcon’s OpCo Financing Units. Subsequent to this conversion, an aggregate of less than $0.1 million, including accrued interest, was outstanding under the Falcon’s OpCo $10 million revolving credit facility.

Further, holders of an aggregate of $4.8 million of outstanding indebtedness (the “Transferred Debt”) of Falcon’s OpCo entered into Exchange Agreements whereby such indebtedness was exchanged for an aggregate of 475,000 shares of Pubco Preferred Stock and a cash payment of unpaid accrued interest, and the Company agreed to contribute the Transferred Debt to Falcon’s OpCo in exchange for Falcon’s OpCo (i) issuing to the Company a number of Preferred Units equal to the number of shares of Pubco Preferred Stock issued upon the exchange of the Transferred Debt, and (ii) paying to the Company an amount in cash equal to the amount of cash paid by the Company as accrued interest. In addition, on October 6, 2023, Pubco entered into a contribution agreement with Falcon’s OpCo pursuant to which Pubco contributed the Transferred Debt in exchange for the issuance of preferred units of Falcon’s OpCo and the payment of accrued and unpaid interest on the Transferred Debt.

Subsequent to these conversions, an aggregate of less than $0.1 million, including accrued interest, was outstanding under the Falcon’s OpCo $10 million revolving credit facility.

Prior to the Closing of the Business Combination, an aggregate of approximately $67.3 million in financing was provided to Falcon’s OpCo by Infinite Acquisitions, an existing equity holder of Falcon’s OpCo, including through debt-to-equity conversions. On October 4, 2023, Infinite Acquisitions irrevocably committed to fund an additional approximately $12.8 million to Falcon’s OpCo by December 31, 2023, for a total financing from Infinite Acquisitions of $80 million.

We anticipate managing our operations to ensure that these funds, together with our existing cash on hand and unused capacity on our existing lines of credit, provide us with liquidity to fund our operations for the next twelve months. For the three and nine months ended September 30, 2023, we have losses and negative cash flows from operating activities that raise substantial doubt about our ability to continue as a going concern. On July 31, 2023, FCG LLC received a closing payment from QIC of $17.5 million (net of $500,000 in reimbursements). The remaining $12.0 million of the $30.0 million investment is being held by QIC and will be released upon the establishment of an employee retention and attraction incentive program. The employee retention and attraction incentive program must include either (i) an equity pool equal to approximately 10% of FCG LLC’s issued and outstanding equity or (ii) a cash bonus pool equal to $12.0 million. The specific terms and details of the employee retention and attraction incentive program are being negotiated by FCG LLC and QIC. These funds are to be used exclusively by the FCG segment to fund its operations and growth and cannot be used to satisfy the commitments of other segments. Until we can generate sufficient revenue from our five reportable segments to cover operating expenses, working capital and capital expenditures, we expect funds raised in the Business Combination and from the Falcon’s OpCo Financing to fund our cash needs. We may, however, need additional cash if there are material changes to our business conditions or other developments, including the development of our FBB and FBD divisions, competitive pressures, and regulatory developments.

Our ability to generate cash in the future, depends on our financial results which are subject to general economic, financial, competitive, legislative and regulatory factors that may be outside of our control. Our future access to, and the availability of credit on acceptable terms and conditions, is impacted by many factors, including capital market liquidity and overall economic conditions. In the event that additional financing is required from outside sources, we cannot be sure that any additional financing will be available to us on acceptable terms if at all. If we are unable to raise additional capital when desired, our business, operating results, and financial condition could be adversely affected.

Our capital requirements will depend on many factors, including sales volume, the timing and extent of spending to support our research and development efforts, investments in technology, the expansion of sales and marketing activities, and market adoption of new and enhanced products and features. In addition, we expect to incur additional costs as a result of operating as a public company. We expect our capital expenditures and working capital requirements to increase materially in the near future. In the event that additional financing is required from outside sources, we cannot be sure that any additional financing will be available to us on acceptable terms if at all. If we are unable to raise additional capital when desired, our business, operating results, and financial condition could be adversely affected.

On March 10, 2023, in connection with stockholder votes to approve the extension of the date by which FAST II was required to complete an initial business combination, public stockholders of FAST II elected to redeem an aggregate of 15,098,178 shares of FAST II Class A Common Stock for cash, at a redemption price of approximately $10.1498 per share for an aggregate redemption amount of approximately $153.2 million. In addition, in connection with the Business Combination, 6,772,844 holders of FAST II Class A Common Stock exercised their right to redeem those shares for a pro rata portion of the cash in the FAST II trust account, which equaled approximately $10.63 per share, for an aggregate of approximately $72.0 million. As a result, an aggregate of approximately $225.2 million was paid to such redeeming stockholders at or prior to the closing of the Business Combination out of the trust account established by FAST II upon the closing of the FAST II IPO.

We received net cash proceeds from the Business Combination totaling $0.9 million net of FAST II transaction cost of $2.9 million paid at Closing. FAST II and Falcon’s OpCo transaction costs related to the Business Combination of $4.9 million and $14.0 million, respectively, are not yet settled and the Company expects to settle them over the next 24 months. Costs incurred in excess of the gross proceeds are recorded in profit or loss.

On November 6, 2023 the 656,415 shares of Pubco Preferred Stock automatically converted into shares of the Pubco Class A Common Stock. Following the automatic conversion of the Preferred Stock, there are no outstanding shares of Pubco Preferred Stock. The conversion rate is 0.90909 shares of Pubco Class A Common Stock for each share of Pubco Preferred Stock, resulting in an aggregate of approximately 600,000 shares of Pubco Class A Common Stock to be issued upon conversion. Cash will be paid in lieu of fractional shares of Pubco Class A Common Stock. [In order to maintain the “Up-C” structure, Pubco forfeited the preferred units of the Company that it previously held and was issued a number of shares of common units of the Company equal to the number of shares of Pubco Class A Common Stock issued upon conversion of the Pubco Preferred Stock.]

In connection with the automatic conversion of the Pubco Preferred Stock, the outstanding Pubco Warrants will no longer be exercisable for (i) 0.580454 shares of Pubco Class A Common Stock and (ii) 0.5 shares of Pubco Preferred Stock. Each outstanding Pubco Warrant will now be exercisable for 1.034999 shares of Pubco Class A Common Stock pursuant to the terms of the Pubco Warrants under the Second A&R Warrant Agreement.

Contractual and Other Obligations

Tax Receivable Agreement

In connection with the Closing of the Business Combination, the Company entered into a tax receivable agreement with Pubco, the tax receivable agreement holder representative, certain members of Falcon’s OpCo (the “TRA Holders”) and other persons from time to time party thereto. Pursuant to the tax receivable agreement, among other things, Pubco is required to pay to each TRA Holder 85% of certain tax benefits, if any, that it realizes (or in certain cases is deemed to realize) as a result of the increases in tax basis resulting from any exchange of new Falcon’s OpCo units for Pubco Class A Common Stock or cash in the future and certain other tax benefits arising from payments under the tax receivable agreement. In certain cases, Pubco’s obligations under the tax receivable agreement may accelerate and become due and payable, based on certain assumptions, upon a change in control and certain other termination events, as defined in the tax receivable agreement.

Commitments

Sierra Parima Joint Venture

The Company and Meliá have committed to fund construction, pre-opening and working capital costs of Katmandu Park, Punta Cana held in the Sierra Parima unconsolidated joint venture. As of September 30, 2023, we have unfunded commitments to Sierra Parima of $4.2 million.

Partnership with Raging Power Limited

Pursuant to the terms of our joint venture agreement with Raging Power, Falcon’s and Raging Power are each required to provide funding to Karnival in the form of non-interest-bearing advances, which will be repaid based on a percentage of gross revenues from the operation of the LBE at 11 SKIES. Accordingly, the joint venture agreement provides that we receive 16.6% to 20.6% of gross revenue of the LBE at 11 SKIES. As of September 30, 2023, we have unfunded commitments to Karnival of $2.4 (HKD 18.7).

Related Party Loans

We have various long-term debt instruments with Infinite Acquisitions, our majority owner. During the year ended December 31, 2022, we converted a portion of debt with Infinite Acquisitions to equity.

We entered into financing agreements with Infinite Acquisitions. As of September 30, 2023, we have aggregate outstanding balances of $27.2 million under these financing agreements.

On June 23, 2023, the Falcon’s OpCo entered into an amendment to the credit agreement dated December 30, 2021 with Infinite Acquisitions (as so amended, the “Credit Agreement”), pursuant to which (i) Pubco joined as a party to the Credit Agreement, (ii) Infinite Acquisitions agreed to transfer, in its sole discretion, $4.8 million, a portion of the amounts due to Infinite Acquisitions under the $10 million revolving credit facility to Infinite Acquisition’s equity holders (the “Debt Transfer(s),” all such transferred debt the “Transferred Debt” and each equity holder the “Debt Transferee”) and (iii) the Company, Falcon’s OpCo and Infinite Acquisitions agreed that each Debt Transferee shall have the right to cause Pubco to exchange such Debt Transferee’s Transferred Debt for shares of Series A Preferred Stock at the acquisition merger closing. On October 6, 2023 the Transferred Debt was exchanged for an aggregate of 475,000 shares of Series A Preferred Stock and a cash payment of unpaid accrued interest, and Pubco agreed to contribute the Transferred Debt to Falcon’s OpCo in exchange for Falcon’s OpCo (i) issuing to Pubco a number of Preferred Units equal to the number of shares of Series A Preferred Stock issued upon the exchange of the Transferred Debt, and (ii) paying to Pubco an amount in cash equal to the amount of cash paid by Pubco as accrued interest.

For more information regarding our related party transactions, see Note 7 — Long-term debt and borrowing arrangements and Note 8 — Related party transactions in the Company’s unaudited condensed consolidated financial statements included in Exhibit 99.1 of this filing.

Leases

We have finance and operating leases for our corporate headquarters and warehouse space located in Orlando, Florida. Total lease liabilities as of September 30, 2023, are $0 as all leases were deconsolidated with FCG.

For more information regarding our related party transactions, see Note 7 – Long-term debt and borrowing arrangements and Note 8 – Related party transactions in the Company’s unaudited condensed consolidated financial statements included in Exhibit 99.1 of this filing.

Cash Flows

The following tables summarize our cash flows for the periods presented:

	(Unaudited) Nine months ended September 30,
	2023	2022
Cash used in operating activities	$(16,421)	$(9,362)
Cash used in investing activities	762	(18,564)
Cash provided by financing activities	7,686	28,431

Cash Flows from Operating Activities

Our cash flows from operating activities are primarily driven by the activities associated with our FCG segment, FBB segment beginning in 2022 and corporate overhead activities. Project cyclicality and seasonality may impact cash flows from operating activities on a sequential quarterly basis during the year.

Cash used in operating activities increased $7.0 million to $16.4 million for the nine months ended September 30, 2023, compared with $(9.4) million for the nine months ended September 30, 2022. Although net loss for the nine months ended September 30, 2023 was $1.3 million lower compared to the nine months ended September 30, 2022, the current period net loss was adjusted for several significant non-cash items. The most significant non-cash adjustments to net income for the nine months ended September 30, 2023 included deducting the $27.4 million gain on deconsolidation of FCG, partially offset by adding back $5.5 million related party credit loss expense and $2.4 million impairment of the ride media receivable. The remaining increase in cash uses in operating activities came from offsetting changes in working capital assets and liabilities.

Cash Flows from Investing Activities

Our primary investing activities have consisted of investments in and advances to our unconsolidated joint ventures for the development of our Katmandu Park located in Punta Cana, Dominican Republic and purchases of property, equipment.

Net cash used in investing activities increased $19.4 million from $(18.6) million for the nine months ended September 30, 2022 to $0.8 million for the nine months ended September 30, 2023 primarily due to (i) $16.6 million decrease in investments and advances to our unconsolidated joint ventures. Contributions to fund our share of the construction of Katmandu Park, Punta Cana were lower in the nine months ended September 30, 2023 as major construction work wrapped up in early 2023, (ii) $2.6 million increase cash inflow on deconsolidation of FCG during the third quarter of 2023

Cash Flows from Financing Activities

Net cash provided by financing activities decreased $20.7 million from $28.4 million for the nine months ended September 30, 2022 to $7.7 million for the nine months ended September 30, 2023. The cash provided by financing activities in the nine months ended September 30, 2023 consisted primarily of $10.6 million proceeds from related party lines of credit and $1.8 million from equity contributions. This was partially offset by $3.4 million repayment of related party debt and credit facilities and $1.4 million in repayments of third-party debt and finance lease obligations.

Net cash provided by financing activities in the nine months ended September 30, 2022 consisted primarily of $16 million from equity contributions and $13.6 million from related party debt and credit facilities. This was partially offset by $1.1 million in repayments of third-party debt and finance lease obligations.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a material current or future effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources.

Quantitative and Qualitative Disclosures About Market Risk

We are subject to market risks in the ordinary course of our business. These risks include credit risk, as well as foreign currency exchange risk.

Credit Risk

We are exposed to credit risk on our accounts receivable as we have a small number of customers that represent significant portions of our consolidated accounts receivable and revenue. We evaluate the solvency of our customers on an ongoing basis to determine if allowances for doubtful accounts need to be recorded.

Revenue earned from customers contributing in excess of 10% of total revenues are presented in the tables below for the following periods:

	(Unaudited) For the three months ended September 30,
	2023		2022
	Revenues	Percentage of Total Revenue	Revenues	Percentage of Total Revenue
Customer A – Qiddiya Investment Company(1)	$1,176	74%	$2,091	50%
Customer B – Sierra Parima(1)(2)	-	-	1,708	40%
Customer C – PDP (1)(2)	279	18%	-	-
All others	126	8%	432	10%
Total revenues	$1,581	100%	$4,231	100%

(1)	Customer represents related party of the Company.

(2)	Customers that contributed in excess of 10% of total revenues in any period presented have been included in all periods presented for comparability.

	(Unaudited) For the nine months ended September 30,
	2023		2022
	Revenues	Percentage of Total Revenue	Revenues	Percentage of Total Revenue
Customer A – Qiddiya Investment Company	$11,138	69%	$6,557	55%
Customer B – Sierra Parima(1)	3,598	22%	4,134	34%
All others	1,361	9%	1,338	11%
Total revenues	$16,097	100%	$12,029	100%

(1)	Customer represents related party of the Company.

As of September 30, 2023, total Accounts receivable balances for the two customers with Revenue greater than 10% of total Revenue for the nine months ended September 30, 2023 was less than $0.1 million or 4% of total Accounts receivable.

Foreign Currency Exchange Risk

We have operations in several countries outside of the United States, and certain of our operations are conducted in foreign currencies, principally the Euro. The value of the Euro fluctuates relative to the U.S. dollar. Accordingly, changes in the value of the Euro could adversely affect the U.S. dollar equivalent of our non-U.S. dollar revenue and operating costs and expenses and reduce international demand for our content and services, all of which could negatively affect our business, financial condition, and results of operations in a given period or in specific territories.

To date, foreign currency transaction gains and losses have not been material to our financial statements. We have not engaged in the hedging of foreign currency transactions to date, although we may choose to do so in the future.

Critical Accounting Policies and Estimates

The discussion under “Company’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” is based upon our consolidated financial statements, which have been prepared in accordance with US GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses as well as the disclosure of contingent assets and liabilities. We regularly review our estimates and assumptions. These estimates and assumptions, which are based upon historical experience and on various other factors believed to be reasonable under the circumstances, form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Reported amounts and disclosures may have been different had management used different estimates and assumptions or if different conditions had occurred in the periods presented. Below is a discussion of the policies that we believe may involve a high degree of judgment and complexity.

We believe that the accounting policies disclosed below include estimates and assumptions critical to our business and their application could have a material impact on our consolidated financial statements. In addition to these critical policies, our significant accounting policies are included within Note 2 - Summary of significant accounting policies to the Company’s unaudited condensed consolidated financial statements included in Exhibit 99.1 of this filing.

Revenue

We recognize revenue in accordance with the provisions of FASB Accounting Standards Codification (“ASC”) Topic 606, Revenue from Contracts with Customers (Topic 606), which requires the recognition of revenue when promised goods or services are transferred to customers in an amount that reflects the consideration to which an entity expects to be entitled in exchange for those goods or services.

Falcon’s Creative Group

Accounting policies associated with FCG are referring to the periods prior to deconsolidation.

We account for a contract once it has approval and commitment from all parties, the rights and payment terms of the parties can be identified, the contract has commercial substance and the collectability of the consideration, or transaction price, is probable. Contracts are often subsequently modified to include changes in specifications or requirements, these changes are not accounted for until they meet the requirements noted above.

A significant portion of the FCG’s revenue is derived from master planning and design contracts, media production contracts and turnkey attraction contracts. The Company accounts for a contract once it has approval and commitment from all parties, the rights and payment terms of the parties can be identified, the contract has commercial substance and the collectability of the consideration, or transaction price, is probable. Contracts are often subsequently modified to include changes in specifications or requirements. These changes are not accounted for until they meet the requirements noted above. Each promised good or service within a contract is accounted for separately under the guidance of ASC 606, if they are distinct. Promised goods or services not meeting the criteria for being a distinct performance obligation are bundled into a single performance obligation with other goods or services that together meet the criteria for being distinct. The appropriate allocation of the transaction price and recognition of revenue is then applied for the bundled performance obligation. The Company has concluded that its service contracts generally contain a single performance obligation given the interrelated nature of the activities which are significantly customized and not distinct within the context of the contract.

Once the Company identifies the performance obligations, the Company determines the transaction price, which includes estimating the amount of variable consideration to be included in the transaction price, if any. The Company’s contracts generally do not contain penalties, credits, price concessions, or other types of potential variable consideration. Prices are fixed at contract inception and are not contingent on performance or any other criteria.

The Company engages in long-term contracts for production and service activities and recognizes revenue for performance obligations over time. These long-term contracts involve the planning, design, and development of attractions. Revenue is recognized over time (versus point in time recognition), as the Company’s performance creates an asset with no alternative use to the Company and the Company has an enforceable right to payment for performance completed to date, and the customer receives the benefit as the Company builds the asset. The Company considers the nature of these contracts and the types of products and services provided when determining the proper accounting for a particular contract. These are primarily fixed-price contracts.

For long-term contracts, the Company typically recognizes revenue using the input method, using a cost-to-cost measure of progress. The Company believes that this method represents the most faithful depiction of the Company’s performance because it directly measures value transferred to the customer. Contract estimates are based on various assumptions to project the outcome of future events that may span several years. These assumptions include, but are not limited to, the amount of time to complete the contract, including the assessment of the nature and complexity of the work to be performed; the cost and availability of materials; the availability of subcontractor services and materials; and the availability and timing of funding from the customer. The Company bears the risk of changes in estimates to complete on a fixed-price contract, which may cause profit levels to vary from period to period. For over time contracts, the Company recognizes anticipated contract losses as soon as they become known and estimable.

Accounting for long-term contracts requires significant judgment relative to estimating total costs, in particular, assumptions relative to the amount of time to complete the contract, including the assessment of the nature and complexity of the work to be performed. The Company’s estimates are based upon the professional knowledge and experience of its engineers, program managers and other personnel, who review each long-term contract monthly to assess the contract’s schedule, performance, technical matters and estimated cost at completion. Changes in estimates are applied retrospectively and when adjustments in estimated contract costs are identified, such revisions may result in current period adjustments to earnings applicable to performance in prior periods.

On long-term contracts, the portion of the payments retained by the customer is not considered a significant financing component. At contract inception, the Company also expects that the lag period between the transfer of a promised good or service to a customer and when the customer pays for that good or service will not constitute a significant financing component. Many of the Company’s long-term contracts have milestone payments, which align the payment schedule with the progress towards completion on the performance obligation. On some contracts, the Company may be entitled to receive an advance payment, which is not considered a significant financing component because it is used to facilitate inventory demands at the onset of a contract and to safeguard the Company from the failure of the other party to abide by some or all their obligations under the contract.

Contract balances result from the timing of revenue recognized, billings and cash collections, and the generation of Contract assets and liabilities. Contract assets represent revenue recognized in excess of amounts invoiced to the customer and the right to payment is not subject to the passage of time. Contract liabilities are presented on the Company’s Consolidated Balance Sheet and consist of billings in excess of revenues. Billings in excess of revenues represent milestone billing contracts where the billings of the contract exceed recognized revenues.

Destinations Operations

The principal sources of revenues for the Destinations Operations segment are resort and theme park management and incentive fees. Resort and theme park management and incentive fees are based on a percentage of revenues and profits, respectively earned by the theme parks during the corresponding period.

Investments in unconsolidated joint ventures

We use the equity method to account for investments in corporate joint ventures when we have the ability to exercise significant influence over the operating decisions of the joint venture. Such investments are initially recorded at cost and subsequently adjusted for our proportionate share of the net earnings or loss of the investee, which is reported in Equity in losses of unconsolidated joint ventures in the Consolidated Statements of Operations. The dividends received, if any, from these joint ventures reduce the carrying amount of our investment.

Goodwill and Intangible assets

Goodwill is not amortized, but instead reviewed for impairment at least annually during the fourth quarter, or more frequently if circumstances indicate that the value of goodwill may be impaired. The impairment analysis of goodwill is performed at the reporting unit level. A qualitative assessment is first conducted to determine whether it is more likely than not that the fair value of the applicable reporting unit exceeds the carrying value taking into consideration significant events, and changes in the overall business environment or macroeconomic conditions. If we conclude that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then we perform a quantitative impairment test by comparing the fair value of a reporting unit with its carrying amount. We only recognize an impairment of goodwill if the estimated fair value of a reporting unit is less than its carrying value, in an amount not to exceed the carrying value of the reporting unit’s goodwill.

The Company reviews definite lived intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The recoverability of these amortizing intangible assets is determined by comparing the forecasted undiscounted net cash flows of the operation to which the assets relate to the carrying amount. If the operation is determined to be unable to recover the carrying amount of its assets, then the assets are written down to fair value. Fair value is determined based on discounted cash flows or appraised values, depending on the nature of the assets.

Estimating the fair value of reporting units is a subjective process that involves the use of significant estimates by management. The FCG reporting unit has significant revenue concentration associated with a few customers. Although we believe that we have strong relationships with each customer, if any of these customers were to move their business elsewhere it would have an adverse effect on our profitability, particularly the profitability of FCG. In addition, unanticipated changes in business performance market declines or other events impacting the fair value of these businesses, including changes in market multiples, discount rates, interest rates and growth rates assumptions, could result in goodwill impairment charges in future periods. See the Ride Media Content section below regarding the specific policy covering the ride media intangible asset.

As of September 30, 2023 the assets and liabilities of FCG, including goodwill which comprised the total goodwill balance of the Company, are no longer included within the Company’s condensed consolidated balance sheet.

Ride Media Content

Ride Media Content (“RMC”) consists of themed audio and visual content following a storyline that is displayed to guests while in the queue and during the ride. The same RMC can be deployed on rides of a similar nature. The Company earns a fixed annual fee for licensing the right to use the RMC to customers.

In accordance with ASC 926-20, the Company capitalizes costs to produce the RMC, including direct production costs and production overhead. The RMC is expected to be predominantly monetized individually, as the RMC is not expected to be monetized with other films or license agreements. The predominant monetization strategy is determined when capitalization of production costs commences and is reassessed if there is a significant change to the expected future monetization strategy.

For RMC that is predominantly monetized on an individual basis, the Company uses a computation method to amortize capitalized production costs on the ratio of the RMC’s current period revenues to its estimated remaining ultimate revenue (i.e., the total revenue to be earned in the RMC’s remaining life cycle.) The RMC is typically licensed for a 10-year period with a fixed annual fee. Amortization begins when the RMC is first deployed and starts generating revenue.

Unamortized RMC costs are tested for impairment whenever events or changes in circumstances indicate that the fair value of the RMC may be less than its unamortized costs. If the carrying value of an individual RMC exceeds the estimated fair value, an impairment charge will be recorded in the amount of the difference. For content that is predominately monetized individually, the Company utilizes estimates including ultimate revenues and additional costs to be incurred (including marketing and distribution costs), in order to determine whether the carrying value of the RMC is impaired.

Owned RMC is presented as a noncurrent asset within Intangible assets, net of accumulated amortization and impairment. Amortization of RMC assets is primarily included in Depreciation and amortization expense in Income (Loss) from operations.

The unamortized cost balance of RMC was fully impaired as of September 30, 2023. See Results of Operations.

Recoverability of Other long-lived assets

Our long-lived assets consist primarily of property and equipment and right-of-use (“ROU”) assets. We evaluate long-lived assets for impairment whenever events or changes in circumstances indicate the carrying value of such assets may not be recoverable. For facility lease ROU assets and related long-lived assets, we compare the estimated undiscounted cash flows generated by the corresponding asset group to the current carrying value of the ROU and related long-lived assets. If the undiscounted cash flows are less than the carrying value of the ROU and related long-lived asset, then the assets are written down to fair value. There were no impairment losses recognized for other long-lived assets for the three and nine months ended September 30, 2023, and 2022.

Business combinations

We account for our acquisitions in accordance with ASC 805, Business Combinations. We initially allocate the purchase price of an acquisition to the assets acquired and liabilities assumed based on their estimated fair values, with any excess of consideration recorded as goodwill. The results of operations of acquisitions are included in the consolidated financial statements from the date of acquisition. Costs incurred to complete the business combination, such as legal and other professional fees, are not considered part of the transaction consideration and are expensed as incurred.

New and Recently Adopted Accounting Pronouncements

From time to time, new accounting pronouncements are issued by the FASB or other standard setting bodies that are adopted by us as of the specified effective date. Unless otherwise discussed, we believe that the impact of recently issued standards that are not yet effective will not have a material impact on our financial position or results of operations.

See Note 2 - Summary of significant accounting policies to the Company’s unaudited condensed consolidated financial statements included in Exhibit 99.1 of this filing for more information about recent accounting pronouncements, the timing of their adoption and our assessment, to the extent we made one, of their potential impact on our financial condition and results of operations.

JOBS Act Accounting Election

Pubco is an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards.

Section 107 of the JOBS Act allows emerging growth companies to take advantage of the extended transition period for complying with new or revised accounting standards. Under Section 107, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Pubco has elected to use the extended transition period available under the JOBS Act, which means that when a standard is issued or revised and it has different application dates for public or private companies, Pubco, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of Pubco’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Pubco will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following September 15, 2028, which is the fifth anniversary of the effectiveness of Pubco’s Registration Statement on Form S-4 filed in connection with the Business Combination, (b) in which Pubco has total annual revenue of at least $1,235,000,000 or (c) in which Pubco is deemed to be a large accelerated filer, which means the market value of its common equity that is held by non-affiliates exceeds $700.0 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which Pubco has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Smaller Reporting Company

Pubco is a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. Pubco will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of the shares of Pubco Class A Common Stock held by non-affiliates exceeds $250 million as of the prior June 30, and (ii) Pubco’s annual revenue exceeds $100 million during such completed fiscal year or the market value of the shares of Pubco Class A Common Stock held by non-affiliates exceeds $700 million as of the prior June 30. To the extent Pubco takes advantage of such reduced disclosure obligations, it may also make comparison of Pubco’s financial statements with other public companies difficult or impossible.

Exhibit 99.3

FAST ACQUISITION CORP. II

CONDENSED BALANCE SHEETS

	September 30, 2023	December 31, 2022
	(Unaudited)
Assets:
Current assets:
Cash	$264,182	$552,048
Prepaid expenses	62,534	67,326
Cash held in Trust Account for redeemed shares	71,995,529	—
Total current assets	72,322,245	619,374
Cash and investments held in Trust Account	4,029,142	224,655,926
Total Assets	$76,351,387	$225,275,300

Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit:
Current liabilities:
Accounts payable	$4,696,569	$2,594,048
Accrued expenses	125,000	125,000
Franchise tax payable	—	40,000
Income tax payable	163,775	53,582
Due to related party	75,000	15,000
Due to redeeming shareholders	71,995,529	—
Excise tax payable	2,252,390	—
Convertible promissory note, at fair value	2,780,800	—
Working capital loan - related party, at fair value	1,098,909	1,094,749
Total current liabilities	83,187,972	3,922,379
Derivative warrant liabilities	4,928,120	6,603,680
Deferred underwriting commissions in connection with the initial public offering	7,781,790	7,781,790
Total Liabilities	95,897,882	18,307,849

Commitments and Contingencies

Class A common stock, $0.0001 par value; 362,665 and 22,233,687 shares subject to possible redemption at redemption value of approximately $10.41 and $10.10 per share as of September 30, 2023 and December 31, 2022, respectively	3,775,117	224,462,794

Stockholders’ Deficit:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued or outstanding as of September 30, 2023 and December 31, 2022	—	—
Class A common stock, $0.0001 par value; 380,000,000 shares authorized; no non-redeemable shares issued or outstanding as of September 30, 2023 and December 31, 2022	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 5,558,422 shares issued and outstanding as of September 30, 2023 and December 31, 2022	556	556
Additional paid-in capital	—	—
Accumulated deficit	(23,322,168)	(17,495,899)
Total stockholders’ deficit	(23,321,612)	(17,495,343)
Total Liabilities, Class A Common Stock Subject to Possible Redemption and Stockholders’ Deficit	$76,351,387	$225,275,300

The accompanying notes are an integral part of these unaudited condensed financial statements.

1

FAST ACQUISITION CORP. II

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2023	2022	2023	2022

General and administrative costs	$987,923	$1,496,799	$2,829,929	$3,304,534
Administrative expenses - related party	45,000	45,000	135,000	135,000
Franchise tax expense	50,000	50,000	150,250	150,050
Loss from operations	(1,082,923)	(1,591,799)	(3,115,179)	(3,589,584)

Other income (expense):
Change in fair value of derivative warrant liabilities	1,971,260	(4,200,370)	1,675,560	3,277,770
Change in fair value of working capital loan – related party	(8,397)	(173,876)	(4,160)	(184,524)
Change in fair value of convertible promissory note	(864,355)	—	(530,800)	—
Gain from investments held in Trust Account	836,550	1,052,069	3,696,098	1,329,010
Total other income (expense), net	1,935,058	(3,322,177)	4,836,698	4,422,256

(Loss) income before provision for incomes taxes	852,135	(4,913,976)	1,721,519	832,672
Income tax provision	(165,175)	(201,592)	(744,628)	(214,669)
Net income (loss)	$686,960	$(5,115,568)	$976,891	$618,003

Weighted average shares outstanding of Class A common stock, basic and diluted	6,767,420	22,233,687	10,772,183	22,233,687
Basic and diluted net income (loss) per share, Class A common stock	$0.06	$(0.18)	$0.06	$0.02
Weighted average shares outstanding of Class B common stock, basic and diluted	5,558,422	5,558,422	5,558,422	5,558,422
Basic and diluted net income (loss) per share, Class B common stock	$0.06	$(0.18)	$0.06	$0.02

The accompanying notes are an integral part of these unaudited condensed financial statements.

2

FAST ACQUISITION CORP. II

UNAUDITED CONDENSED STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

	Class B Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance - December 31, 2022	5,558,422	$556	$—	$(17,495,899)	$(17,495,343)
Accretion of Class A common stock subject to possible redemption	—	—	—	(2,305,194)	(2,305,194)
Excise tax payable attributable to redemption of common stock	—	—	—	(1,532,435)	(1,532,435)
Net income	—	—	—	2,708,320	2,708,320
Balance - March 31, 2023 (Unaudited)	5,558,422	556	—	(18,625,208)	(18,624,652)
Accretion of Class A common stock subject to possible redemption	—	—	—	(914,415)	(914,415)
Net loss	—	—	—	(2,418,388)	(2,418,388)
Balance – June 30, 2023 (Unaudited)	5,558,422	556	—	(21,958,011)	(21,957,455)
Accretion of Class A common stock subject to possible redemption	—	—	—	(1,331,162)	(1,331,162)
Excise tax payable attributable to redemption of common stock	—	—	—	(719,955)	(719,955)
Net income	—	—	—	686,960	686,960
Balance – September 30, 2023 (Unaudited)	5,558,422	$556	$—	$(23,322,168)	$(23,321,612)

FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

	Class B Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance - December 31, 2021	5,558,422	$556	$-	$(15,959,177)	$(15,958,621)
Net income	-	-	-	5,016,938	5,016,938
Balance - March 31, 2022 (Unaudited)	5,558,422	556	-	(10,942,239)	(10,941,683)
Net income	-	-	-	716,633	716,633
Balance - June 30, 2022 (Unaudited)	5,558,422	556	-	(10,225,606)	(10,225,050)
Increase in redemption value of Class A common stock subject to possible redemption	-	-	-	(708,012)	(708,012)
Net loss	-	-	-	(5,115,568)	(5,115,568)
Balance - September 30, 2022 (Unaudited)	5,558,422	$556	$-	$(16,049,186)	$(16,048,630)

The accompanying notes are an integral part of these unaudited condensed financial statements.

3

FAST ACQUISITION CORP. II

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
	2023	2022
Cash Flows from Operating Activities:
Net income	$976,891	$618,003
Adjustments to reconcile net income to net cash used in operating activities:
Income from investments held in Trust Account	(3,696,098)	(1,329,010)
Change in fair value of derivative warrant liabilities	(1,675,560)	(3,277,770)
Change in fair value of working capital loans	4,160	184,524
Change in fair value of convertible promissory note	530,800	—
Changes in operating assets and liabilities:
Prepaid expenses	4,792	209,416
Accounts payable	2,102,521	2,299,109
Accrued expenses	—	(14,216)
Cash held in Trust Account for redeemed shares	(71,995,529)	—
Due to redeeming shareholders	71,995,529	—
Franchise tax payable	(40,000)	(169,950)
Income tax payable	110,193	182,669
Due to related party	60,000	(15,000)
Net cash used in operating activities	(1,622,301)	(1,312,225)

Cash Flows from Investing Activities:
Cash withdrawn for redemptions	225,238,447	—
Interest withdrawn for tax purposes	834,435	182,000
Contribution to Trust Account to fund Extension	(1,750,000)	—
Net cash provided by investing activities	224,322,882	182,000

Cash Flows from Financing Activities:
Proceeds from issuance of working capital loan to related party	—	1,100,000
Proceeds from issuance of promissory note for Extension	2,250,000	—
Redemption of common stock	(225,238,447)	—
Net cash (used in) provided by financing activities	(222,988,447)	1,100,000

Net decrease in cash	(287,866)	(30,225)
Cash - beginning of the period	552,048	584,216
Cash - end of the period	$264,182	$553,991

Supplemental disclosure of noncash flow activities:
Excise tax payable	$2,252,390	$—

Supplemental disclosure of cash activities:
Income taxes paid	$634,435	$32,000

The accompanying notes are an integral part of these unaudited condensed financial statements

4

FAST ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

Note 1 - Description of Organization, Business Operations and Liquidity

Organization and General

FAST Acquisition Corp. II (the “Company”) is a blank check company incorporated in Delaware on December 30, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an emerging growth company and, as such, the Company is subject to all of the risks associated with emerging growth companies. On July 11, 2022, the Company entered into an agreement and plan of merger (as amended and restated from time to time, the “Merger Agreement”), with Flacon’s Beyond Global, Inc. (“Pubco”), Falcon’s Beyond Global, LLC, a Florida limited liability company (which has since redomesticated as a Delaware limited liability company, “Falcon’s”) and the other parties thereto, pursuant to which, on the terms and conditions set forth therein, the Company would complete its initial Business Combination.

The Business Combination was effected between October 5, 2023 and October 6, 2023 in two steps: (a) on October 5, 2023 (the “SPAC Merger Effective Time”), the Company merged with and into Pubco (the “SPAC Merger”), with Pubco surviving as the sole owner of Merger Sub, followed by a contribution by Pubco of all of its cash (except for cash required to pay certain transaction expenses) to Merger Sub to effectuate the “UP-C” structure; and (b) on October 6, 2023 (the “Acquisition Merger Effective Time”), Merger Sub merged with and into Falcon’s (the “Acquisition Merger”), with Falcon’s as the surviving entity of such merger. Following the consummation of the Business Combination, the direct interests in Falcon’s were held by Pubco and certain holders of the limited liability company units of Falcon’s outstanding as of immediately prior to the Business Combination. Unless stated otherwise, these unaudited condensed financial statements contain information about the Company before the consummation of the Business Combination.

As of September 30, 2023, the Company had not commenced any operations. All activity for the period from December 30, 2020 (inception) through September 30, 2023 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), and since the Initial Public Offering, the search for, negotiation, and efforts to consummate an initial Business Combination. The Company did not generate any operating revenues until after the completion of the Business Combination, at the earliest. The Company generated non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.

The Company’s sponsor is FAST Sponsor II LLC, a Delaware limited liability company (the “Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on March 15, 2021. On March 18, 2021, the Company consummated its Initial Public Offering of 20,000,000 units (the “Units” and, with respect to the Class A common stock included in the Units being offered, the “Public Shares”) at $10.00 per Unit, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $11.6 million, inclusive of $7.0 million in deferred underwriting commissions (see Note 5). The Company granted the underwriter in the Initial Public Offering (the “underwriter”) a 45-day option to purchase up to 3,000,000 additional units at the Initial Public Offering price to cover over-allotments, if any. The underwriter exercised the over-allotment option in part and, on March 26, 2021, the Company consummated the sale of an additional 2,233,687 units at the Initial Public Offering price at $10.00 per Unit, generating additional gross proceeds of approximately $22.3 million (the “Over-Allotment”), and incurring additional offering costs of approximately $1.2 million, inclusive of approximately $0.8 million in deferred underwriting commissions.

Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 4,000,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $6.0 million. The Company consummated a second closing (the “Second Closing”) of the Private Placement simultaneously with the closing of the Over-Allotment on March 26, 2021, for an additional 297,825 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, generating proceeds of approximately $0.4 million (see Note 4).

5

FAST ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

Upon the closing of the Initial Public Offering, the Over-Allotment and the Private Placement, $222.3 million ($10.00 per Unit) of the net proceeds were placed in a trust account (the “Trust Account”) located in the United States at J.P. Morgan Chase Bank, N.A. with Continental Stock Transfer & Trust Company acting as trustee, and were invested only in U.S. “government securities,” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended (the “Investment Company Act”), having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

From March 2023 through September 30, 2023, the funds in the trust account are maintained in cash in an interest-bearing demand deposit account at a bank until the earlier of consummation of the initial business combination and liquidation.

On March 3, 2023, the Company held a special meeting of stockholders (the “Stockholder Meeting”), in which the Company’s stockholders voted to approve and adopt an amendment to the Company’s Certificate of Incorporation (the “Extension Amendment”) to (i) change the date by which the Company must consummate a business combination from March 18, 2023 (the “Current Outside Date”) to June 18, 2023 (the “Extended Date”), and (ii) to allow the Company, without another stockholder vote, by resolution of the Company’s board, to elect to further extend this date in one-month increments (the “Additional Extended Date”), up to four additional times (the “Extension Amendment Proposal”).

In connection with the Extension Amendment, 15,098,178 shares of the Company’s issued and outstanding Class A common stock were redeemed for cash at a redemption price of approximately $10.1498 per share, for an aggregate redemption amount of approximately $153.24 million. Following such redemptions, 7,135,509 shares of the Company’s Class A common stock remained outstanding and approximately $72.42 million remained in the Company’s Trust Account as of such date before the deposit of funds by the Company as described in the following paragraph.

Also, in connection with the Extension Amendment and the extension of the date by which the Company must consummate a business combination to June 18, 2023, the Company caused $750,000, or approximately $0.1051 per share of the Company’s Class A common stock outstanding after giving effect to the redemptions disclosed above, to be deposited in the Company’s Trust Account. Such funds were provided by Infinite Acquisitions LLLP pursuant to the Promissory Note as described in Note 5.

On June 9, 2023, July 7, 2023, August 15, 2023 and September 13, 2023, the board of directors, upon request of FAST Sponsor II LLC, elected to extend the date by which the Company must consummate an initial business combination (the “Termination Date”) from June 18, 2023 to July 18, 2023, from July 18, 2023 to August 18, 2023, from August 18, 2023 to September 18, 2023 and from September 18, 2023 to October 18, 2023, respectively. In connection with such one-month extensions of the Termination Date, as required by the Company’s Amended and Restated Certificate of Incorporation, as amended to date (the “Charter”), on June 12, 2023, July 17, 2023, August 16, 2023 and September 14, 2023, the Company deposited $1,000,000 ($250,000 per each one-month extension) into the Trust Account.

In connection with the shareholder vote at the Extraordinary General Meeting on March 10, 2023, the Company’s public shareholders had the right to elect to redeem all or a portion of their Class A ordinary shares for a per share price calculated in accordance with the Company’s organizational documents. The Company’s public shareholders holding 15,098,178 Class A ordinary shares validly elected to redeem their public shares for a pro rata portion of the funds in the Company’s Trust Account for approximately $153.24 million (approximately $10.15 per share).

Amendment to Promissory Note

On July 7, 2023, the Company and Infinite Acquisitions LLLP (“Infinite”) entered into an amendment (the “Promissory Note Amendment”) to that certain promissory note dated as of January 31, 2023 (as amended, the “Promissory Note”), which increased the amount Infinite agreed to advance to SPAC to be up to $2,250,000. As of the date of the Promissory Note Amendment, Infinite had already advanced $1,500,000 (out of $2,250,000) to SPAC under the Promissory Note. The Promissory Note was non-interest bearing and repayable, in cash, or, at Pubco’s option, in shares of Pubco Class A Common Stock at a conversion price of $10.00 per share, at the effective time of the Acquisition Merger and would be forgiven without payment if the A&R Merger Agreement is terminated. In connection with the closing of the Business Combination, on October 6, 2023, Pubco elected to convert the principal amount of $2.25 million outstanding under the Promissory Note into 225,000 shares of Pubco’s Class A common stock.

6

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the period presented. Operating results for the three and nine months ended September 30, 2023, are not necessarily indicative of the results that may be expected through December 31, 2023, or any future period.

The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report on Form 10-K filed by the Company with the SEC on March 29, 2023.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended (the “Securities Act”), as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934, as amended) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statement with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage limits of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents held outside the Trust Account as of September 30, 2023 and December 31, 2022.

7

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

Investments Held in Trust Account

In March 2023, the Company liquidated the U.S. “government securities” held in the Trust Account. The funds in the Trust Account are maintained in cash in an interest-bearing demand deposit account at a bank until the earlier of consummation of the initial business combination and liquidation. Prior to liquidating the U.S. “government securities”, the Company’s portfolio of investments was comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account were comprised of U.S. government securities, the investments were classified as trading securities. When the Company’s investments held in the Trust Account were comprised of money market funds, the investments were recognized at fair value. Trading securities and investments in money market funds were presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities were included in gain from investments held in Trust Account in the accompanying condensed statement of operations. The estimated fair values of investments held in the Trust Account were determined using available market information.

Cash held in Trust Account for redeemed shares represents amount owed to stockholders for the shares of common stock they elected to redeem in connection with the shareholder meeting held on September 26, 2023, which was not paid as of September 30, 2023. As of September 30, 2023, the amount due to redeemed stockholders is reflected as common stock to be redeemed in the accompanying condensed balance sheet.

Use of Estimates

The preparation of condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements and the reported amounts of income and expenses during the reporting period. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Fair Value of Financial Instruments

The carrying value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” equals or approximates the fair values for such assets and liabilities either because the short-term nature of the instruments or because the instrument is recognized at fair value (see Note 9).

Fair Value Measurements

Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

●	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;

●	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

●	Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.

8

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

Working Capital Loan - Related Party and Convertible Promissory Note

The Company has elected the fair value option to account for its working capital loan-related party with its Sponsor as defined and more fully described in Note 4, in addition to its Promissory Note with Infinite as described in Note 5. As a result of applying the fair value option, the Company records each draw at fair value with a gain or loss recognized at issuance, and subsequent changes in fair value are recorded as change in the fair value of working capital loan-related party and convertible promissory note on the unaudited condensed statements of operations. The fair value is based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s and, if applicable, an independent third-party valuation firm’s own assumption about the assumptions a market participant would use in pricing the asset or liability.

Derivative Warrant Liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for the warrants issued in connection with its Initial Public Offering and the Private Placement Warrants as derivative warrant liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statement of operations. The fair value of the Public Warrants issued in connection with the Initial Public Offering and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model and subsequently, the fair value of the Private Placement Warrants have been estimated using a Black-Scholes Merton model. The fair value of Public Warrants issued in connection with the Initial Public Offering have subsequently been measured based on the listed market price of such warrants. The determination of the fair value of the warrant liabilities may be subject to change as more current information becomes available, and accordingly, the actual results could differ significantly. Derivative warrant liabilities are classified as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Offering Costs Associated with the Initial Public Offering

Offering costs consisted of legal, accounting, underwriting fees and other costs incurred through the Initial Public Offering that were directly related to the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis, compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred, presented as non-operating expenses in the accompanying condensed statements of operations. Offering costs associated with the Class A common stock issued were charged against the carrying value of the shares of Class A common stock upon the completion of the Initial Public Offering and Over-Allotment. The Company classifies deferred underwriting commissions as non-current liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.

Class A Common Stock Subject to Possible Redemption

Class A common stock subject to mandatory redemption (if any) is classified as liability instruments and is measured at fair value. Conditionally redeemable Class A common stock (including shares of Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) is classified as temporary equity. At all other times, Class A common stock is classified as stockholders’ equity. The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to occurrence of uncertain future events, and accordingly, at September 30, 2023 and December 31, 2022, 362,665 and 22,233,687 shares of Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ deficit section of the Company’s condensed balance sheets, respectively. The Company’s Class A common stock subject to possible redemption at September 30, 2023 includes the 6,772,844 shares of common stock that were exercised to be redeemed in connection with the stockholders’ vote at the special meeting of stockholders on September 26, 2023. However, the redemptions did not occur until October 4, 2023.

9

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

Under ASC 480-10-S99, the Company has elected to recognize changes in the redemption value immediately as they occur and adjust the carrying value of the security to equal the redemption value at the end of each reporting period. This method would view the end of the reporting period as if it were also the redemption date for the security.

Effective with the closing of the Initial Public Offering (including the exercise of the over-allotment option), the Company recognized the accretion from initial book value to redemption amount value, which resulted in charges against additional paid-in capital (to the extent available) and accumulated deficit. Subsequently, the Company recognized changes in the redemption value as an increase in redemption value of Class A common stock subject to possible redemption as reflected on the accompanying unaudited condensed statements of changes in stockholders’ deficit.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. As of September 30, 2023 and December 31, 2022, the Company had deferred tax assets with a full valuation allowance against them.

ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2023 and December 31, 2022. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company has been subject to income tax examinations by major taxing authorities since inception.

Share-Based Compensation

Share-based payment awards issued to employees and nonemployees are measured at grant-date fair value of the awards and recognized as expense on a straight-line basis over the requisite service period of the award. For awards that have a performance condition, compensation cost is measured based on the grant date fair value and recognized when the performance condition becomes probable. The Company assesses the probability of the performance conditions being met on a continuous basis. Forfeitures are recognized when they occur. No compensation expense for share-based payment awards has been recognized to date.

Net Income (Loss) per Share of Common Stock

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A common stock and Class B common stock. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per share of common stock is calculated by dividing the net income (loss) by the weighted average shares of common stock outstanding for the respective period.

10

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

The calculation of diluted net income (loss) per share of common stock does not consider the effect of the warrants issued in connection with the Initial Public Offering (including exercise of the over-allotment option) and the Private Placement to purchase an aggregate of 9,856,247 shares of common stock in the calculation of diluted income (loss) per share, because their exercise is contingent upon future events. The Company has considered the effect of Class B shares of common stock that were excluded from the weighted average number of basic shares outstanding as they were contingent on the exercise of over-allotment option by the underwriter. Accretion associated with the redeemable Class A common stock is excluded from earnings per share as the redemption value approximates fair value.

The following table reflects the calculation of basic and diluted net income (loss) per share of common stock:

	For the Three Months Ended September 30,				For the Nine Months Ended September 30,
	2023		2022		2023		2022
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per common share:
Numerator:
Allocation of net income (loss)	$377,171	$309,789	$(4,092,454)	$(1,023,114)	$644,388	$332,503	$494,402	$123,601

Denominator:
Basic and diluted weighted average common shares outstanding	6,767,420	5,558,422	22,233,687	5,558,422	10,772,183	5,558,422	22,233,687	5,558,422
Basic and diluted net income (loss) per common share	$0.06	$0.06	$(0.18)	$(0.18)	$0.06	$0.06	$0.02	$0.02

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statement.

Note 3 - Initial Public Offering

On March 18, 2021, the Company consummated its Initial Public Offering of 20,000,000 Units at $10.00 per Unit, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $11.6 million, inclusive of $7.0 million in deferred underwriting commissions.

Each Unit consists of one share of Class A common stock, and one-quarter of one redeemable warrant (each, a “Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment (see Note 9).

11

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

The Company granted the underwriter a 45-day option from the date of the final prospectus relating to the Initial Public Offering to purchase up to 3,000,000 additional Units to cover over-allotments, if any, at the Initial Public Offering price, less underwriting discounts and commissions. The underwriter exercised the over-allotment option in part, and on March 26, 2021, purchased additional 2,233,687 units at the Initial Public Offering price at $10.00 per Unit, generating additional gross proceeds of approximately $22.3 million, and incurring additional offering costs of approximately $1.2 million, inclusive of approximately $0.8 million in deferred underwriting commissions.

Note 4 - Related Party Transactions

Founder Shares

On January 6, 2021, the Sponsor purchased 5,750,000 shares of the Company’s Class B common stock, par value $0.0001 per share (the “Founder Shares”) for an aggregate price of $25,000. The Sponsor and the Company’s officers and directors (the “initial stockholders”) agreed to forfeit up to 750,000 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriter, so that the Founder Shares would represent 20.0% of the Company’s issued and outstanding shares after the Initial Public Offering. On March 26, 2021, the underwriter exercised the option to purchase 2,233,687 additional units for a total of 22,233,687 Units; thus, the initial stockholders forfeited 191,578 shares of Class B common stock accordingly. As of September 30, 2023 and December 31, 2022, there were 5,558,422 shares of Class B common stock outstanding, none subject to forfeiture.

The initial stockholders agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of (i) one year after the completion of the initial Business Combination and (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, capital stock exchange or other similar transaction that results in all of the Company’s stockholders having the right to exchange their common stock for cash, securities or other property. Notwithstanding the foregoing, if (1) the last reported sales price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination or (2) if the Company consummates a transaction after the initial Business Combination which results in the Company’s stockholders having the right to exchange their shares for cash, securities or other property, the Founder Shares will be released from the lock-up.

Private Placement Warrants

Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 4,000,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating proceeds of $6.0 million. On March 26, 2021, the Sponsor purchased an additional 297,825 Private Placement Warrants at a price of $1.50 per Private Placement Warrant in a Second Closing, generating proceeds of approximately $0.4 million.

Each whole Private Placement Warrant is exercisable for one whole share of Class A common stock at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor was added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.

12

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Related Party Loans

On January 6, 2021, the Sponsor agreed to loan the Company an aggregate of up to $300,000 to cover expenses related to the Initial Public Offering pursuant to the Note. This loan was non-interest bearing and payable upon the completion of the Initial Public Offering. The Company borrowed $100,000 under the Note and repaid the Note in full upon closing of the Initial Public Offering. Upon closing of the Initial Public Offering, the loan was no longer available.

In addition, in order to fund working capital deficiencies or finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination or, at the lenders’ discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.

On May 4, 2022, the Sponsor provided a $600,000 Working Capital Loan to the Company in the form of a convertible promissory note that is due upon the completion of a Business Combination. At any time on or prior to the consummation of the Business Combination, at the option of the lender, any outstanding amount of the Working Capital Loan may be converted into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants. On July 20, 2022, the Company borrowed an additional $500,000 from the Sponsor and amended the convertible promissory note to increase the principal balance to $1.1 million. The Working Capital Loan does not bear any interest and will be repayable by the Company to the Sponsor, if not converted, on the effective date of a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses. Due to the conversion feature within the Working Capital Loan, the estimated fair value of the Working Capital Loan was $1,098,909 and $1,094,749, as of September 30, 2023 and December 31, 2022, respectively (see Note 9).

Administrative Service Agreement

Commencing on the date that the Company’s securities were first listed on the New York Stock Exchange and continuing until the earlier of the Company’s consummation of a Business Combination and the Company’s liquidation, the Company agreed to pay the Sponsor a total of $15,000 per month for office space, utilities, secretarial and administrative support services provided to members of the Company’s management team. The Company incurred approximately $45,000 and $135,000 in administrative expenses under the agreement, respectively, which are recognized in the accompanying unaudited condensed statements of operations for each of the three and nine months ended September 30, 2023, within administrative expenses - related party. The Company incurred approximately $45,000 and $135,000 in administrative expenses under the agreement, respectively, which are recognized in the accompanying unaudited condensed statements of operations for each of the three and nine months ended September 30, 2022, within administrative expenses - related party. As of September 30, 2023 and December 31, 2022, $75,000 and $15,000, respectively, included in due to related party were outstanding in the accompanying condensed balance sheets.

The Sponsor, officers and directors, or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis all payments that were made to the Sponsor, officers or directors, or their affiliates. As of September 30, 2023 and December 31, 2022, there was no such outstanding balance presented in the accompanying condensed balance sheets, respectively.

13

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

Note 5 - Commitments and Contingencies

Registration Rights

The holders of Founder Shares, Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans, if any (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares), were entitled to registration rights pursuant to a registration rights agreement. These holders were entitled to certain demand and “piggyback” registration rights. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

Underwriting Agreement

The underwriter was entitled to an underwriting discount of $0.20 per unit, or $4.0 million in the aggregate, paid upon the closing of the Initial Public Offering. $0.35 per unit, or $7.0 million in the aggregate will be payable to the underwriter for deferred underwriting commissions. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

In connection with the consummation of the Over-Allotment on March 26, 2021, the underwriter was entitled to an additional fee of approximately $447,000 paid upon closing, and an approximately $782,000 in deferred underwriting commissions.

On January 31, 2023, the engagement letter between the Company and the underwriter was amended to provide that in lieu of the fees under the original engagement letter and underwriting agreement, at the closing of the business combination with Falcon described in Note 1, the underwriter will be entitled to a fee $7,781,790 (inclusive of amounts owed as deferred underwriting commission from the Initial Public Offering and for acting as financial and capital markets advisor to the Company), an additional one-time discretionary fee of $1,000,000 under certain circumstances, and the right to receive a portion of the Seller Earnout Shares. A portion of the fees may be deferred until up to two years after the closing of the business combination with Falcon.

Convertible Promissory Note

On January 31, 2023, the Company and Infinite entered into a promissory note (the “Promissory Note”) pursuant to which Infinite agreed to advance up to $2,000,000 to the Company, with any advances under the Promissory Note to be used by the Company to pay certain expenses of the Extension. The Promissory Note is non-interest bearing and repayable, in cash, or, at Pubco’s option, in shares of Pubco Class A Common Stock at a conversion price of $10.00 per share, at the effective time of the Acquisition Merger and will be forgiven without payment if the A&R Merger Agreement is terminated.

On July 7, 2023, the Company and Infinite entered into an amendment (the “Promissory Note Amendment”) to that certain promissory note dated as of January 31, 2023 (as amended, the “Promissory Note”), which increased the amount Infinite agreed to advance to the Company to be up to $2,250,000. As of the date of the Promissory Note Amendment, Infinite had already advanced $1,500,000 (out of $2,250,000) to the Company under the Promissory Note.

In connection with the closing of the Business Combination, on October 6, 2023, Pubco elected to convert the principal amount of $2.25 million outstanding under the Promissory Note into 225,000 shares of Pubco’s Class A common stock.

Consulting Agreement

On June 13, 2022, the Company engaged a contractor (the “Contractor”) to perform technical diligence in exchange for a cash consideration of $125,000, with $50,000 paid upon execution and $75,000 payable upon the consummation of the Business Combination, and the Sponsor’s agreement to issue membership interest in the Sponsor that, in aggregate, represent an indirect economic interest in 25,000 Founder Shares, upon completion of the services. The grant date fair value of the Sponsor membership interests issued to the Contractor is compensation expense for the Company, and a contribution from the Sponsor to the Company for the same amount and is recognized upon completion of the services by the Contractor. Management estimated that the grant date fair value of the indirect economic interest in 25,000 Founder Shares was de minimis.

Risks and Uncertainties

In February 2022, the Russian Federation and Belarus commenced a military action with the country of Ukraine. As a result of this action, various nations, including the United States, have instituted economic sanctions against the Russian Federation and Belarus. Further, the impact of this action and related sanctions on the world economy is not determinable as of the date of these unaudited condensed financial statements, and the specific impact on the Company’s financial condition, results of operations, and cash flows is also not determinable as of the date of these unaudited condensed financial statements.

14

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any share redemption or other share repurchase that occurs after December 31, 2022, in connection with a Business Combination, extension vote or otherwise, may be subject to the excise tax. Whether and to what extent the Company would be subject to the excise tax in connection with a Business Combination, extension vote or otherwise will depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the Business Combination, extension or otherwise, (ii) the structure of a Business Combination, (iii) the nature and amount of any “PIPE” or other equity issuances in connection with a Business Combination (or otherwise issued not in connection with a Business Combination but issued within the same taxable year of a Business Combination) and (iv) the content of regulations and other guidance from the Treasury. In addition, because the excise tax would be payable by the Company and not by the redeeming holder, the mechanics of any required payment of the excise tax have not been determined. The foregoing could cause a reduction in the cash available on hand to complete a Business Combination and in the Company’s ability to complete a Business Combination. On December 27, 2022, the Treasury Department and Internal Revenue Service issued a Notice 2023-2 (“Notice”), which provided interim guidance regarding the application of the corporate stock repurchase excise tax until the issuance of proposed regulations. The Notice excluded the distributions for a complete liquidation of a corporation from the base of the excise tax. The Notice also excludes from the scope of the excise tax any distribution made during the taxable year in which a corporation fully liquidates and dissolves, even if a distribution precedes the formal decision to liquidate.

On March 1, 2023, the Company’s stockholders redeemed 15,098,178 shares of Class A shares of common stock for a total of $153,242,918. The Company evaluated the classification and accounting of the stock redemption under ASC 450, “Contingencies”. ASC 450 states that when a loss contingency exists the likelihood that the future event(s) will confirm the loss or impairment of an asset or the incurrence of a liability can range from probable to remote. A contingent liability must be reviewed at each reporting period to determine appropriate treatment. The Company evaluated the current status and probability of completing a Business Combination as of September 30, 2023 and concluded that it is probable that a contingent liability should be recorded. The Company recorded $1,532,435 of excise tax liability calculated as 1% of shares redeemed on March 1, 2023.

15

FAST ACQUISITION CORP. II

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

Note 6 - Common Stock Subject to Possible Redemption

The Company’s Class A common stock features certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. Holders of the Company’s Class A common stock are entitled to one vote for each share. As of September 30, 2023 and December 31, 2022, there were 362,665 and 22,233,687 shares of Class A common stock issued and outstanding, which were all subject to redemption and are classified outside of permanent equity in the condensed balance sheets. The Company’s Class A common stock subject to possible redemption at September 30, 2023 includes the 6,772,844 shares of common stock that were exercised to be redeemed in connection with the stockholders’ vote at the special meeting of stockholders on September 26, 2023. However, the redemptions did not occur until October 4, 2023.

Class A common stock subject to possible redemption reflected on the accompanying condensed balance sheets is reconciled on the following table:

Gross proceeds	$222,336,870
Less:
Fair value of Public Warrants at issuance	(7,670,620)
Offering costs allocated to Class A common stock subject to possible redemption	(12,331,812)
Plus:
Accretion of carrying value to redemption value	22,128,356
Class A common stock subject to possible redemption as of December 31, 2022	224,462,794
Less:
Redemptions	(225,238,447)
Plus:
Increase in redemption value of Class A common stock subject to possible redemption	4,550,770
Class A common stock subject to possible redemption as of September 30, 2023	$3,775,117

Note 7 - Stockholders’ Deficit

Preferred Stock - The Company is authorized to issue 1,000,000 shares of preferred stock, par value $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of September 30, 2023 and December 31, 2022, there were no shares of preferred stock issued or outstanding.

Class A Common Stock - The Company is authorized to issue 380,000,000 shares of Class A common stock with a par value of $0.0001 per share. As of September 30, 2023 and December 31, 2022, there were 362,665 and 22,233,687 shares of Class A common stock issued and outstanding, all subject to possible redemption and therefore classified as temporary equity on the accompanying condensed balance sheets, respectively (see Note 6). The Company’s Class A common stock at September 30, 2023 includes the 6,772,844 shares of common stock that were exercised to be redeemed in connection with the stockholders’ vote at the special meeting of stockholders on September 26, 2023. However, the redemptions did not occur until October 4, 2023.

Class B Common Stock - The Company is authorized to issue 20,000,000 shares of Class B common stock with a par value of $0.0001 per share. At September 30, 2023 and December 31, 2022, 5,558,422 shares of Class B common stock were issued and outstanding, and none subject to forfeiture.

16

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

Stockholders of record are entitled to one vote for each share held on all matters to be voted on by stockholders. Holders of shares of Class A common stock and holders of shares of Class B common stock will vote together as a single class on all matters submitted to a vote of the stockholders except as required by law.

The Class B common stock will automatically convert into Class A common stock at the time of the initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like. In the case that additional shares of Class A common stock or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of shares of Class A common stock issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the total number of shares of Class A common stock outstanding after such conversion (after giving effect to any redemptions of shares of Class A common stock by the holders of the Company’s Public Shares), including the total number of shares of Class A common stock issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any shares of Class A common stock or equity-linked securities or rights exercisable for or convertible into shares of Class A common stock issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans, provided that such conversion of Founder Shares will never occur on a less than one-for-one basis.

Note 8 - Warrants

As of September 30, 2023 and December 31, 2022, there were 5,558,422 Public Warrants and 4,297,825 Private Warrants outstanding. Public Warrants may only be exercised in whole and only for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination and (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the issuance of the shares of Class A common stock issuable upon exercise of the Public Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise their Public Warrants on a cashless basis and such cashless exercise is exempt from registration under the Securities Act). The Company agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use its best efforts to file with the SEC and have an effective registration statement covering the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. If a registration statement covering the Class A common stock issuable upon exercise of the warrants is not effective by the 60th business day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Company’s shares of Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, it will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use its best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. The Public Warrants will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation.

The warrants have an exercise price of $11.50 per share, subject to adjustments. In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the initial stockholders or their affiliates, without taking into account any Founder Shares held by the initial stockholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the Company’s initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A common stock during the 20 trading day period starting on the trading day after the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price described below under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described under “Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” will be adjusted (to the nearest cent) to be equal to the higher.

17

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

The Private Placement Warrants are identical to the Public Warrants, except that the Private Placement Warrants and the shares of Class A common stock issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.

Redemption of warrants when the price per share of Class A common stock equals or exceeds $18.00

Once the warrants become exercisable, the Company may redeem the outstanding warrants for cash (except as described herein with respect to the Private Placement Warrants):

●	in whole and not in part;

●	at a price of $0.01 per warrant;

●	upon a minimum of 30 days’ prior written notice of redemption; and

●	if, and only if, the last reported sale price (the “closing price”) of the Class A common stock equals or exceeds $18.00 per share (as adjusted) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.

The “fair market value” per share of Class A common stock for the above purpose shall mean the volume-weighted average price per share of Class A common stock during the ten trading days ending on the third trading day immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 shares of Class A common stock per warrant (subject to adjustment).

Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00:

Once the warrants become exercisable, the Company may redeem the outstanding warrants:

●	in whole and not in part;

●	at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants, but only on a cashless basis, prior to redemption and receive that number of shares determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A common stock;

●	if, and only if, the closing price of Class A common stock equals or exceeds $10.00 per share (as adjusted) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

●	if the closing price of Class A common stock for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

18

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

Note 9 - Fair Value Measurements

The following tables present information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of September 30, 2023 and December 31, 2022 and indicate the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value:

	Fair Value Measured as of September 30, 2023
	Level 1	Level 2	Level 3	Total
Liabilities:
Derivative warrant liabilities - Public warrants	$2,779,210	$—	$—	$2,779,210
Derivative warrant liabilities - Private warrants	—	—	2,148,910	2,148,910
Working capital loan—related party	—	—	1,098,909	1,098,909
Convertible promissory note	—	—	2,780,800	2,780,800
Total fair value	$2,779,210	$—	$6,028,619	$8,807,829

	Fair Value Measured as of December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account - U.S. Treasury Securities (1)	$224,655,926	$—	$—	$224,655,926
Liabilities:
Derivative warrant liabilities - Public warrants	3,724,140	—	—	3,724,140
Derivative warrant liabilities - Private warrants	—	—	2,879,540	2,879,540
Working capital loan—related party	—	—	1,094,749	1,094,749
Total fair value	$228,380,066	$—	$3,974,289	$232,354,355

(1)	Includes $25 in cash as of December 31, 2022.

Transfers to/from Level 3 measurements are recognized at the beginning of the reporting period. The fair value measurement of the derivative warrant liabilities - Public warrants transferred from a Level 3 measurement to a Level 1 measurement as they became separately listed and traded in May 2021.

As of September 30, 2023, there were no Level 1 assets. As of December 31, 2022, Level 1 assets included investments in U.S. Treasury Securities. The Company uses inputs such as actual trade data, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Derivative Warrant Liabilities

For periods where no observable traded price was available, the fair value of the Public Warrants and Private Placement Warrants were estimated using a Monte-Carlo simulation to estimate the fair value of the warrants at each reporting period, with changes in fair value recognized in the unaudited condensed statements of operations. The estimated fair value of the Private Placement Warrants, and the Public Warrants prior to being separately listed and traded, was determined using Level 3 inputs. As of September 30, 2023, the fair value of the Public Warrants was determined by their listed trading price and the fair value of Private Placement Warrants was estimated by employing a Black-Scholes Merton formula and a Monte Carlo simulation analysis.

19

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

For the nine months ended September 30, 2023 and 2022, the Company recognized income of approximately $1.7 million and income of approximately $3.3 million, respectively, from a change in fair value in the derivative warrant liabilities, presented as change in fair value of derivative warrant liabilities on the accompanying unaudited condensed statements of operations.

Inherent in the Monte Carlo simulations and Black-Scholes Merton model are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. If factors or assumptions change, the estimated fair values could be materially different. The Company estimated the volatility of its common stock warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s common stock that matches the expected remaining life of the warrants. As of September 30, 2023, the Company estimated the volatility of its Private Warrants based on the implied volatility of the Company’s Public Warrants determined running simulations of the Public Warrant price. A significant increase or decrease in volatility alone could have a significant impact on the valuation. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding the Level 3 fair value measurements inputs at their measurement dates:

	As of September 30,	As of December 31,
	2023	2022
Exercise price	$11.50	$11.50
Stock price	$12.35	$10.01
Option term (in years)	5.01	5.08
Volatility	26.3%	3.3%
Risk-free interest rate	4.60%	3.99%

The change in the fair value of the derivative warrant liabilities measured with Level 3 inputs for the three and six months ended September 30, 2023 and 2022, is summarized as follows:

Derivative warrant liabilities at January 1, 2023 - Level 3	$2,879,540
Change in fair value of derivative warrant liabilities	(902,540)
Derivative warrant liabilities at March 31, 2023 - Level 3	1,977,000
Change in fair value of derivative warrant liabilities	1,031,480
Derivative warrant liabilities at June 30, 2023 - Level 3	3,008,480
Change in fair value of derivative warrant liabilities	(859,570)
Derivative warrant liabilities at September 30, 2023 - Level 3	$2,148,910

Derivative warrant liabilities at January 1, 2022 - Level 3	$3,825,060
Change in fair value of derivative warrant liabilities	(2,406,780)
Derivative warrant liabilities at March 31, 2022 - Level 3	1,418,280
Change in fair value of derivative warrant liabilities	(902,540)
Derivative warrant liabilities at June 30, 2022 - Level 3	515,740
Change in fair value of derivative warrant liabilities	1,977,000
Derivative warrant liabilities at September 30, 2022 - Level 3	$2,492,740

20

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

Working Capital Loan

The change in the fair value of the working capital loan-related party measured with Level 3 inputs for the three and nine months ended September 30, 2023 is summarized as follows:

Fair value of working capital loans—related party, December 31, 2022	$1,094,749
Change in fair value of working capital loans - related party	(12,152)
Fair value of working capital loans—related party, March 31, 2023	1,082,597
Change in fair value of working capital loans - related party	7,915
Fair value of working capital loans—related party, June 30, 2023	$1,090,512
Change in fair value of working capital loans - related party	8,397
Fair value of working capital loans—related party, September 30, 2023	$1,098,909

The estimated fair value of the Working Capital Loan was estimated utilizing a simulation model similar to the one employed in the Public and Private Placement Warrant valuation with Level 3 inputs.

For the three and nine months ended September 30, 2023, the Company recognized a loss of approximately $8,000 and $4,000, respectively, from an increase in the fair value of working capital loans, presented as change in fair value of working capital loan on the accompanying unaudited condensed statements of operations.

The following table provides the quantitative information regarding the inputs utilized for the fair value measurement of the Working Capital Loan as of their measurement dates:

	As of September 30,	As of December 31,
	2023	2022
Exercise price	$11.50	$11.50
Stock price	$12.35	$10.01
Maturity	0.01	0.08
Volatility	114.3%	3.30%
Risk-free interest rate	4.60%	3.99%
Straight debt yield	7.51%	5.80%

Promissory Note

The change in the fair value of the Promissory Note measured with Level 3 inputs for the three and nine months ended September 30, 2023 is summarized as follows:

Fair value of convertible promissory note, December 31, 2022	$—
Issuance of Promissory Note	1,250,000
Change in fair value of convertible promissory note	(236,705)
Fair value of convertible promissory note, March 31, 2023	$1,013,295
Issuance of Promissory note	250,000
Change in fair value of convertible promissory note	(96,850)
Fair value of convertible promissory note, June 30, 2023	$1,166,445
Issuance of Promissory note	750,000
Change in fair value of convertible promissory note	864,355
Fair value of convertible promissory note, September 30, 2023	$2,780,800

21

FAST ACQUISITION CORP. II
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

SEPTEMBER 30, 2023

For the three and nine months ended September 30, 2023, the Company recognized a loss of approximately $0.5 million and $0.9 million from an increase in the fair value of the Promissory Note, presented as change in fair value of convertible promissory note on the accompanying unaudited condensed statements of operations.

The following table provides the quantitative information regarding the inputs utilized for the fair value measurement of the Promissory Note as of its measuring date:

As of September 30,
2023
Conversion price	$10.00
Stock price	$12.35
Maturity	0.01
Volatility	92.5%
Risk-free interest rate	5.55%
Straight debt yield	7.51%

Note 10 - Subsequent Events

The Company evaluated subsequent events and transactions that occurred up to the date unaudited condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that have occurred that would require adjustment or disclosures in the unaudited condensed financial statements.

The Business Combination was effected between October 5, 2023 and October 6, 2023 in two steps: (a) on October 5, 2023, the SPAC Merger occurred, whereby the Company merged with and into Pubco, with Pubco surviving as the sole owner of Merger Sub, followed by a contribution by Pubco of all of its cash to Merger Sub to effectuate the “UP-C” structure; and (b) on October 6, 2023, the Acquisition Merger occurred, whereby Merger Sub merged with and into Falcon’s, with Falcon’s as the surviving entity of such merger. Following the consummation of the transactions contemplated by the Merger Agreement, the direct interests in Falcon’s were held by Pubco and the holders of common units of Falcon’s outstanding as of immediately prior to the Mergers.

22

Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unless the context otherwise requires, all references in this section to “we,” “us,” “our,” “Falcon”, “Falcon’s OpCo”, “FBG” or the “Company” refer to Falcon’s Beyond Global, LLC and its subsidiaries. “FAST II” refers to FAST Acquisition Corp. II. “Pubco” refers to Falcon’s Beyond Global, Inc. Defined terms included below and not otherwise defined herein have the same meaning as terms defined and included elsewhere in Pubco’s Current Report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on October 12 ,2023, as amended by Amendment No. 1 to Pubco’s Current Report on Form 8-K (the “Form 8-K/A”) or in Pubco’s Registration Statement on Form S-4 (File No. 333-269778) (the “Form S-4”) and in Pubco’s Registration Statement on Form S-1 (File No. 333-275243) (the “Form S-1”), which were previously filed with the SEC.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X and presents the combination of the financial information of the Company and FAST II adjusted to give effect to the Business Combination and the Strategic Investment.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 combines the historical balance sheet of the Company and the historical balance sheet of FAST II on a pro forma basis as if the Business Combination had been consummated on September 30, 2023. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 and year ended December 31, 2022 combines the historical statements of operations of the Company and historical statements of operations of FAST II for such periods on a pro forma basis as if the Business Combination and Strategic Investment had been consummated on January 1, 2022, the beginning of the earliest period presented.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position and operating results that would have been achieved had the Business Combination and Strategic Investment occurred on the dates indicated. The unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of Pubco following the completion of the Business Combination and Strategic Investment and may not be useful in predicting the future financial condition and results of operations of Pubco following the Closing. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected in this Exhibit 99.4 to the Form 8-K/A due to a variety of factors. Assumptions and estimates underlying the unaudited pro forma adjustments included in the unaudited pro forma condensed combined financial statements are described in the accompanying notes. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date on which these unaudited pro forma condensed combined financial statements are prepared and are subject to change as additional information becomes available and analyses are performed. Management considers this basis of presentation to be reasonable under the circumstances.

The unaudited pro forma condensed combined financial information was derived from and should be read together with the accompanying notes to the unaudited pro forma condensed combined financial statements, audited and unaudited financial statements of the Company and FAST II, the sections of the Form S-4 titled “Company Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “FAST II Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other information relating to the Company and FAST II included or incorporated by reference in the Form 8-K/A, Form S-4, or Form S-1.

Description of the Business Combination

As previously announced, Pubco entered into that certain Amended and Restated Agreement and Plan of Merger, dated as of January 31, 2023, as amended by Amendment No. 1 dated June 25, 2023, Amendment No. 2 dated July 7, 2023, and Amendment No. 3 dated September 1, 2023 (the “Merger Agreement”), by and among Pubco, FAST II, the Company, and Palm Merger Sub, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Pubco (“Merger Sub”).

As contemplated by the Merger Agreement, the Business Combination (as defined below) was effected in two steps: (a) on October 5, 2023 (the “SPAC Merger Effective Time”), FAST II merged with and into Pubco (the “SPAC Merger”), with Pubco surviving as the sole owner of Merger Sub, followed by a contribution by Pubco of all of its cash (except for cash required to pay certain transaction expenses) to Merger Sub to effectuate the “UP-C” structure; and (b) on October 6, 2023 (the “Acquisition Merger Effective Time”), Merger Sub merged with and into the Company (the “Acquisition Merger,” and collectively with the SPAC Merger, the “Business Combination”), with the Company as the surviving entity of such merger. Following the consummation of the transactions (the “Transactions”) contemplated by the Merger Agreement (the “Closing”), the direct interests in the Company were held by Pubco and certain holders of the limited liability company units of the Company (the “Company Units”) outstanding as of immediately prior to the Business Combination.

A special meeting of FAST II stockholders was held on September 26, 2023 (the “Special Meeting”), where the FAST II stockholders considered and approved, among other matters, a proposal to approve the Merger Agreement and the Transactions contemplated thereby. Prior to the Special Meeting, 6,772,844 holders of FAST II Class A Common Stock exercised their right to redeem those shares for a pro rata portion of the cash in the FAST II trust account, which equaled approximately $10.63 per share, for an aggregate of approximately $72 million.

Immediately prior to the consummation of the Business Combination, on October 4, 2023, (w) all 5,588,422 outstanding shares of FAST II’s Class B common stock, par value $0.0001 per share (the “FAST II Class B Common Stock”), were converted into 5,588,422 shares of FAST II’s Class A common stock, par value $0.0001 per share (the “FAST II Class A Common Stock” and such conversion, the “Class B Exchange”), (x) FAST Sponsor II LLC (the “Sponsor”) converted $1.1 million principal amount of working capital loans into 733,333 warrants of FAST II (“Working Capital Warrants”) with the same terms as the FAST II Private Placement Warrants, (y) each unit of FAST II outstanding immediately prior to the SPAC Merger Effective Time was automatically separated and the holder thereof was deemed to hold one share of FAST II Class A Common Stock and one-quarter of one warrant of FAST II (“FAST II Warrant”), and (z) 6,772,844 shares of FAST II Class A Common Stock for which redemption rights were properly exercised and not withdrawn were redeemed for an aggregate of approximately $72 million paid from FAST II’s trust account.

At the SPAC Merger Effective Time, (1) each outstanding share of FAST II Class A Common Stock (except for each share of FAST II Class A Common Stock converted from the FAST II Class B Common Stock pursuant to the Class B Exchange and the shares of FAST II Class A Common Stock redeemed by public shareholders) was automatically cancelled in exchange (the “Conversion”) for 0.580454 shares of Class A common stock, par value $0.0001 per share, of Pubco (“Pubco Class A Common Stock”) and 0.5 shares of 8% Series A Cumulative Convertible Preferred Stock, par value $0.0001 per share, of Pubco (“Pubco Series A Preferred Stock”); (2) the 5,588,422 shares of FAST II Class A Common Stock converted from the FAST II Class B Common Stock pursuant to the Class B Exchange were automatically cancelled in exchange for (A) 5,588,422 shares of Pubco Class A Common Stock and (B) the right to receive 1,162,500 Earnout Shares (in the form of Pubco Class A Common Stock); and (3) each FAST II Warrant outstanding immediately prior to the SPAC Merger Effective Time (including FAST II’s public warrants and private placement warrants, and the Working Capital Warrants) was assumed by Pubco and each resulting whole Pubco Warrant is exercisable, at an initial exercise price of $11.50, subject to adjustment, for 0.580454 shares of Pubco Class A Common Stock and 0.5 shares of Pubco Series A Preferred Stock.

At the Acquisition Merger Effective Time, (a) the Sponsor forfeited 4,308,422 shares of Pubco Class A Common Stock and 2,148,913 Pubco Warrants for no consideration; (b) Pubco issued to the Sponsor the 1,162,500 Earnout Shares it was entitled to receive (as described above), which were placed into an escrow account as described below; (c) Pubco issued 4,362,966 shares of Pubco Class A Common Stock to certain holders of Company Units upon the Company’s election to reclassify such units (the “Reclassified Units”) into the right to receive one share of Pubco Class A Common Stock, in lieu of and not in addition to the same number of shares of Pubco Class B Common Stock and New Company Units (both as defined below); (d) all issued and outstanding Company Units (other than the Reclassified Units and the Company Financing Units) converted into (x) 46,763,877 shares of Pubco’s non-economic voting Class B common stock, par value $0.0001 per share (the “Pubco Class B Common Stock”), and 46,763,877 limited liability company interests of the Company (the “New Company Units”) and (y) 775,000 Earnout Shares (in the form of Pubco Class A Common Stock), 75,562,500 Earnout Shares (in the form of Pubco Class B Common Stock) and 75,562,500 Earnout Units which were placed into an escrow account for the benefit of certain holders of Company Units pursuant to the Merger Agreement, as described below; (e) all Company Financing Units converted into 5,270,240 shares of Pubco Class B Common Stock and 5,270,240 New Company Units; (f) Pubco elected to convert the principal amount of $2.25 million outstanding under the Infinite Promissory Note into 225,000 shares of Pubco Class A Common Stock; and (g) the units of Merger Sub that were issued and outstanding were converted into and became (x) a number of New Company Units equal to the number of shares of Pubco Class A Common Stock outstanding immediately after the SPAC Merger, (y) a number of preferred units equal to the number of shares of Pubco Series A Preferred Stock outstanding immediately after the SPAC Merger and (z) a number of warrant units equal to the number of Pubco Warrants outstanding immediately after the SPAC Merger, in each case of the foregoing clauses (x) through (z) after giving effect to the redemption of shares of common stock of FAST II in connection with the exercise of redemption rights, the Class B Exchange and the Conversion.

2

The Earnout Shares and Earnout Units were deposited into escrow at the Acquisition Merger Effective Time and are to be earned, released and delivered upon satisfaction of, or forfeited and canceled upon the failure of, certain milestones related to the EBITDA of Pubco and the gross revenue of Pubco during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Pubco Class A Common Stock during the five-year period beginning on the one-year anniversary of the Acquisition Merger and ending on the six-year anniversary of the Acquisition Merger. In connection with the Closing, as of the Acquisition Merger Effective Time, Jefferies LLC assigned all of its rights to receive 775,000 Earnout Shares to Infinite Acquisitions Partners LLC (formerly known as Infinite Acquisitions LLLP and Katmandu Collections, LLLP, “Infinite Acquisitions”), without any payment or other consideration therefor.

Prior to the Closing of the Business Combination, an aggregate of approximately $67.25 million in financing was provided to the Company by Infinite Acquisitions, an existing equity holder of the Company, including through debt to equity conversions. On October 4, 2023, Infinite Acquisitions irrevocably committed to fund an additional approximately $12.75 million to the Company by December 31, 2023, for a total financing from Infinite Acquisitions of $80 million. Further, holders of an aggregate of $4.75 million of outstanding indebtedness (the “Transferred Debt”) of the Company entered into Exchange Agreements whereby such indebtedness was exchanged for an aggregate of 475,000 shares of Pubco Series A Preferred Stock and a cash payment of unpaid accrued interest, and Pubco agreed to contribute the Transferred Debt to the Company in exchange for the Company (i) issuing to Pubco a number of Preferred Units equal to the number of shares of Series A Preferred Stock issued upon the exchange of the Transferred Debt, and (ii) paying to Pubco an amount in cash equal to the amount of cash paid by Pubco as accrued interest. The material terms of such financings are described in the sections of the Form S-4 titled “Proposal No. 1 – The Business Combination Proposal—Financing of the Business Combination” and “Certain Relationships and Related Party Transactions—Company Related Party Transactions—Company and Infinite Acquisitions Credit Agreement.”

On October 6, 2023, in connection with the consummation of the Transactions and as contemplated by the Merger Agreement, Pubco entered into a Tax Receivable Agreement (the “Tax Receivable Agreement”) with the Company, the TRA Holder Representative, certain members of the Company (the “TRA Holders”) and other persons from time to time party thereto. The material terms of the Tax Receivable Agreement are described in the section of the Form S-4 titled “Proposal No. 1 – The Business Combination Proposal— Related Agreements—Tax Receivable Agreement.” Based primarily on historical losses of the Company, management has determined it is more-likely-than-not that the Company will be unable to utilize its deferred tax assets subject to the Tax Receivable Agreement; therefore, management has not recorded an adjustment in the unaudited pro forma condensed consolidated financial information for the deferred tax assets or a corresponding liability under the Tax Receivable Agreement related to the tax savings the company may realize from the utilization of tax deductions related to basis adjustments created by the transactions contemplated in the Merger Agreement and the exchange of common units of the Company for Pubco Class A Common Stock or cash in the future and tax benefits related to entering into the Tax Receivable Agreement. However, if utilization of the deferred tax assets were more-likely-than-not Pubco would recognize a deferred tax asset of approximately $232.4 million and a liability under the Tax Receivable Agreement of approximately $201.4 million, assuming (i) a price of $10 per share; (ii) a constant corporate tax rate of 25%; and (iii) no material changes in tax law.

Pursuant to Pubco’s Certificate of Designation, Pubco’s Series A Preferred Stock automatically converts, without any action on the part of the holders thereof, into shares of Pubco Class A Common Stock if at any time the volume weighted average closing price of Pubco’s Class A Common Stock exceeds $14.30 for at least 20 trading days during a period of 30 consecutive trading days ending on the trading day immediately preceding the date of determination, as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like.

3

On November 3, 2023, the Audit Committee of the Company determined that the volume weighted average closing price of Pubco’s Class A Common Stock exceeded $14.30 for 20 consecutive trading days. Accordingly, on November 6, 2023, all outstanding shares of Pubco’s Series A Preferred Stock automatically converted into shares of Pubco Class A Common Stock at a conversion rate of 0.90909 shares of Pubco Class A Common Stock for each share of Pubco Series A Preferred Stock. No action by the holders of Pubco Series A Preferred Stock was required in connection with the automatic conversion. Cash was paid in lieu of fractional shares in accordance with the terms of Pubco Series A Preferred Stock. An aggregate of approximately 600,000 shares of Pubco Class A Common Stock were issued upon conversion of the Pubco Series A Preferred Stock. Following the automatic conversion of the Pubco Series A Preferred Stock, there are no outstanding shares of Pubco Series A Preferred Stock. The unaudited pro forma condensed combined balance sheet as of September 30, 2023 assumes the conversion of the Pubco Series A Preferred Stock occurred as of September 30, 2023. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and year ended December 31, 2022 assumes the conversion of the Pubco Series A Preferred Stock occurred as of January 1, 2022, the beginning of the earlier period presented.

For more information about the Business Combination, please see the section of the Form S-4 titled “Proposal No. 1 — The Business Combination Proposal.”

Accounting Treatment of the Business Combination

The SPAC Merger was accounted for as an asset acquisition similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP.

The Acquisition Merger was also accounted for similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Following the closing of the Acquisition Merger, the Company’s Executive Chairman, Mr. Scott Demerau, together with other members of the Demerau family, continue to collectively have a controlling interest (as determined in accordance with GAAP) in Pubco through their control of Katmandu Ventures LLC, and through the membership of Lucas Demerau, Nathan Markey and Cory Demerau on the board of directors of the general partner of Infinite Acquisitions. As the Acquisition Merger represents a common control transaction from an accounting perspective, the Acquisition Merger was treated similar to a reverse recapitalization. As there is no change in control, the Company has been determined to be the accounting acquirer and Pubco was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Acquisition Merger was treated as the equivalent of the Company issuing stock for the net assets of Pubco, accompanied by a recapitalization. The net assets of Pubco were stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Acquisition Merger are those of the Company.

Earnout Shares and Earnout Units were deposited into escrow at the Acquisition Merger Effective Time and will be earned, released and delivered upon satisfaction of certain milestones related to the EBITDA of Pubco and the gross revenue of Pubco during periods between July 1, 2023 and December 31, 2024 and the volume weighted average closing sale price of shares of Pubco Class A Common Stock during the Earnout Period. Earnout Shares and Earnout Units are liability classified under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (“ASC 815-40”) prior to the satisfaction of the applicable milestone. Following the satisfaction of applicable milestones, Earnout Shares and Earnout Units released from escrow and delivered to its holders are expected to be equity classified.

Description of the Strategic Investment

On July 27, 2023, the Company completed the Strategic Investment. Pursuant to the Strategic Investment, QIC invested $30.0 million, inclusive of the Reimbursement Amount, in the Company’s Falcon’s Creative division through a private placement of preferred units by FCG LLC. Pursuant to the QIC Subscription Agreement, upon the closing of the Strategic Investment, FCG LLC received a closing payment of $17.5 million (net of $500,000 in reimbursements). The remaining $12.0 million of the $30.0 million investment is being held by QIC and will be released to FCG LLC upon the establishment of an employee retention and attraction incentive program that incentivizes employees of FCG LLC and its subsidiaries involved in satisfying the QIC Priority Commitment to satisfy such QIC Priority Commitment. The employee retention and attraction incentive program must include either (i) an equity pool equal to approximately 10% of FCG LLC’s issued and outstanding equity or (ii) a cash bonus pool equal to $12.0 million. The specific terms and details of the employee retention and attraction incentive program are being negotiated by FCG LLC and QIC. After giving effect to the transactions contemplated by the QIC Subscription Agreement, FCG LLC has two members: QIC, holding 25% of the equity interest of FCG LLC in the form of preferred units, and the Company, holding the remaining 75% of the equity interest of FCG LLC in the form of common units. In connection with the Strategic Investment, FCG LLC amended and restated its limited liability company agreement to include QIC as a member and to provide QIC with certain consent, priority and preemptive rights. The FCG LLC amended and restated limited liability company agreement grants QIC the right to block or participate in certain significant operating and capital decisions of FCG LLC, including the approval of FCG LLC’s budget and business plan, entering into strategic investments, and incurring additional debt, among others. These rights allow QIC to effectively participate in significant financial and operating decisions of FCG LLC that are made in FCG LLC’s ordinary course of business. As such, the Company does not have a controlling financial interest since QIC has the substantive right to participate in FCG LLC’s business decisions. As of July 27, 2023, the date the Company ceases to have a controlling financial interest, FCG LLC is deconsolidated and accounted for as an equity method investment in the Company’s consolidated financial statements. The Company and FCG LLC also entered into an intercompany service agreement and a license agreement; and FCG LLC agreed to indemnify the members of its board of managers for liabilities arising from their service in their respective roles.

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For a more detailed description of the Strategic Investment and the QIC Subscription Agreement, the third amended and restated FCG LLC limited liability company agreement, the license agreement, the intercompany service agreement and the indemnification agreement entered into in connection with the Strategic Investment, see the section titled “Information About the Company — Recent Developments” in the Form S-4.

Pro Forma Capitalization Following the Business Combination

The following summarizes the pro forma capitalization of Pubco following the Business Combination and the Strategic Investment:

	Shares of Pubco Class A Common Stock	Shares of Pubco Class B Common Stock	% of Voting Rights
FAST II public stockholders(1)(2)(3)	375,358	—	0.3%
Sponsor(4)(7)	2,412,500	—	1.8%
Total FAST II stockholders(5)	2,787,858	—	2.1%

Company Unitholders(6)(7)(8)(9)	5,794,784	127,596,617	97.9%
Total Company Unitholders	5,794,784	127,596,617	97.9%

Pro Forma Capitalization	8,582,642	127,596,617	100.0%

(1)	Reflects redemptions of 15,098,178 shares of FAST II’s Class A common stock on March 10, 2023, in connection with Extension Amendment, and 6,772,844 shares of FAST II Class A common stock in connection with the Special Meeting held on September 26, 2023.

(2)	Shares of Pubco Common Stock includes 181,333 shares of Pubco Class A Common Stock issued in the Conversion, 29,178 shares of Pubco Class A Common Stock issued as Additional SPAC Share Consideration, and 164,848 shares of Pubco Class A Common Stock issued upon the automatic conversion of Series A Preferred Stock on November 6, 2023.

(3)	FAST II public shareholders initially received 181,333 shares of Pubco Series A Preferred Stock in the Conversion, which were automatically converted into Pubco Class A Common Stock at a conversion rate of 0.90909, or 164,848 shares of Pubco Class A Common Stock, on November 6, 2023. The pro forma capitalization reflects the automatic conversion of the Pubco Series A Preferred Stock for Pubco Class A Common Stock.

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(4)	Represents shares of Pubco Class A Common Stock received by the FAST II initial stockholders in the Class B Exchange less the 1,111,684 Additional Incentive Forfeited Shares and 3,196,738 Sponsor Redemption Forfeited Shares plus 1,162,500 Earnout Shares issued to the Sponsor.

(5)	Excludes 5,558,422 unexercised Pubco Public Warrants, 2,148,912 unexercised Pubco Private Placement Warrants and 733,333 Working Capital Warrants.

(6)	Shares of Pubco Common Stock includes (i) 50,951,611 shares of Pubco Class B Common Stock and 4,362,966 shares of Pubco Class A Common Stock issued as Per Unit Consideration in exchange to the Company Units and Company Financing Units (ii) 1,082,506 shares of Pubco Class B Common Stock issued to Infinite Acquisitions as Additional Company Financing Unit Consideration (iii) 75,562,500 Earnout Shares in the form of Pubco Class B Common Stock and 775,000 Earnout Shares in the form of Pubco Class A Common Stock, (iv) 225,000 shares of Pubco Class A Common Stock issued to Infinite Acquisitions as settlement of the Infinite Promissory Note, and (v) 431,818 shares of Pubco Class A Common Stock issued upon the automatic conversion of Series A Preferred Stock on November 6, 2023..

(7)	The Earnout Shares are included in the pro forma capitalization as holders of the Earnout Shares are entitled to vote such Earnout Shares while they are held in escrow.

(8)	Shares of Pubco Class B Common Stock carry the same voting rights as shares of Pubco Class A Common Stock but have no economic terms. Each share of Pubco Class B Common Stock will be issued together with a New Company Unit.

(9)	Company Unitholders received 475,000 shares of Pubco Series A Preferred Stock issued in exchange of the Transferred Debt at an exchange price of $10.00 per share of Pubco Series A Preferred Stock at the Acquisition Merger Closing. These 475,000 shares of Pubco Series A Preferred Stock automatically converted into Pubco Class A Common Stock at a conversion rate of 0.90909, or 431,818 shares of Pubco Class A Common Stock, on November 6, 2023. The pro forma capitalization reflects the automatic conversion of the Pubco Series A Preferred Stock for Pubco Class A Common Stock.

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UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF SEPTEMBER 30, 2023
(in thousands)

			Transaction
			Accounting
			Adjustments:
			Business
	Company	FAST II	Combination		Pro Forma
	(Historical)	(Historical)	(Note 4)		Combined
Assets
Cash and cash equivalents	$371	$264	$4,029	(b)	$1,059
			(800)	(c)
			(1,365)	(d)
			(1,440)	(d)
Accounts receivable, net	380	-			380
Inventories	124	-			124
Cash held in Trust Account for redeemed shares	-	71,996	(71,996)	(a)	-
Other current assets	130	64			194
Total current assets	1,005	72,324	(71,572)		1,757
Investments held in Trust Account	-	4,029	(4,029)	(b)	-
Investments and advances to unconsolidated joint ventures	108,162	-			108,162
Property and equipment, net	17	-			17
Other non-current assets	502	-			502
Total assets	$109,686	$76,353	$(75,601)		$110,438

Liabilities
Accounts payable	$6,548	$7,188	$(828)	(d)	$12,908
Accrued expenses and other current liabilities	9,475	125	(1,365)	(d)	17,735
			9,500	(d)
Common stock to be redeemed	-	71,996	(71,996)	(a)	-
Convertible promissory note, at fair value	-	2,781	(2,781)	(o)	-
Working capital loan - related party, at fair value	-	1,099	(1,099)	(h)	-
Current portion of long-term debt	10,839	-			10,839
Total current liabilities	26,862	83,189	(68,569)		41,482
Long-term debt, net of current portion	27,125	-	(7,275)	(e)	15,100
			(4,750)	(p)
Earnout liabilities	-	-	234,675	(n)	234,675
Derivative warrant liabilities	-	4,928	1,099	(h)	4,953
			(1,074)	(l)
Deferred underwriting commissions in connection with the initial public offering	-	7,782	(800)	(c)	3,200
			(3,782)	(c)
Total liabilities	53,987	95,899	149,524		299,410

Redeemable equity
Class A common stock subject to possible redemption	-	3,775	(3,775)	(f)	-

Stockholders’ equity (deficit)/ Members’ equity
Member’s capital	95,992	-	7,275	(e)	-
			(103,267)	(m)
FAST II Preferred stock	-	-			-
FAST II common stock
Class A common stock	-	-	-	(f)	-
			1	(g)
			-	(i)
			(1)	(j)
Class B common stock	-	1	(1)	(g)	-
Pubco Preferred Stock	-		-	(i)	-
			-	(p)
			-	(s)
Pubco common stock
Class A common stock	-	-	-	(i)	-
			1	(j)
			(1)	(k)
			-	(m)
			-	(n)
			-	(o)
			-	(s)
Class B common stock	-	-	5	(m)	13
			8	(n)
Additional paid-in capital	-	-	3,782	(c)	28,381
			3,775	(f)
			1	(k)
			1,074	(l)
			103,262	(m)
			(234,683)	(n)
			2,781	(o)
			4,750	(p)
			(23,934)	(q)
			167,573	(r)
Accumulated deficit	(38,489)	(23,322)	(9,500)	(d)	(47,989)
			(612)	(d)
			23,934	(q)
Accumulated other comprehensive loss	(1,804)	-			(1,804)
Total equity attributable to common stockholders/ Members’ equity	55,699	(23,321)	(53,777)		(21,399)
Noncontrolling interests	-	-	(167,573)	(r)	(167,573)
Total equity	55,699	(23,321)	(221,350)		(188,972)
Total liabilities, redeemable equity, and equity	$109,686	$76,353	$(75,601)		$110,438

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2023
(in thousands, except share and per share data)

	Company
	(Historical)	Transaction Accounting Adjustments: Strategic Investment (Note 3)		Pro Forma (As Adjusted For Strategic Investment)	FAST II (Historical)	Transaction Accounting Adjustments: Business Combination (Note 4)		Pro Forma Combined
Revenue	$16,097	$(14,390)	(1)	$1,707	$-			$1,707

Operating expenses:
Project design and build expense	10,151	(10,151)	(1)	-	-			-
Selling, general and administrative expense	10,500	(6,093)	(1)	4,407	3,115	(135)	(aa)	7,387
Transaction expenses	21,648	(291)		21,357	-			21,357
Credit loss expense - related party	5,484	(3,878)	(1)	1,606	-			1,606
Research and development expense	1,251	(92)	(1)	1,159	-			1,159
Intangible asset impairment expense	2,377	-		2,377	-			2,377
Depreciation and amortization expense	1,575	(387)	(1)	1,188	-			1,188
Total operating expenses	52,986	(20,892)		32,094	3,115	(135)		35,074
Loss from operations	(36,889)	6,502		(30,387)	(3,115)	135		(33,367)
Other income (expense), net:
Share of gain (loss) from equity method investments	(3,690)	(8,519)	(2)	(14,703)	-			(14,703)
		(2,494)	(3)
Gain on deconsolidation	27,402	(27,402)	(4)	-	-			-
Interest expense	(887)	44	(1)	(843)	-	98	(hh)	(595)
						150	(ii)
Interest income	92	(1)		91	-			91
Foreign exchange transaction loss	(396)	21	(1)	(375)	-			(375)
Change in fair value of derivative warrant liabilities	-	-		-	1,676	(365)	(ff)	1,311
Change in fair value of working capital loan	-	-		-	(4)	4	(ee)	-
Change in fair value of convertible promissory note	-	-		-	(531)	531	(gg)	-
Interest earned from investments held in Trust Account	-	-		-	3,696	(3,696)	(bb)	-
Total other income (expense), net	22,521	(38,351)		(15,830)	4,837	(3,278)		(14,271)
Net income (loss) before income taxes	(14,368)	(31,849)		(46,217)	1,722	(3,143)		(47,638)
Income tax expense (benefit)	(26)	26	(1)	-	745			745
Net income (loss)	(14,342)	(31,875)		(46,217)	977	(3,143)		(48,383)
Net income (loss) attributable to noncontrolling interest	-	-		-	-	(42,243)	(jj)	(42,243)
Net income (loss) attributable to common stockholders	$(14,342)	$(31,875)		$(46,217)	$977	$39,100		$(6,140)

Basic and diluted weighted average units/ shares outstanding	54,545,837			54,545,837	16,454,649			6,645,142
Basic and diluted net income (loss) per unit/ share	$(0.23)			$(0.85)	$0.06			$(0.92)

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UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2022
(in thousands, except share and per share data)

	Company
	(Historical)	Transaction Accounting Adjustments: Strategic Investment (Note 3)		Pro Forma (As Adjusted For Strategic Investment)	FAST II (Historical)	Transaction Accounting Adjustments: Business Combination (Note 4)		Pro Forma Combined
Revenue	$15,950	$(15,515)	(1)	$435	$-			$435

Operating expenses:
Project design and build expense	11,344	(11,344)	(1)	-	-			-
Selling, general and administrative expense	18,439	(8,067)	(1)	10,372	4,054	(135)	(aa)	14,291
Research and development expense	2,771	(541)	(1)	2,230	-			2,230
Depreciation and amortization expense	737	(732)	(1)	5	-			5
Total operating expenses	33,291	(20,684)		12,607	4,054	(135)		16,526
Loss from operations	(17,341)	5,169		(12,172)	(4,054)	135		(16,091)
Other income (expense), net:
Share of gain (loss) from unconsolidated joint ventures	1,513	(7,941)	(2)	(9,753)	-			(9,753)
		(3,325)	(3)
Interest expense	(1,113)	67	(1)	(1,046)	-	131	(hh)	(715)
						200	(ii)
Loss on disposal of assets	(9)	-		(9)	-			(9)
Foreign exchange transaction loss	(478)	5	(1)	(473)	-			(473)
Change in fair value of derivative warrant liabilities	-	-		-	2,057	(473)	(ff)	1,584
Change in fair value of working capital loan	-	-		-	5	(5)	(ee)	-
Other (income) expense	-	27,402	(4)	27,402		(9,500)	(cc)	17,290
						(612)	(dd)
Interest earned from investments held in Trust Account	-	-		-	3,174	(3,174)	(bb)	-
Total other income (expense), net	(87)	16,208		16,121	5,236	(13,433)		7,924
Net income (loss) before income taxes	(17,428)	21,377		3,949	1,182	(13,298)		(8,167)
Income tax expense	-	-		-	592			592
Net income (loss)	(17,428)	21,377		3,949	590	(13,298)		(8,759)
Net income (loss) attributable to noncontrolling interest	-	-		-	-	(7,242)	(jj)	(7,242)
Net income (loss) attributable to common stockholders	$(17,428)	$21,377		$3,949	$590	$(6,056)		$(1,517)

Basic and diluted weighted average units/ shares outstanding	51,962,184			51,962,184	27,792,109			6,645,142
Basic and diluted net income (loss) per unit/ share	$(0.34)			$0.08	$0.02			$(0.23)

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NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The SPAC Merger was accounted for as an asset acquisition similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. The Acquisition Merger was also accounted for similar to a reverse recapitalization, with no goodwill or other intangible assets recorded, in accordance with GAAP. Following the closing of the Acquisition Merger, the Company’s Executive Chairman, Mr. Scott Demerau, together with other members of the Demerau family, continue to collectively have a controlling interest (as determined in accordance with GAAP) in Pubco through the control of Katmandu Ventures LLC by Scott Demerau and Julia Demerau and through the membership of Lucas Demerau, Nathan Markey and Cory Demerau on the board of directors of the general partner of Infinite Acquisitions. As the Acquisition Merger represents a common control transaction from an accounting perspective, the Acquisition Merger was treated similar to a reverse recapitalization. As there is no change in control, the Company has been determined to be the accounting acquirer and Pubco was treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the Acquisition Merger was treated as the equivalent of the Company issuing stock for the net assets of Pubco, accompanied by a recapitalization. The net assets of Pubco were stated at historical cost, with no goodwill or other intangible assets recorded. Subsequently, results of operations presented for the period prior to the Acquisition Merger are those of the Company.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 gives pro forma effect to the Business Combination as if it had been consummated on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and year ended December 31, 2022 give pro forma effect to the Business Combination and Strategic Investment as if they had been consummated on January 1, 2022.

The unaudited pro forma condensed combined balance sheet as of September 30, 2023 has been prepared using, and should be read in conjunction with, the following:

●	The Company’s unaudited condensed consolidated balance sheet as of September 30, 2023 and the related notes included in Exhibit 99.1 to the Form 8-K/A; and

●	FAST II’s unaudited condensed balance sheet as of September 30, 2023 and the related notes included in Exhibit 99.3 to the Form 8-K/A.

The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2023 has been prepared using, and should be read in conjunction with, the following:

●	The Company’s unaudited condensed consolidated statement of operations for the nine months ended September 30, 2023 included in Exhibit 99.1 to the Form 8-K/A; and

●	FAST II’s unaudited condensed statement of operations for the nine months ended September 30, 2023 and the related notes included in Exhibit 99.3 to the Form 8-K/A.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 has been prepared using, and should be read in conjunction with, the following:

●	The Company’s audited consolidated statement of operations for the year ended December 31, 2022 included in the Form S-4; and

●	FAST II’s audited statement of operations for the year ended December 31, 2022 and the related notes included in the Form S-4.

The foregoing historical financial statements have been prepared in accordance with GAAP. The unaudited pro forma condensed combined financial information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.

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The unaudited pro forma condensed combined financial information does not give effect to any synergies, operating efficiencies, tax savings or cost savings that may be associated with the Business Combination or Strategic Investment.

The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments as based on the statutory rate in effect for the historical periods presented, as management believes income tax adjustments to not be meaningful given the combined entity incurred significant losses during the historical periods presented.

The pro forma adjustments reflecting the completion of the Business Combination and Strategic Investment are based on currently available information and assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and Strategic Investment based on information available to management at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and Strategic Investment taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of the post-combination company. They should be read in conjunction with the historical financial statements and notes thereto of the Company and FAST II.

2. Accounting Policies

Following the consummation of the Business Combination, management will perform a comprehensive review of the Company’s and FAST II’s accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of Pubco following the Closing. Based on its initial analysis, management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information.

3. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information for the Strategic Investment

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and Strategic Investment and has been prepared for informational purposes only.

The unaudited pro forma condensed combined balance sheet does not include pro forma adjustments for the Strategic Investment as the Strategic Investment was consummated on July 27, 2023 and is reflected in the Company’s historical unaudited condensed consolidated balance sheet as of September 30, 2023, included as Exhibit 99.1 to the Form 8-K/A.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Strategic Investment

The pro forma adjustments to the historical Company statements of operations for the nine months ended September 30, 2023 and year ended December 31, 2022 as a result of the Strategic Investment are as follows:

(1)	Reflects the deconsolidation of the revenues, expenses and other income (expense), net of FCG LLC.

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(2)

Represents the Company’s share of the losses on the Company’s equity method investment in FCG LLC, which was determined based on the historical losses of FCG LLC of $6.5 million and $5.2 million for the nine months ended September 30, 2023 and the year ended December 31, 2022 respectively, adjusted for the Preferred Return of $2.0 million and $2.7 million for the nine months ended September 30, 2023 and the year ended December 31, 2022 respectively. QIC is entitled to a redemption amount equal to the initial $30.0 million investment plus the Preferred Return. As a result, QIC does not absorb losses from FCG LLC that would cause its investment to fall below this amount and any losses not absorbed by QIC are fully allocated to the Company. This adjustment excludes the amortization of the basis difference of the Company’s equity method investment in FCG LLC, which is reflected in adjustment (3) below.

(3)

Reflects the amortization of the basis difference of the Company’s equity method investment in FCG LLC. The basis difference of approximately $16.8 million was identified to be primarily related to unrecognized customer relationship intangible assets in FCG LLC, which were determined to have a useful life of 5 years.

(4)	Represents the pro forma adjustment to recognize the gain on the deconsolidation of FCG LLC as if incurred on January 1, 2022, the date the Strategic Investment is deemed to have occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

4. Adjustments to Unaudited Pro Forma Condensed Combined Financial Information for the Business Combination

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Business Combination and Strategic Investment and has been prepared for informational purposes only.

The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had Pubco following the Closing filed consolidated income tax returns during the periods presented.

The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined consolidated statements of operations are based upon the number of Pubco shares outstanding, assuming the Business Combination occurred on January 1, 2022.

Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet for the Business Combination

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2023 are as follows:

(a)	Represents redemptions of 6,772,844 shares of FAST II Class A Common Stock for approximately $72.0 million and at a redemption price of $10.63 per share.

(b)	Reflects the reclassification of cash and investments held in the Trust Account that became available following the Business Combination.

(c)	Reflects the following adjustments related to the Base Fee owed to Jefferies upon the consummation of the Business Combination, which includes amounts Jefferies LLC is entitled to as deferred underwriting commission from the FAST II IPO:

●	$0.8 million was paid and reflected as a reduction of cash; and

●	$3.8 million was reflected as an increase to additional paid-in capital, which represents the portion of the Base Fee that is contingent upon Jefferies arranging or providing additional equity and/or debt financing to the Company prior to the second anniversary of the closing of the Business Combination.

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Of the $3.2 million that remains payable to Jefferies as of the Closing, a portion shall be paid in cash within 90 days of the Closing, and the balance shall be paid in cash or Pubco Class A Common Stock, at the Company’s election, within two years following the closing of the Business Combination.

(d)	Represents adjustments at the Closing for transaction costs of the Company and FAST II primarily related to legal, financial advisory and other professional fees. FAST II’s estimated transaction costs exclude the Base Fee owed to Jefferies LLC as described in Note 4(c) above.

For the Company’s transaction costs:

●	$1.4 million was reflected as a reduction of cash and accrued expenses and other current liabilities, which represents the Company’s transaction costs that were paid at Closing and previously accrued by the Company as of September 30, 2023; and

●	$9.5 million was reflected as an increase in accumulated deficit and accrued expenses and other current liabilities at the Closing. The costs expensed through accumulated deficit at the Closing are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 as discussed in Note 4(cc) below.

For FAST II’s transaction costs:

●	$1.4 million was reflected as a reduction of cash, of which approximately $0.8 million was previously accrued by FAST II in accounts payable as of September 30, 2023 and approximately $0.6 million was reflected as an adjustment to accumulated deficit at the Closing. The costs expensed through accumulated deficit are included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022 as discussed in Note 4(dd) below.

(e)	Reflects the conversion of $7.3 million of debt owed to Infinite Acquisitions into Company Financings Units prior to the Closing of the Business Combination. As of the Closing of the Business Combination, the Company previously issued Company Financing Units to Infinite Acquisitions for aggregate proceeds of $40.0 million pursuant to the Subscription Agreement and approximately $27.3 million of debt owed to Infinite Acquisitions that was a pre-funding of the Company Financing and was converted into Company Financing Units. On October 4, 2023, Infinite Acquisitions irrevocably committed to fund an additional approximately $12.75 million to the Company by December 31, 2023, for a total financing from Infinite Acquisitions of $80 million.

(f)	Reflects the reclassification of $3.8 million of FAST II Class A Common Stock, par value of $0.0001 per share, subject to possible redemption to permanent equity.

(g)	Reflects the conversion of 5,558,422 shares of FAST II Class B Common Stock into 5,558,422 shares of FAST II Class A Common Stock prior to the closing of the SPAC Merger.

(h)	Reflects the conversion of FAST II’s working capital loan into 733,333 Working Capital Warrants, which have the same terms as the FAST II Private Placement Warrants, upon the closing of the Business Combination.

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(i)	Pursuant to section 3.01(a)(ii) of the Merger Agreement, each FAST II Public Share was exchanged for 0.5 shares of Pubco Series A Preferred Stock and 0.580454 shares of Pubco Class A Common Stock, which comprises 0.5 shares of Pubco Class A Common Stock plus an allocation of the Additional Incentive Forfeited Shares, as follows:

	Exchange Ratio	Shares
FAST II Public Shares		362,665

Pubco Class A Common Stock	0.580454	210,511
Pubco Series A Preferred Stock	0.500000	181,333

The adjustment reflects the reclassification of the par value of the FAST II Public Shares for the par value of the Pubco Class A Common Stock and Pubco Series A Preferred Stock. Each FAST II Public Shares, Pubco Class A Common Stock and Pubco Series A Preferred Stock has a par value of $0.0001 per share.

(j)	Reflects the exchange of 5,588,422 shares of FAST II Class A Common Stock converted from FAST II Class B Common Stock pursuant to the Class B Exchange for 5,588,422 shares of Pubco Class A Common Stock.

(k)	Reflects the Sponsor’s forfeiture of 4,308,422 shares of Pubco Class A Common Stock for no consideration.

(l)	Reflects the forfeiture of the 2,148,913 Sponsor Redemption Forfeited Warrants. This adjustment was based on a price per Private Placement Warrant of $0.50, which is consistent with the fair value of the Private Placement Warrants in FAST II’s financial statements as of September 30, 2023.

(m)	Pursuant to section 3.01(b) of the Merger Agreement, reflects the recapitalization of all Company Units and all Company Financing Units at the Acquisition Merger Exchange Number of 1.00 for 50,951,611 shares of Pubco Class B Common Stock and 4,362,966 shares of Pubco Class A Common Stock, and the issuance of 1,082,506 shares of Pubco Class B Common Stock as Additional Company Financing Unit Consideration. The shares of Pubco Class B Common Stock, par value $0.0001, entitle their holder to one vote per share but not any right to dividends or distributions. The adjustment excludes the issuance of an equal amount of New Company Units issued with each share of Pubco Class B Common Stock, which is reflected in the adjustments in Note 4(r) below.

(n)	Reflects the issuance of 75,562,500 Earnout Shares in the form of Pubco Class B Common Stock and 775,000 Earnout Shares in the form of Pubco Class A Common Stock to the holders of Company Units, and the issuance of 1,162,500, Earnout Shares in the form of Pubco Class A Common Stock to the Sponsor. The Earnout Shares, which are issued and legally outstanding upon the closing of the Business Combination, are liability classified under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (“ASC 815-40”). The fair value of the Earnout Shares issued to the holders of the Company Units and the Sponsor were recorded as an increase in Earnout liabilities and a decrease in additional paid-in capital.

(o)	Reflects the conversion of the promissory note held by Infinite Acquisitions into 225,000 shares of Pubco Class A Common Stock at a conversion price of $10.00 per share.

(p)	Represents the exchange of the Transferred Debt into shares of Pubco Series A Preferred Stock at an exchange price of $10.00 per share of Pubco Series A Preferred Stock at the Acquisition Merger Closing.

(q)	Reflects the elimination of FAST II’s historical accumulated deficit after recording the transaction costs to be incurred by FAST II as described in Note 4(d) above.

(r)	Reflects the recognition of non-controlling interests as a result of the UP-C structure. Following the completion of the Business Combination, Pubco and the Company Unitholders own approximately 11.3% and 88.7%, respectively, of the economic interests in the Company. The calculation of the noncontrolling interest is based on the economic ownership percentage held by the Company’s Unitholders in the net assets of the Company in each redemption scenario. The Earnout Shares are excluded from the calculation of the economic ownership percentage until such time as they become vested.

(s)	Reflects the automatic conversion of 656,333 shares of Pubco Series A Preferred Stock into 596,666 shares of Pubco Class A Common Stock on November 6, 2023.

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Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations for the Business Combination

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and year ended December 31, 2022 are as follows:

(aa)	Represents pro forma adjustment to eliminate historical expenses related to FAST II’s administrative service agreement with the Sponsor, which was terminated upon consummation of the Business Combination.

(bb)	Represents pro forma adjustment to eliminate gains from investments held in Trust.

(cc)	Reflects Company transaction costs of $9.5 expensed at the Closing of the Business Combination, as described in Note 4(d) above. These costs are reflected as if incurred on January 1, 2022, the date the Business Combination is deemed to have occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(dd)	Reflects estimated FAST II transaction costs of $0.6 million that were expensed upon the closing of the Business Combination. These costs are reflected as if incurred on January 1, 2022, the date the Business Combination is deemed to have occurred for the purposes of the unaudited pro forma condensed combined statements of operations. This is a non-recurring item.

(ee)	Represents the pro forma adjustment to eliminate the change in fair value of the working capital loan, which was converted into Working Capital Warrants upon the closing of the Business Combination, as described in Note 4(h) above.

(ff)	Represents the pro forma adjustment to eliminate the change in fair value associated with the 2,148,913 Sponsor Redemption Forfeited Warrants, as described in Note 4(l) above. The adjustment was calculated as 50% of the change in fair value of the Private Placement Warrants for the nine months ended September 30, 2023 and year ended December 31, 2022. The Sponsor Redemption Forfeited Warrants represent 50% of the Private Placement Warrants.

(gg)	Represents the pro forma adjustment to eliminate the change in fair value of the convertible promissory note, which was converted into shares of Pubco Class A Common Stock upon the closing of the Business Combination, as described in Note 4(o) above.

(hh)	Represents the pro forma adjustment to eliminate interest expense related to the Transferred debt, which was exchanged for shares of Pubco Series A Preferred Stock, as described in Note 4(p) above.

(ii)	Represents the pro forma adjustment to eliminate interest expense related to the debt owed to Infinite Acquisitions that was converted into Company Financing Units prior to the Closing of the Business Combination, as described in Note 4(e) above.

(jj)	Represents the pro forma adjustment to allocate net income (loss) to the noncontrolling interests. The Net income (loss) attributable to noncontrolling interest is based on an 88.7% economic ownership interest in the Company. The Earnout Shares are excluded from the calculation of the economic ownership interest until such time as they become vested.

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5. Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since January 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net income per share assumes that the shares issuable relating to the Business Combination have been outstanding for the entire periods presented. When assuming maximum redemptions, this calculation is adjusted to eliminate such redeemed shares for the entire period.

	Nine Months Ended September 30, 2023	Year Ended December 31, 2022
Pro forma net loss attributable to common stockholders	$(6,140)	$(1,517)
Pro forma weighted average Class A shares outstanding, basic and diluted	6,645,142	6,645,142
Pro forma Class A net loss per share, basic and diluted	$(0.92)	$(0.23)

Pro forma weighted average Class A shares calculation, basic and diluted
FAST II public stockholders(1)	375,358	375,358
FAST II initial stockholders(2)	1,250,000	1,250,000
Company Unitholders(1)	5,019,784	5,019,784
Pro forma weighted average Class A shares calculation, basic and diluted(3)(4)	6,645,142	6,645,142

(1)

Assumes shares of Pubco Class A Common Stock issued upon the automatic conversion of the Pubco Series A Preferred Stock for Pubco Class A Common Stock on November 6, 2023 were outstanding since January 1, 2022.

(2)	Excludes 1,162,500 Earnout Shares held by the Sponsor and 775,000 Earnout Shares held by the Company Unitholders. The Earnout Shares are subject to certain vesting restrictions pursuant to the Sponsor Agreement and the Merger Agreement and are considered contingently issuable shares for which the milestones have not yet been achieved.

(3)	Shares of Class B common stock will not share in the earnings or losses of Pubco and are therefore not participating securities. As such, separate calculations of basic and diluted net loss per share for Class B common stock under the two-class method has not been presented.

(4)	Excludes 5,558,422 unexercised Pubco Public Warrants, 2,148,912 unexercised Pubco Private Placement Warrants and 733,333 Working Capital Warrants because including them would be antidilutive.

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